Exhibit 10.1
LEASE AGREEMENT
between
CONTINENTAL 2361/2381 LLC,
a California limited liability company,
as “Lessor”
and
PEERLESS SYSTEMS CORPORATION,
a Delaware Corporation
as “Lessee”
Dated: August 14, 2006

LEASE AGREEMENT
     THIS LEASE AGREEMENT (this “Lease”) is made and entered into this 1st day of August, 2006, by and between Lessor and Lessee, as defined below. Lessor hereby agrees to lease to Lessee and Lessee hereby agrees to lease from Lessor, the Premises, as defined below, pursuant to all of the terms and conditions set forth below:
ARTICLE 1 – DEFINED TERMS, GENERAL CONDITIONS AND PREMISES
     Section 1.1 Defined Terms and Covenants. The terms listed below (“Defined Terms”) shall have the following meanings throughout this Lease, and the covenants described in this Section 1.1 shall have the same effect as the terms and conditions of the Lease:

(a)	Lessor:	Continental 2361/2381 LLC
a California limited liability company

(b)	Lessee:	Peerless Systems Corporation
a Delaware corporation

(c)	Premises:	The designated space shown on Exhibit “A” attached hereto and to be commonly known as 2381 Rosecrans Avenue, Suites 330 and 400, El Segundo, California.

(d)	Building:	The Building, all other buildings and office, commercial and retail space and all roads, walks, plazas, landscaped areas, improvements, facilities and common areas associated therewith, including the Parking Facilities (as hereinafter defined) shown on Exhibit “A-1” and the land legally described on Exhibit “A-2” (the “Property”) on which the same are situated.

(e)	Property:	That portion of Continental Park (depicted in Exhibit “A-3”) described in Exhibit “A-2.”

(f)	Rentable Area of the Building:	189,165 square feet measured in accordance with the BOMA Standard, as hereinafter defined.

(g)	Deemed Area of the Premises:	Lessee shall lease 38,165 usable square feet, 44,653 rentable square feet of Premises in the Building consisting of 8,105 usable square feet, 9,483 rentable square feet on the third (3rd) floor (Suite 330) and 30,060 usable square feet, 35,170 rentable square feet on the fourth (4th) floor (Suite 400).

(h)	Lessee’s Pro Rata Share:	23.6053%

(i)	Term and Option to Extend:	Ten (10) years following the Commencement Date; however, notwithstanding the previous sentence, the Lease term will always terminate on the last day of the one hundred and twentieth (120th) full calendar month following the Commencement Date. Lessee shall have two (2) options to extend the Term for five (5) years, subject to Rider No. One attached hereto.

(j)	Commencement Date:	July 1, 2006.

(k)	Base Rental:	Lessee shall pay Base Rental as follows:

From 07/01/06 to 06/30/07 @ $2.30 psf = $102,701.90
From 07/01/07 to 06/30/08 @ $2.36 psf = $105,526.20
From 07/01/08 to 06/30/09 @ $2.43 psf = $108,428.17
From 07/01/09 to 06/30/10 @ $2.50 psf = $111,409.95
From 07/01/10 to 06/30/11 @ $2.56 psf = $114,473.72
From 07/01/11 to 06/30/12 @ $2.63 psf = $117,621.75
From 07/01/12 to 06/30/13 @ $2.71 psf = $120,856.35
From 07/01/13 to 06/30/14 @ $2.78 psf = $124,179.90
From 07/01/14 to 06/30/15 @ $2.86 psf = $127,594.84
From 07/01/15 to 06/30/16 @ $2.94 psf = $131,103.70

(l)	Deposit:	$110,000.00. (Lessor is currently holding a Security Deposit in the amount of $99,406.20 under the current Lease dated

Lessee’s initials:
Reviewed:
Lessor’s initials:

February 6, 1992, as amended, for the Premises by and between Lessor and Lessee (“Current Lease’). Upon execution of this Lease, Lessee will deposit the sum of $10,593.80 as an addition to the existing Security Deposit. The entire amount of $110,000.00 shall be held as the Security Deposit pursuant to this Lease.)

(m)	Base Year:	2006

(n)	Use:	General and engineering offices for software development. Subject to Article 6.

(o)	Parking Privileges:	Employee Parking: Lessee may take up to one hundred sixty (160) parking permits in the parking facility adjacent to the Building. Lessee must take and pay for one hundred (100) total parking permits, of which thirty-four (34) shall be reserved for Lessee and identified with Lessee’s name. Subject to Article 32.

Visitor Parking: During Normal Hours (as hereinafter defined), Lessee shall have two (2) parking spaces assigned as “Peerless Customers Only – 30 Minute Parking” in the parking facility adjacent to the Building, as identified on the exhibit attached hereto as Exhibit “H” and made a part hereof. All visitor parking shall be charged initially at the rate of $1.50 per 20 minutes / $10.00 maximum (with a 20 minute grace period). Subject to Article 32.

(p)	Current Monthly Parking Permit Charges:	$105.00 per month, per permit for reserved permits, and $65.00 per month, per permit for non-reserved permits. Subject to Exhibit “F.”

(q)	Lessee Improvements:	Lessor shall provide Lessee with a construction/refurbishment allowance (“Construction Allowance”) of $763,300.00 (i.e., $20.00 usf of Premises) towards the construction of improvements and alterations to the Premises, to be performed in accordance with the terms and conditions set forth in Exhibit “C” attached hereto, with the understanding that Lessee shall be permitted to convert any and all unsued portion of the Allowance to a credit against Base Rental at any time prior to June 30, 2010, whereupon any unused portion of the allowance shall then be forfeited.

(r)	Normal Hours:	Monday through Friday, from 7:30 a.m. to 6:30 p.m., Saturday, from 9:00 a.m. to 1:00 p.m., excepting state and/or federal holidays. Subject to Exhibit “D.”
     Section 1.2 General Conditions.
     (a) Unless this Lease provides for a contrary standard, whenever in this Lease the consent or approval of the Lessor or Lessee is required, such consent or approval shall not be unreasonably withheld or delayed (except, however, with respect to any Lessor consent, for matters which could possibly have an adverse effect on the Building’s plumbing, heating, mechanical, life safety, ventilation, air conditioning or electrical systems, which could affect the structural integrity of the Building, or which could affect the exterior appearance of the Building, Lessor may withhold such consent or approval in its sole discretion but shall act in good faith); and
     (b) Unless a contrary standard or right is set forth in this Lease, whenever the Lessor or Lessee is granted a right to take action, exercise discretion, or make an allocation, judgment or other determination, Lessor or Lessee shall act reasonably and in good faith and take no action which might result in the frustration of the reasonable expectations of a sophisticated tenant and a sophisticated landlord concerning the benefits to be enjoyed under this Lease.
     Section 1.3 Lease of Premises. Lessor leases to Lessee, and Lessee leases from Lessor, the Premises.
ARTICLE 2 – TERM
     Section 2.1 Effective Date. This Lease shall become effective when signed by Lessor and Lessee. All of the terms, conditions, covenants, rules and regulations of the Lease (other than the payment of Rent) shall apply as of the Effective Date.

Lessee’s initials:
Reviewed:
Lessor’s initials:

     Section 2.2 Commencement Date. The Term of this Lease shall commence on July 1, 2006 (the “Commencement Date”).
     Section 2.3 Delivery of Premises. Lessor shall deliver the Premises to Lessee in good working order and condition and in compliance with any and all applicable governmental regulations and laws in effect as of the date hereof with Lessor’s work completed therein.
ARTICLE 3 – RENT
     Section 3.1 Payment of Base Rental. Lessee shall pay the Base Rental, in advance, without prior notice, demand or billing statement, on or before the first day of each calendar month during the entire Term. On the Commencement Date, Lessee shall pay to Lessor the prorated Base Rental attributable to the month in which the Commencement Date occurs if the Commencement Date occurs on a date other than the first day of a calendar month.
     Section 3.2 Governmental Assessments. In addition to the Base Rental, Lessee shall pay, prior to delinquency, all personal property taxes, charges, rates, duties and license fees (collectively “Assessments”) assessed against or levied upon any Lessee Improvements, trade fixtures, furnishings, equipment or other personal property contained in the Premises (collectively, “Personal Property”). Lessee shall cause such Assessments upon Personal Property to be billed separately from the property of Lessor. Lessee hereby agrees to indemnify, defend and hold Lessor harmless from and against the payment of all such Assessments.
     Section 3.3 Special Charges for Special Services. Except as otherwise provided to the contrary in this Lease, Lessee agrees to pay to Lessor, within thirty (30) days following written demand and receipt by Lessee of supporting documentation thereof, all charges, including labor costs, for any services, goods and/or materials, which shall include Lessor’s eight percent (8%) administrative cost surcharge thereon, furnished by Lessor at Lessee’s request which are not otherwise required to be furnished by Lessor under this Lease without separate charge or reimbursement.
     Section 3.4 Definition of Rent. Any and all payments of Base Rental (including any and all increases thereof) and any and all taxes, fees, charges, costs, expenses, insurance obligations, late charges, interest, and all other payments, disbursements or reimbursements which are attributable to, payable by or the responsibility of Lessee under this Lease (herein collectively referred to as the “Additional Rent”), constitute “rent” within the meaning of California Civil Code Section 1951(a). Base Rental and Additional Rent are herein collectively referred to as “Rent.” Any Rent payable to Lessor by Lessee for any fractional month shall be prorated based on a three hundred sixty-five (365) day year. All payments owed by Lessee under this Lease shall be paid to Lessor in lawful money of the United States of America at the Lessor’s Address for Payment of Rent set forth in Section 1.1(p) or such other address as Lessor notifies Lessee in writing from time to time. All payments shall be paid without deduction, setoff or counterclaim, except as otherwise set forth in this Lease.
     Section 3.5 Late Charge. Lessee acknowledges that the late payment of Rent will cause Lessor to incur damages, including administrative costs, loss of use of the overdue funds and other costs, the exact amount of which would be impractical and extremely difficult to ascertain. Lessor and Lessee agree that if Lessor does not receive a payment of Rent within five (5) business days after the date that such payment is due, Lessee shall pay to Lessor a late charge equal to five percent (5%) of the delinquent amount, or the sum of twenty-five dollars ($25.00), whichever is greater, as liquidated damages for the damages which Lessor is likely to incur for the thirty (30) day period following the due date of such payment. Further, all portions of Rent not paid within thirty (30) days following its due date and all late charges associated therewith shall bear interest at the Interest Rate (as defined below) beginning on the thirty-first (31st) day following the due date of such Rent and continuing until such Rent, late charges and interest are paid in full. Notwithstanding the foregoing, no late charge shall be assessed by Lessor on the first (1st) delinquent payment of Rent during each calendar year of the Lease Term. Acceptance of the late charge, and/or interest by Lessor shall not cure or waive Lessee’s default, nor prevent Lessor from exercising, before or after such acceptance, any and all of the rights and remedies for a default provided by this Lease or at law or in equity. Payment of the late charge and/or interest is not an alternative means of performance of Lessee’s obligation to pay Rent at the times specified in this Lease. Lessee will be liable for the late charge regardless of whether Lessee’s failure to pay the Rent when due constitutes a default under this Lease. The term “Interest Rate” shall mean the lower of (x) the maximum interest rate permitted by law or (y) five percentage points above the rate publicly announced from time to time by Bank of America N.T. & S.A. (or if Bank of America N.T.& S.A. ceases to exist, then the largest bank headquartered in the State of California) (“Bank”) as its Reference Rate. If the use of the announced Reference Rate is discontinued by the Bank, then the reference to Reference Rate shall mean the announced rate, charged by the Bank which is from time to time substituted for such Reference Rate. Whenever interest is required to be paid under this Lease, the interest shall be calculated from the date the payment was due (unless a late charge is assessed by Lessor, in which case the interest shall be calculated from the thirty-first (31st) day following the date the payment was due) or should have been due if correctly assessed or estimated (or any overcharge paid), until the date payment is made or the refund is paid or is credited against Rent next due. However, there shall not be any credit against Rent unless expressly allowed by the terms of this Lease.
     Section 3.6 Acceleration of Base Rental Payments. In the event a late charge becomes payable pursuant to Section 3.5 of this Lease for three (3) payments within any twelve (12) month period, then all subsequent Rent payments shall immediately and automatically become payable by Lessee, quarterly, in advance, instead of monthly.

Lessee’s initials:
Reviewed:
Lessor’s initials:

     Section 3.7 Disputes as to Payments of Rent. Lessee agrees to pay the Rent required under this Lease within the time limits set forth in this Lease. If Lessee receives from Lessor an invoice or statement, which invoice or statement is sent by Lessor in good faith, and Lessee in good faith disputes whether all or any part of such Rent is due and owing, Lessee shall nevertheless pay to Lessor the amount of the Rent indicated on the invoice or statement until Lessee receives a final judgment from a court of competent jurisdiction (or when arbitration is permitted or required, receives a final award from an arbitrator) relieving or mitigating Lessee’s obligation to pay such Rent. In such instance where Lessee disputes its obligations to pay all or part of the Rent indicated on such invoice or statement, Lessee shall, concurrently with the payment of such Rent, provide Lessor with a letter or notice entitled “Payment Under Protest,” specifying in detail why Lessee is not required to pay all or part of such Rent. Lessee will be deemed to have waived its right to contest any past payment of Rent unless it has filed a lawsuit against Lessor (or when arbitration is permitted or required, filed for arbitration and has served Lessor with notice of such filing), and has served a summons on Lessor, within one (1) year of such payment. Until an Event of Default by Lessee occurs, Lessor shall continue to provide the services and utilities required by this Lease.
ARTICLE 4 – OPERATING EXPENSE ADJUSTMENTS
     Section 4.1 Operating Expense Adjustments. Commencing July 1, 2007, Lessee shall pay to Lessor, in addition to the Base Rental due pursuant to Section 3.1, an Operating Expense Adjustment during each successive calendar year of the Term after the Base Year, in the manner and at the times herein provided. Such payments shall become due and owing when Lessee’s Pro Rata Share of the aggregate annual Operating Expenses for any subsequent year of the Term exceeds Lessee’s Pro Rata Share of the aggregate annual Operating Expenses for the Base Year (the “Excess Operating Expenses”). Should the Termination Date be other than the last day of a subsequent year of the Term, Operating Expense Adjustment for such year shall be prorated. This Article shall survive the termination of this Lease for a period of two years.
     Section 4.2 Procedure for Payment of Operating Expense Adjustments. Lessee shall pay any Excess Operating Expenses, as follows:
     (a) Commencing July 1, 2007, Lessor may, from time to time but not more than twice annually, by ten (10) days written notice to Lessee, reasonably estimate in advance the amounts Lessee shall owe on a monthly basis for Excess Operating Expenses for any full or partial calendar year of the Term. In such event, Lessee shall pay such estimated amounts, on a monthly basis, on or before the first day of each calendar month, together with Lessee’s payment of Base Rental. Such estimate may be reasonably adjusted from time to time by Lessor by written notice to Lessee, but in no event more often than once per year. No Building Operating Expenses shall accrue for the first twelve (12) months of the Lease Term.
     (b) Within one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as practicable, Lessor shall provide a statement (the “Statement”) to Lessee showing: (i) the amount of actual Operating Expenses for such calendar year, (ii) any amount paid by Lessee toward Excess Operating Expenses during such calendar year on an estimated basis, and (iii) any revised estimate of Lessee’s obligations for Excess Operating Expenses for the current calendar year.
     (c) If the Statement shows that Lessee’s estimated payments were less than Lessee’s actual obligations for Excess Operating Expenses for such year, Lessee shall pay the difference, whether or not the Term has expired or terminated. If the Statement shows an increase in Lessee’s estimated payments for the current calendar year, Lessee shall pay the difference between the new and former estimates, for the period from January 1 of the current calendar year through the month in which the Statement is sent. Lessee shall make such payments within thirty (30) days after Lessor sends the Statement.
     (d) If the Statement shows that Lessee’s estimated payments exceeded Lessee’s actual obligations for Excess Operating Expenses, Lessee shall receive a credit of such difference against payments by Lessee next due. If the Term shall have expired and no further payments of Excess Operating Expenses by Lessee shall be due, Lessee shall receive a refund of such difference within thirty (30) days after Lessor sends the Statement.
     (e) So long as Lessee’s obligations hereunder are not materially adversely affected, Lessor reserves the right to reasonably change, from time to time, the manner or timing of the foregoing payments. No delay by Lessor in providing the Statement (or separate Statements) shall be deemed a default by Lessor or a waiver of Lessor’s right to require payment of Lessee’s obligations for actual or estimated Excess Operating Expenses.
     (f) If the Term commences other than on January 1, or ends other than on December 31, Lessee’s obligations to pay estimated and actual amounts toward Excess Operating Expenses for such first or final calendar years shall be prorated to reflect the portion of such years included in the Term. Such proration shall be made by multiplying the total estimated or actual (as the case may be) Excess Operating Expenses for such calendar years by a fraction, the numerator of which shall be the number of days of the Term during such calendar year, and the denominator of which shall be 365.
     Section 4.3 Certain Defined Terms. “Lessee’s Pro Rata Share” means the ratio of the Rentable Area of the Premises to the Rentable Area of the Building, both of which are subject to adjustment should there be an actual change in the size of the Premises or a change in the space available for lease in the Building and/or a measurement pursuant to Section 1.1(g). “Operating Expenses” are defined to be the sum of all costs, expenses, and disbursements, of every kind and nature whatsoever, and the Taxes, incurred by Lessor in connection with the ownership, management, use, maintenance, operation, administration and repair of all or any portion of the Building or the

Lessee’s initials:
Reviewed:
Lessor’s initials:

Property and all areas appurtenant thereto which provide access to or otherwise benefit the Building, including, but not limited to, the following:
     (a) All costs for materials, utilities, goods and services (but excluding all costs for materials, utilities, goods and services furnished by Lessor which are not required to be furnished by Lessor, and which have been directly paid for by Lessee or other tenants to Lessor and to the extent Lessee directly and separately pays Lessor or the provider of such electric power, and also excluding all costs for electrical power other than the cost of the electrical power required to operate the common areas of the Building);
     (b) All wages and benefits and costs of employees or independent contractors or employees of independent contractors engaged in the operation, supervision, maintenance and security of the Building;
     (c) All expenses for janitorial, maintenance, security and safety services;
     (d) Except as provided below and only to the extent allowed under subsection (j), all repairs to, replacements of, and physical maintenance of the Building, including the cost of all supplies, uniforms, equipment, tools and materials;
     (e) All license, permit and inspection fees required in connection with the operation of the Building;
     (f) All reasonable auditor’s or accounting fees and costs incurred in connection with the operation, maintenance, repair and replacement of the Building;
     (g) All reasonable legal fees and costs incurred in connection with the operation, maintenance, repair and replacement of the Building;
     (h) All reasonable fees for management services provided by a management company and/or by Lessor and/or an agent of Lessor not to exceed the amount that would reasonably have been charged by a first class management company unaffiliated with Lessor;
     (i) The annual amortization of costs (amortized over the useful life), including financing costs, if any, incurred by Lessor after the Commencement Date for any capital improvements installed or paid for by Lessor and required by any new (or change in) laws, rules or regulations of any governmental or quasi-governmental authority which are enacted after the Commencement Date;
     (j) The annual amortization of costs (amortized over the useful life), including financing costs, if any, of any equipment, device or capital improvement purchased or incurred as a labor-saving measure or to affect other economies in the operation or maintenance of the Building (provided the annual amortized cost does not exceed the actual cost savings realized and such savings do not redound primarily to the benefit of any particular tenant);
     (k) All insurance premiums and other charges (including, without limitation, unreimbursed reasonable deductible amounts but in no event shall such unreimbursed deductible amounts exceed $25,000 per occurrence) incurred by Lessor with respect to the insuring of the Building including, without limitation, the following to the extent carried by the Lessor: (i) fire and extended coverage insurance, windstorm, hail and explosion; (ii) riot attending a strike, civil commotion, aircraft, vehicle and smoke insurance; (iii) public liability, bodily injury and property damage insurance; (iv) elevator insurance; (v) workers’ compensation insurance for the employees specified in Section 4.3(b) above; (vi) boiler and machinery insurance, sprinkler leakage, water damage, property, burglary, fidelity and pilferage insurance on equipment and materials; (vii) loss of rent, rent abatement, rent continuation, business interruption insurance, and similar types of insurance; (viii) earthquake insurance; and (ix) such other insurance as is customarily carried by operators of other comparable first-class office buildings in the vicinity of the Building (“Comparable Buildings”);
     (l) All actual taxes, assessments, levies, charges, water and sewer charges, rapid transit and other similar or comparable governmental charges (collectively, “Taxes”) levied or assessed on, imposed upon or attributable to the calendar year in question (i) to the Building, and/or (ii) to the operation of the Building, including, but not limited to, Taxes against the Building, personal property taxes or assessments levied or assessed against the Building, plus any tax measured by gross rentals received from the Building, together with any costs incurred by Lessor, including attorneys’ fees, in contesting any such Taxes but excluding any net income, franchise, capital stock, estate or inheritance taxes imposed by the State of California or the United States or by their respective agencies, branches or departments.
     Notwithstanding the foregoing, Operating Expenses shall not include the following expenses:
     (a) costs of items considered capital replacements, improvements, equipment and repairs determined by reference to generally accepted accounting principles, and all rents or use charges for any item the purchase price of which, if the same had been purchased, would have constituted a capital expenditure, except for those capital items specifically permitted in Section 4.3(i) and (j);
     (b) all costs and expenses of leasing space in the Building, including advertising, promotion, other marketing, commissions, legal fees, allowances, and all costs and expenses of any demolition in, painting, carpeting,

Lessee’s initials:
Reviewed:
Lessor’s initials:

or refurbishing of, or alterations or improvements to, any leasable space made for any tenant or occupant or to enhance the marketability thereof or prepare the same for leasing;
     (c) all costs and expenses of providing any above-standard service to any tenant or occupant of, or to any leasable space in, the Building, (e.g. overtime HVAC, supplemental chilled or condenser water, extra-cleaning, or overtime elevator service, or any other service [or level or amount of any such service] in excess of that required by the Lease to be provided to Lessee free of separate or additional charge);
     (d) all costs and expenses arising from any fire or other casualty or which could have been covered by an “all-risk” insurance policy; all costs and expenses arising from negligence or other tortious conduct or which could have been covered by a commercial general liability insurance policy; all costs and expenses arising out of (i) any violation of any law or legal requirement, (ii) any violation or breach of any lease of space in the Building, or (iii) other breach of contract;
     (e) any taxes or assessments and any related interest or penalties, other than sales taxes on amounts otherwise includable in Operating Expenses; ground lease rents; depreciation, amortization and debt service and other financing expenses (other than as included in clause (a) above);
     (f) all costs and expenses relating to any retail space or any common areas adjacent thereto or to any garage or parking facility (unless such garage or parking facility is available to Lessee and its customers and employees free of separate or additional charge), or to any dining or eating facility, or any observatory, antenna or other unusual facility;
     (g) all costs and expenses of any special events (e.g. receptions, concerts) for which Lessor charges a fee or receives income;
     (h) all legal, architectural, engineering, accounting and other professional fees;
     (i) all costs and expenses attributable to the presence any hazardous wastes, substances, or materials (as defined by applicable laws in effect on the date this Lease is executed) in or about the Premises, the Building or the Property, including without limitation, hazardous substances in the ground water or soil, not placed in the Premises, the Building or the Property by Lessee;
     (j) all charitable or political contributions;
     (k) all costs and expenses arising out of any defects in the base, shell or core of the Building, or the correction thereof;
     (l) the costs of acquisition of all sculptures, paintings, and other works of art, and any costs and expenses related to the display or maintenance thereof.
     (m) Rentals for items (except when needed in connection with normal or emergency repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital item which is specifically excluded in (a) above (excluding, however, equipment not affixed to the Building which is used in providing janitorial or similar services);
     (n) Costs incurred by Lessor for the repair of damage to the Building, to the extent that Lessor is or should be reimbursed by insurance proceeds, and costs of all capital repairs, replacements or restorations resulting from a casualty, regardless of whether such repairs are covered by insurance and costs due to repairs resulting from an earthquake or flood to the extent such costs exceed $25,000;
     (o) Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant or other occupants’ improvements in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;
     (p) Expenses in connection with services or other benefits for which Lessee or other lessees of the Building are charged for directly;
     (q) Costs incurred by Lessor due to the violation by Lessor or any tenant of the terms and conditions of any lease of space in the Building;
     (r) Overhead and profit increment paid to Lessor or to subsidiaries or affiliates of Lessor for goods and/or services in or to the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;
     (s) Interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building or the Property;
     (t) Lessor’s general corporate overhead and general and administrative expenses;

Lessee’s initials:
Reviewed:
Lessor’s initials:

     (u) Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Lessor or in the parking garage of the Building or wherever Lessee is granted its parking privileges and/or all fees paid to any parking facility operator (on or off Property), if such clerks, attendants or other persons were paid or were required to be paid from amounts received from parking permits charges;
     (v) Rentals and other related expenses incurred in leasing HVAC systems, elevators or other equipment ordinarily considered to be Capital Items, except for (1) expenses in connection with making repairs on or keeping Building Systems in operation while repairs are being made and (2) costs of equipment not affixed to the Building which is used in providing janitorial or similar services;
     (w) Advertising and promotional expenditures, and costs of signs in or on the Building identifying the owner of the Building or other tenants’ signs;
     (x) The cost of any electric power used by any tenant in the Building in excess of the Building standard amount, or electric power costs for which any tenant directly contracts with the local public service company or of which any tenant is separately metered or submetered and pays Lessor directly;
     (y) Services and utilities provided, taxes attributable to, and costs incurred in connection with the operation of the retail and restaurant operations in the Building, except to the extent the square footage of such operations are included in the rentable square feet of the Building and do not exceed the services, utility and tax costs that would have been incurred had the retail and/or restaurant space been used for general office purposes;
     (z) Costs incurred in connection with upgrading the Building to comply with life, fire and safety codes, ordinances, statutes or other laws in effect prior to the Commencement Date, including, without limitation, the ADA, including penalties or damages incurred due to such non compliance;
     (aa) Tax penalties incurred as a result of Lessor’s failure to make payments and/or to file any tax or informational returns when due;
     (bb) Costs for which Lessor has been compensated by a management fee, and any management fees in excess of those management fees which are normally and customarily charged by landlords of Comparable Buildings;
     (cc) Costs (including in connection therewith all attorneys’ fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims litigation or arbitrations pertaining to Lessor and/or the Building and/or the Property;
     (dd) Costs associated with the operation of the business of the partnership or entity which constitutes Lessor as the same are distinguished from the costs of operation of the Building, including partnership accounting and legal matters, costs of defending any lawsuits with or claims by any mortgagee (except as the actions of Lessee may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Lessor’s interest in the Building, costs of any disputes between Lessor and its employees (if any) not engaged in Building operation, disputes of Lessor with Building management, or outside fees paid in connection with disputes with other tenants;
     (ee) Any increase of, or reassessment in, real property taxes and assessments in excess of two percent (2%) of the taxes for the previous year, resulting from any sale, transfer, or other change in ownership of the Building or the Property during the Lease Term or from major alterations, improvements, modifications or renovations to the Building or the Property (collectively, “Transfers”);
     (ff) Costs of any “tap fees” or any sewer or water connection fees for the benefit of any particular tenant in the Building;
     (gg) Any expenses incurred by Lessor for use of any portions of the Building to accommodate events including, but not limited to shows, promotions, kiosks, displays, filming, photography, private events or parties, ceremonies, and advertising beyond the normal expenses otherwise attributable to providing Building services, such as lighting and HVAC to such public portions of the Building in normal Building operations during standard Building hours of operation;
     (hh) Any entertainment, dining or travel expenses for any purpose;
     (ii) Any other expenses which, in accordance with generally accepted accounting principles, consistently applied, would not normally be treated as Operating Expenses by landlords of Comparable Buildings.
     If the Building does not have at least ninety-five percent (95%) of the rentable area of the Building occupied during the entirety of any calendar year during the Term (including any calendar year(s) falling within the Base Year), then the Operating Expenses for such calendar year period shall be deemed to be equal to the total of (x) the Operating Expenses, that vary in amounts based upon the occupancy level of the building, including, but not limited to, janitorial, maintenance, utilities and property management, which would have been incurred by Lessor if ninety-five percent (95%) of the rentable area of the Building had been occupied for the entirety of such calendar year (y) the actual Taxes as defined in Section 4.3(m) and (z) all other Operating Expenses incurred in such calendar year. Notwithstanding the foregoing, Lessor shall not recover as Operating Expenses more than 100% of the Operating Expenses actually paid by Lessor. The annual amortization of costs as required above shall be determined by dividing the original cost of

Lessee’s initials:
Reviewed:
Lessor’s initials:

such capital expenditure by the number of years of useful life of the capital item acquired. Operating Expenses shall be computed according to the cash or accrual basis of accounting, as Lessor may elect in accordance with generally accepted accounting principles employed by Lessor consistently applied. Lessor shall have the right, in its discretion, to allocate and prorate any portion or portions or all of the Operating Expenses on a building-by-building basis.
     In the event that Lessor receives a Proposition 8 reduction in Taxes attributable to the Base Year, then Taxes for the Base Year and any subsequent year shall be computed as if no Proposition 8 tax reduction was obtained during the Base Year and any subsequent year (“Proposition 8 Protection”).
     Section 4.4 Review of Operating Expenses. So long as no Event of Default (as defined in Article 17) has occurred, which remains uncured, Lessee shall have the right, at Lessee’s own expenses (except as otherwise provided herein), for a period of twelve (12) months following receipt of each Statement, and after paying Lessor in full the amount indicated due and owing on said Statement, to inspect, at Lessor’s office during normal business hours, Lessor’s books and records directly related to the Operating Expenses for the preceding calendar year period in question and the Base Year (the “Inspection”). Lessee shall choose an independent firm or certified public accountant of national standing with commercial real estate experience (not being compensated on a contingency fee basis) to conduct the Inspection. Lessee’s Inspection shall be completed within fifteen (15) business days after the commencement thereof if such Inspection shall be done at Lessor’s office. Otherwise, Lessee’s Inspection shall be completed within a reasonable period of time after the commencement thereof with both parties cooperating to complete such Inspection within a commercially reasonable period of time. Lessee shall pay Lessor, within thirty (30) days of written demand and supporting documentation, Lessor’s invoice for the photocopying of documents. A copy of the results of Lessee’s Inspection shall be delivered to Lessor within thirty (30) days after Lessee’s completion of the Inspection. Lessee shall be entitled to no more than one (1) Inspection per calendar year. If Lessee shall not have availed itself of such Inspection, Lessee shall be deemed to have accepted as final and determinative the amounts shown on the Statement. If Lessee shall have availed itself of its right to inspect the books and records, and then disputes the accuracy of the information set forth in Lessor’s books and records with respect to the Statement, Lessee shall no later than twelve (12) months after receipt of the Statement (or its right to contest such charges shall be deemed waived) institute arbitration proceedings against Lessor in an arbitration proceeding governed by the rules of the American Arbitration Association to collect and recover any overpayments made by Lessee, and Lessee shall, within ten (10) days of having instituted such arbitration proceeding, serve Lessor with a copy of the complaint filed in such proceeding. Lessee shall be precluded from contesting Operating Expenses and Lessor’s computations of the amounts payable by Lessor or Lessee pursuant to this Article 4 unless an arbitration complaint is filed and served within the aforesaid periods of time.
     If Lessee institutes such arbitration proceedings, then the arbitrator shall have the power to, and shall inquire into and determine, not only whether or not Lessee was overcharged for any Excess Operating Expenses, but whether or not Lessee was undercharged for such Excess Operating Expenses. At the conclusion of the arbitration, the arbitrator shall issue a ruling as to what the Excess Operating Expenses should have been had Lessor strictly complied with the provisions of this Lease. If Lessor overcharged Lessee for Excess Operating Expenses, the amount of the overcharge shall be returned to Lessee within thirty (30) days following the conclusion of the arbitration. If the arbitrator determines that Lessee was undercharged for Excess Operating Expenses, Lessee shall pay the amount of such undercharge to Lessor within thirty (30) days following the issuance of the arbitration ruling.
     Should the arbitrator find errors in excess of five percent (5%) of the Statement, then Lessor shall be responsible for all reasonable fees and costs incurred by Lessee with respect to the arbitration proceeding.
ARTICLE 5 – SECURITY DEPOSIT
     Section 5.1 Security Deposit. Concurrently with Lessee’s execution of this Lease and submission thereof for Lessor’s execution, Lessee shall pay the Deposit to Lessor, which Deposit shall be held by Lessor as security, for the full and faithful performance of Lessee’s covenants and obligations under the Lease. The Deposit is not an advance Base Rental deposit, an advance payment of any other kind, or a measure of Lessor’s damages in case of Lessee’s default. If Lessee fails to comply with the full and timely performance of any or all of Lessee’s covenants and obligations set forth in this Lease following the expiration of the applicable notice and cure period, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, then Lessor may, from time to time, without notice to Lessee and without waiving any other remedy available to Lessor, use the Deposit, or any portion of it, to the extent necessary to cure or remedy such failure or to compensate Lessor for any or all damages sustained by Lessor resulting from Lessee’s failure to comply fully and timely with its obligations pursuant to this Lease. Lessee shall immediately pay to Lessor on demand the amount so applied in order to restore the Deposit to its original amount, and Lessee’s failure to immediately do so shall constitute a default under this Lease. If Lessee is in compliance with the covenants and obligations set forth in this Lease at the time which is thirty (30) days following the time of both the expiration (or earlier termination) of this Lease and Lessee’s vacating of the Premises, Lessor shall return the Deposit to Lessee promptly thereafter. Lessor shall not be required to maintain the Deposit separate and apart from Lessor’s general or other funds, and Lessor may commingle the Deposit with any of Lessor’s general or other funds. Lessee shall not at any time be entitled to interest on the Deposit. Lessee hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of the law, now or hereafter in effect, which (i) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (ii) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Lessor may, in addition, claim those sums specified in this Article 5 above and/or those sums reasonably necessary to compensate Lessor for any loss or damage caused by Lessee’s default of this Lease, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code.

Lessee’s initials:
Reviewed:
Lessor’s initials:

ARTICLE 6 – RESTRICTION ON USE
     Section 6.1 Restriction on Use. Lessee shall be permitted to use the Premises for general and engineering offices for software development and any other legally permitted use consistent with the character of a similar type building (“Permitted Use”). Lessee shall not do or permit to be done in or about the Property, nor bring, keep or permit to be brought or kept therein, anything which is prohibited by the attached Exhibits “D” and “F” or by any standard form fire insurance policy or which will in any way increase the existing rate of, or affect, any fire or other insurance upon the Building or its contents, or which will cause a weight load or stress on the floor or any other portion of the Premises in excess of the weight load or stress which the floor or other portion of the Premises is designed to bear. Lessee, at Lessee’s sole cost, shall comply with all laws affecting the Premises, and with the requirements of any Board of Fire Underwriters or other similar body now or hereafter instituted, and shall also comply with any order, directive or certificate of occupancy issued pursuant to any Laws, which affect the condition, use or occupancy of the Premises, including, but not limited to, any requirements of structural changes related to or affected by Lessee’s acts, occupancy or use of the Premises, but any such changes to the Building structure shall be performed by Lessor at Lessor’s sole cost and expense unless such change is required by Lessee’s use of the Premises for other than the Permitted Use. All costs of any such compliance which is necessitated by Lessee’s particular use and occupancy of the Premises for other than the Permitted Use shall be paid by Lessee; all other costs of any such compliance shall be paid by Lessor and, to the extent expressly provided for in this Lease, included in Operating Expenses, and Lessee shall, except to the extent expressly provided otherwise in this Lease, bear and pay Lessee’s Pro Rata Share thereof as provided in Article 4. The judgment of any court of competent jurisdiction or the admission of Lessee in any action against Lessee, whether or not Lessor is a party to such action, shall be conclusive as between Lessor and Lessee in establishing such violation. Except in connection with Lessee’s Permitted Use, Lessee shall not conduct retail operations from the Premises or use the Premises for medical or dental offices.
     Section 6.2 Compliance by Other Lessees. Lessor shall use commercially reasonable efforts (including, without limitation, unlawful detainer proceedings where commercially reasonable efforts would require such) at least comparable to those that would be used by other landlords of Comparable Buildings, to secure the compliance by other tenants of the Building with all use restrictions affecting the Building; provided, however, that Lessor shall not, so long as Lessor is using commercially reasonable efforts, be liable to Lessee for any other occupant’s or tenant’s failure to conduct itself in accordance with the provisions of this Article 6, and Lessee shall not be released or excused from the performance of any of its obligations under this Lease in the event of any such failure.
ARTICLE 7 – ALTERATIONS AND ADDITIONS
     Section 7.1 Lessee’s Rights To Make Alterations. Following completion of the “Lessee Improvements” described in Exhibit “C” attached hereto, Lessee, at its sole cost and expense, shall have the right upon receipt of Lessor’s consent, to make alterations, additions or improvements to the interior portion of Lessee’s Premises if such alterations, additions or improvements are made in accordance with this Article 7, are normal for general office use, do not adversely affect the utility, value or structural integrity of the Premises or the Building, do not require excessive removal expenses and are not otherwise prohibited under this Lease (collectively, “Alterations”). Lessor shall not withhold its consent to any Alterations unless the making or installation of the Alterations (a) adversely affects the Building structure, (b) adversely affects the Building systems, (c) affect the exterior appearance of the Buildings, (d) do not comply with Building standards, (e) adversely affect the Common Areas, or (f) do not comply with applicable laws (individually and collectively a “Design Problem”). Lessor may, as a condition to the installation thereof and if such request is made concurrently with the approval of the plans and specifications therefore, require Lessee to remove any such Alterations at its sole cost and expense at the expiration or earlier termination of this Lease. All such Alterations shall be made in conformity with the requirements of Section 7.2 below. Once the Alterations have been completed, such Alterations shall thereafter be included within the designation of Lessee Improvements and shall be treated as Lessee Improvements. Lessee shall be permitted to make cosmetic alterations (i.e., paint, recarpet and other similar alterations which do not effect the building systems) without Lessor’s prior approval, but Lessee shall provide Lessor with advance written notification of all such cosmetic alteration work.
     Section 7.2 Installation of Alterations. Provided the Lessor shall have previously given Lessee written approval and consent to Alterations, any Alterations installed by Lessee during the Term shall be done in strict compliance with all of the following:
     (a) No such work shall proceed without Lessor’s prior approval of (i) Lessee’s contractor(s), which consent shall not be unreasonably withheld or delayed; (ii) certificates of insurance from a company or companies approved by Lessor, furnished to Lessor by Lessee’s Contractor(s), for combined single limit bodily injury and property damage insurance covering comprehensive general liability and automobile liability, in an amount not less than One Million Dollars ($1,000,000) per person and per occurrence and endorsed to show Lessor as an additional insured, and for workers’ compensation as required by law, endorsed to show a waiver of subrogation by the insurer to any claims Lessee’s contractor may have against Lessor, Lessor’s agents, employees, contractors and other tenants of the Building (provided, however, nothing in this Section 7.2(a) shall release Lessee of its other insurance obligations hereunder); and (iii) detailed plans and specifications for such work.
     (b) All such work shall be done in a first-class workmanlike manner and in conformity with a valid building permit and all other permits and licenses when and where required, copies of which shall be furnished to Lessor before the work is commenced, and any work not acceptable to any governmental authority or agency having or exercising jurisdiction over such work, or not reasonably satisfactory to Lessor, shall be promptly replaced and corrected at Lessee’s expense. Lessor’s approval or consent to any such work shall not impose any liability upon

Lessee’s initials:
Reviewed:
Lessor’s initials:

Lessor. No work shall proceed until and unless Lessor has received at least ten (10) days notice that such work is to commence.
     (c) Lessee shall within thirty (30) days following Lessor’s demand therefor, reimburse Lessor for all actual, reasonable and documented out of pocket expenses incurred by Lessor by reason of any faulty work done by Lessee or Lessee’s contractors, or by reason of delays caused by such work, or by reason of inadequate cleanup, but Lessee shall not be obligated to pay Lessor any supervision fee or fee for approval of Lessee’s plans and specifications.
     (d) Lessee or its contractors will in no event be allowed to make plumbing, mechanical or electrical improvements to the Premises, or any structural modification to the Building without first obtaining Lessor’s written consent, which Lessor can withhold in its sole and absolute discretion. Lessee may not make changes to, or install, acoustical or integrated ceilings, or partitions over 5’10” in height without first obtaining Lessor’s written consent.
     (e) All work by Lessee shall be scheduled through Lessor and shall be diligently and continuously pursued from the date of its commencement through its completion.
     (f) Lessee shall obtain any bonds required by Lessor pursuant to Article 9 of this Lease. Notwithstanding the foregoing, Lessor hereby agrees that the provisions of this Section 7.2 shall not apply to the originally named Lessee herein.
     Section 7.3 Lessee Improvements — Treatment at End of Lease. All Alterations and Lessee Improvements made by or for Lessee, which is permanent in character and permanently attached to the Building structure, made either by Lessor or Lessee, including all air-conditioning or heating systems, paneling, partitions and railings affixed to the realty, except furniture or movable trade fixtures installed at the expense of Lessee, shall (unless Lessor has agreed to permit Lessee to remove same and repair any damage resulting from such removal) become the property of the Lessor on the last day of the Lease Term and shall remain upon, and be surrendered with, the Premises as a part thereof at the termination of this Lease, without compensation to Lessee; provided, however, that at the election of Lessor, exercisable by notice to Lessee (which election must be made at the time Lessee requests Lessor’s consent to any Alterations or the Lessee Improvements for which Lessor’s prior consent is required), Lessee shall, at Lessee’s sole expense, prior to the expiration of the Term (or within ten (10) days following the earlier termination of this Lease), remove from the Premises Alterations and the Lessee Improvements to the extent such Alterations and Lessee Improvements are not customary and typical for general business offices (or that portion of the Alterations and Lessee Improvements) required by Lessor to be removed and repair all damage to the Premises caused by such removal; provided, however, Lessee shall have no obligation to remove any initial Lessee Improvements installed in the Premises by Lessee. All of Lessee’s Personal Property, including movable furniture, trade fixtures, and equipment not attached to the Building or the Premises, shall be completely removed by Lessee prior to the expiration of the Term (or within ten (10) days following the earlier termination of this Lease); provided, however, that Lessee shall repair all damage caused by such removal prior to the expiration of the Term (or within ten (10) days following the earlier termination of this Lease), and provided further, that any of Lessee’s Personal Property not so removed shall, at the option of Lessor, be deemed abandoned by Lessee and automatically become the property of Lessor. Thereafter, Lessor may retain or dispose of, in any manner, said Personal Property not so removed, without liability to Lessee.
ARTICLE 8 – LESSEE’S REPAIRS AND CLEANING OBLIGATIONS
     Section 8.1 Lessee’s Repairs and Cleaning Obligations. Subject to Lessor’s repair obligations hereinafter set forth in Article 10, Lessee shall keep, and Lessee shall cause all of Lessee’s agents, employees, contractors, licensees, directors, officers, partners, trustees, visitors or invitees (collectively, “Lessee’s Employees”) to keep, at Lessee’s sole cost and expense, the Premises (other than the Building) in good, clean and sanitary condition at all times during the Term. All damage or breakage to any part or portion of the Premises caused by the willful or negligent act or omission of Lessee or Lessee’s Employees shall be promptly repaired or replaced by Lessee, at Lessee’s sole cost and expense, to the satisfaction of Lessor; provided, however, that Lessee shall be entitled to receive reimbursement for such expense to the extent that (a) the cost of making such repair is not required to be covered by insurance obtained by Lessee pursuant to Section 14.2, and (b) the cost of making such repair is or should be covered by insurance obtained by Lessor as part of Operating Expenses; provided, however, that if the cost of making such repair shall be (or should be) covered by insurance required to be maintained by Lessee pursuant to Section 14.2, then Lessee shall not be entitled to receive any reimbursement with respect thereto. All damage or breakage to any part or portion of the Building or Property caused by the willful or negligent act or omission of Lessee or Lessee’s Employees shall be repaired or replaced by Lessor, and Lessee shall promptly reimburse Lessor for all costs, charges and expenses incurred by Lessor to perform the same, except to the extent the cost of such repair is or should be covered by insurance obtained by Lessor as part of Operating Expenses. Lessor may make any repairs or replacements which Lessee is obligated to make and which are not made by Lessee within a reasonable amount of time to any part or portion of the Premises damaged by Lessee or Lessee’s Employees following notice from Lessor to Lessee (except in the case of emergency, when such repairs or replacements can be made by Lessor immediately), and charge Lessee for the cost of such repairs and replacements. Lessee shall be solely responsible for the design and function of all of Lessee Improvements whether or not installed by Lessor at Lessee’s request. Lessee waives all rights to make repairs or replacements to the Building or Property at the expense of Lessor, or to deduct the cost of such repairs or replacements from any payment owed to Lessor under this Lease.

Lessee’s initials:
Reviewed:
Lessor’s initials:

ARTICLE 9 – NO LIENS BY LESSEE
     Section 9.1 No Liens by Lessee. Lessee shall at all times keep the Premises, the Building and the Property free from any liens arising out of any work performed or allegedly performed, materials, furnished or allegedly furnished or obligations incurred by or for Lessee. At any time Lessee either desires or is required to make any Alterations, Lessor may, in addition to the provisions of Article 7, Require Lessee, at Lessee’s sole cost and expense, to obtain and provide to Lessor performance and payment bonds in a form and by a surety acceptable to Lessor and in an amount not less than one and one-half (1-1/2) times the estimated cost of such Alterations to insure Lessor against liability from mechanics’ liens and materialmen’s liens and to insure completion of the work and may also require such additional items or assurances as Lessor in its sole discretion may deem reasonable or desirable; provided, however, that the performance and payment bond requirements and any other requirement set forth herein shall not apply to the originally named Lessee herein. Lessee agrees to indemnify, defend, protect, and hold Lessor harmless from and against any and all claims for mechanics’, materialmen’s or other liens in connection with any Alterations, repairs, or any work performed, materials furnished or obligations incurred by or for Lessee. These indemnities shall survive the expiration or earlier termination of this Lease. Lessor reserves the right to enter the Premises for the purpose of posting such notices of non-responsibility as may be permitted by law, or desired by Lessor.
ARTICLE 10 – LESSOR’S REPAIRS
     Section 10.1 Scope of Lessor’s Repairs. Lessor shall maintain and repair the Building Structure (as hereinafter defined), the Building Systems (as hereinafter defined) and the common areas of the Building as the same may exist from time to time. Lessor shall have no obligation to make repairs under this Article 10 until a reasonable time after receipt of written notice of the need for such repairs.
     Section 10.2 Lessor’s Right of Entry to Make Repairs. Lessor and Lessor’s Employees (as defined in Section 14.1) shall have the right to enter the Premises at all reasonable times for the purpose of making any alterations, additions, improvements, repairs or replacements to the Premises or the Property which Lessor is required or permitted to perform under the Lease. Lessor shall give reasonable notice to Lessee of Lessor’s intent to enter the Premises, except, however, in an emergency situation, in which case no prior notice shall be required. Absent an emergency, Lessor shall conduct and schedule such entry and its activities within the Premises after normal business hours and in a manner which will minimize any interruption or interference with Lessee’s business operations within the Premises.
     Section 10.3 “Building Structure” shall mean the structural portions of the Building, including the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, parking areas, stairwells, escalators, elevator cabs, plazas, pavement, sidewalks, curbs, entrances, landscaping, art work, sculptures, washrooms, mechanical, electrical and telephone closets, and all Common Areas and public areas. “Building Systems” shall mean the mechanical, electrical, life safety, plumbing, sprinkler systems (connected to the core). Notwithstanding anything in this Lease to the contrary, Lessee shall not be required to make any repair to, modification of, or addition to the Building Structure and/or the Building Systems and/or the Property except and to the extent required because of Lessee’s use of all or a portion of the Premises for other than normal and customary business office operations.
ARTICLE 11 – BUILDING SERVICES
     Section 11.1 Standard Building Services. Lessor shall furnish the Premises with the standard building services and utilities as set forth in the attached Exhibit “D.”
     Section 11.2 Additional Services. Lessee agrees to pay within thirty (30) days following Lessor’s demand therefor all actual, reasonable and documented charges incurred by the Lessor from time to time for all building services and utilities supplied to or used by Lessee in excess of or in addition to those standard building services and utilities which Lessor agrees to provide to Lessee in accordance with Exhibit “D” (said excess and additional building services and utilities are referred to as “Additional Services”). Lessor shall provide to Lessee, upon request by Lessee, Additional Services requested by Lessee to the extent same can be provided by the Building Systems. Lessor shall charge Lessee, and Lessee shall pay Lessor, for such Additional Services, an amount equal to the actual out-of-pocket incremental extra costs to Lessor to provide such Additional Services, without markup for profit or overhead (“Actual Costs”). Such Additional Services shall be available upon prior notice of no less than eight (8) hours to Lessor’s building management by an authorized representative of Lessee.
     In addition, in the event Lessee desires to contest any charges for Additional Services levied by Lessor under this Section 11.2, Lessee may, as one of its remedies, have Lessor install in the Premises a switch and/or metering system. Unless it is determined from the switch and/or metering system that the charges for Additional Services levied by Lessor were in excess of the charges that should have been levied based upon Lessee’s actual use of the Additional Services, the cost of any such switch and/or metering system shall be paid for by Lessee, and Lessee agrees to pay Lessor, within thirty (30) days following Lessor’s demand therefor, for the actual, reasonable and documented costs of all such Additional Services consumed as shown by said meters, at the rates charged for such services by the local public or private utility furnishing the same, if applicable. If Lessee needs Additional Services and same may not be provided by Lessor’s utilization of the existing Building Systems, Lessee may install, at Lessee’s sole cost and expense, such additional equipment it needs to obtain such Additional Services, and Lessor shall allow Lessee the right to install such equipment in portions of the Premises or the Building that are reasonably necessary for such installation and use provided the installation does not cause a Design Problem.

Lessee’s initials:
Reviewed:
Lessor’s initials:

     Section 11.3 Lessor’s Right to Cease Providing Services. Lessor reserves the right in its reasonable discretion to reduce, interrupt or cease service of the heating, air conditioning, ventilation, elevator, plumbing, electrical systems, telephone systems and/or utilities services of the Premises, the Building or the Property, for any or all of the following reasons or causes: (a) any accident, emergency, governmental regulation, or Act of God, including, but not limited to, any cause set forth in Article 29, or (b) the making of any repairs, replacements, additions, alterations or improvements to the Premises or the Property until said repairs, additions, alterations or improvements shall have been completed.
     No such interruption, reduction or cessation of any such building services or utilities shall constitute an eviction or disturbance of Lessee’s use or possession of the Premises or Property, or an ejection or eviction of Lessee from the Premises, or a breach by Lessor of any of its obligations, or entitle Lessee to be relieved from any of its obligations under this Lease, or result in any abatement of Rent, except as otherwise specifically set forth herein. In the event of any such interruption, reduction, or cessation, Lessor shall use reasonable diligence to restore such service where it is within Lessor’s reasonable control to do so.
     Section 11.4 Abatement of Rent. Notwithstanding anything to the contrary set forth in this Lease, in the event that Lessee is prevented from using, and does not use, the Premises or any portion thereof, for three (3) consecutive business days or ten (10) business days in any twelve (12) month period (the “Eligibility Period”) as a result of (a) any damage or destruction to the Premises, the parking facility and/or the Building, (b) any repair, maintenance or alteration performed by Lessor after the Commencement Date, which substantially interferes with Lessee’s use of the Premises, the parking facility and/or the Building, (c) any failure by Lessor to provide Lessee with services or access to the Premises, the Parking Facility and/or the Building, or (d) because of the presence of hazardous substances in, on or around the Premises, the Building or the Property which could pose a health risk to occupants of the Premises, then Lessee’s Rent shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Lessee continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Lessee is prevented from using, and does not use, bears to the total rentable area of the Premises. However, in the event that Lessee is prevented from conducting, and does not conduct, its business in any portion of the Premises for a period of time in excess of the Eligibility Period, and the remaining portion of the Premises is not sufficient to allow Lessee to effectively conduct its business therein, and if Lessee does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Lessee is so prevented from effectively conducting its business therein, the Rent for the entire Premises shall be abated; provided, however, if Lessee reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Lessee from the date Lessee reoccupies the Premises or portion thereof. If Lessee’s right to abatement occurs during a free rent period (for these purposes, free rent shall be deemed to include half rent, etc.) which arises after the Commencement Date, Lessee’s free rent period shall be extended for the number of days that the abatement period overlapped the free rent period (“Overlap Period”). Lessor shall have the right to extend the Expiration Date for a period of time equal to the Overlap Period if Lessor sends a notice to Lessee of such election within ten (10) days following the end of the extended free rent period. If Lessee’s right to abatement occurs because of an eminent domain taking and/or because of damage or destruction to the Premises, the parking facility, the Building and/or Lessee’s property, Lessee’s abatement period shall continue until Lessee has been given sufficient time, and sufficient access to the Premises, the parking facility and/or the Building, to rebuild such portion it is required to rebuild, to install its property, furniture, fixtures, and equipment to the extent the same shall have been removed and/or damaged as a result of such damage or destruction and/or eminent domain taking and to move in over a weekend. To the extent Lessee is entitled to abatement without regard to the Eligibility Period, because of an event covered by Articles 15 and 16 of the Lease, then the Eligibility Period shall not be applicable. To the extent Lessee has prepaid rent (as it does each month since Rent is due on the first day of each month) and Lessee is subsequently entitled to an abatement, such prepaid, and subsequently abated, Rent should be refunded to, and paid by Lessor to, Lessee within thirty (30) days after the end of the appropriate month.
ARTICLE 12 – ASSIGNMENT AND SUBLETTING
     Section 12.1 Right to Assign and Sublease. Lessee may voluntarily assign its interest in this Lease or in the Premises, or sublease all or any part of the Premises, or allow any other person or entity to occupy or use all or any part of the Premises, upon first obtaining Lessor’s prior written consent, but only if (i) Lessee is not then in default of this Lease with any applicable cure period having expired, (ii) such assignment or sublease does not conflict with or result in a breach of the permitted Use of the Premises, and (iii) such proposed assignee or sublessee of Lessee’s proposed assignment or sublease is not:
          (a) A governmental entity or an educational institution, unless a governmental entity and/or an educational institution shall be an occupant of the Building as of the date of Lessee’s proposed assignment of Lease or sublease of all or any part of the Premises;
          (b) A person with whom Lessor has negotiated for space in the Building or in the buildings in Continental Park identified as “The Plaza” and “The Terraces” during the four (4) month period ending with the date Lessor receives notice of such assignment, encumbrance or subletting;
          (c) A present tenant in the Building or in the buildings in Continental Park identified as “The Plaza” and “The Terraces”;

Lessee’s initials:
Reviewed:
Lessor’s initials:

          (d) a person whose tenancy in the Building or other space or building in Continental Park would violate any exclusivity arrangement which Lessor has with any other space or building in Continental Park;
          (e) a person who is not comparable in quality to the then existing tenants in the Building.
     Any assignment, encumbrance or sublease without Lessor’s prior written consent shall be voidable, at Lessor’s election. No consent to an assignment, encumbrance or sublease shall constitute a further waiver of the provisions of this Article 12.
     Section 12.2 Procedure for Assignment and Sublease/Lessor’s Recapture Rights. Lessee shall advise Lessor by notice of (a) Lessee’s intent to assign, encumber or sublease this Lease, (b) the name of the proposed assignee or sublessee, and evidence reasonably satisfactory to Lessor that such proposed assignee or sublessee is comparable in quality to the then existing tenants in the Building, and (c) the terms of the proposed assignment or subletting. Lessor shall, within thirty (30) days of receipt of such notice, and any additional information requested by Lessor concerning the proposed assignee’s or sublessee’s financial responsibility, elect one of the following:
               (i) Consent to such proposed assignment, encumbrance or sublease; or
               (ii) Refuse such consent, which refusal shall be on reasonable grounds.
     Section 12.3 Conditions Regarding Consent to Sublease and Assignment. Lessee shall pay within ten (10) days of receipt of Lessor’s election of (i) or (ii) above Lessor’s processing costs and attorneys’ fees (not to exceed $750.00) incurred in determining whether to give such consent. Notwithstanding any permitted assignment or subletting, Lessee shall at all times remain directly, primarily and fully responsible and liable for all payments owed by Lessee under this Lease and for compliance with all obligations under the terms, provisions and covenants of this Lease. If for any proposed assignment or sublease, Lessee receives rent or other consideration either initially or over the term of the assignment or sublease, in excess of the rent required by this Lease, or, in the case of the sublease of a portion of the Premises, in excess of such rent fairly allocable to such portion, Lessee shall be required to pay to Lessor, as additional rent, fifty percent (50%) of the excess of each such payment of rent or other consideration. Whenever Lessor is entitled to share in any excess income resulting from an assignment or sublease of the Premises, the following shall constitute the definition of “Profits”: the gross revenue received from the assignee or sublessee during the sublease term or during the assignment with respect to the space covered by the sublease or the assignment (“Transferred Space”) less: (a) the gross revenue paid to Lessor by Lessee during the period of the sublease term or during the assignment with respect to the Transferred Space; (b) any improvement allowance or other economic concession (planning allowance, moving expenses, etc.) paid by Lessee to sublessee or assignee; (c) broker’s commissions; (d) attorney’s fees; (e) costs of advertising the space for sublease or assignment; (f) any other costs actually paid in assigning or subletting the Transferred Space. For any proposed sublease, the sublease agreement (a) shall require Lessee and Sublessee to send Lessor copies of any and all notices concerning the Premises that either party shall send to one another, and (b) shall require Sublessee to obtain a waiver of subrogation against Lessor from Sublessee’s insurers. Lessor’s consent, if granted, to any assignment or sublease shall be deemed limited solely to said original assignment or sublease, and Lessor reserves the right to consent or to withhold consent (pursuant to the provisions of this Article 12) with respect to any further or additional assignments, sublets or other transfers of the Lease.
     Section 12.4 Termination of Sublease upon Lease Termination. Except as otherwise set forth in this Lease, including, without limitation, the provisions of Section 12.6, if at any time prior to the expiration or termination of an approved Sublease the Lease shall expire or terminate for any reason whatsoever (or Lessee’s right to possession shall terminate without termination of the Lease), then the Sublease shall simultaneously expire and terminate. However, Sublessee agrees, at the election and upon the written demand of Lessor, and not otherwise, to attorn to Lessor for the remainder of the term of the Sublease, such attornment to be upon all of the terms and conditions of the Lease, with such reasonable modifications as Lessor may require (and if the Base Rental set forth in the Sublease is greater than the Base Rental set forth in the Lease then Sublessee agrees that the Base Rental set forth in the Sublease shall be substituted as the Base Rental to be paid to Lessor). The foregoing provisions of this Section 12.4 shall apply notwithstanding that, as a matter of law, the Sublease may otherwise terminate upon the termination of the Lease, and shall be self-operative upon such written demand of the Lessor, and no further instrument shall be required to give effect to said provisions; provided, however, Sublessee agrees to execute an attornment agreement, in the form and substance acceptable to Lessor, pursuant to which Sublessee confirms that the obligations owed to Lessee under the Sublease shall become obligations to Lessor for the balance of the term of the Sublease.
     Section 12.5 Affiliated Companies/Restructuring of Business Organization. Occupancy of all or part of the Premises by a parent, subsidiary, affiliated companies of Lessee or of Lessee’s parent or of Lessee’s subsidiary shall not be deemed an assignment or subletting provided that any such affiliated companies were not formed as a subterfuge to avoid the obligations of this Article 12. Furthermore, without limiting the generality of the foregoing, Lessee may assign the Lease at any time, or sublease all or part of the Premises, without receipt of Lessor’s consent, to any entity which acquires all or part of Lessee, or which is acquired in whole or in part by Lessee, or which is controlled directly or indirectly by Lessee, or which entity controls, directly or indirectly, Lessee (“Affiliate”), or which owns or is owned by the Affiliate, so long as such transaction was not entered into as a subterfuge to avoid the obligations and restrictions of the Lease.
     Section 12.6 Recognition Agreement With Subtenants. Lessor agrees to provide a recognition agreement (“Recognition Agreement”) to all subtenants of Lessee that either (a) subleases the entire Premises, or (b) subleases a full floor or more, which Recognition Agreement shall provide that in the event Lessee should default

Lessee’s initials:
Reviewed:
Lessor’s initials:

under the Lease and the Lease is terminated, then Lessor shall recognize the sublease agreement with the subtenant as a direct lease between Lessor and such subtenant on the same terms and conditions of the sublease agreement (to the extent such terms and conditions shall not be contrary to the provisions of the Lease) and at a Rent equal to the higher of the Rent under the Lease or the Rent under the sublease agreement.
     Section 12.7 Occupancy by Others. Lessee may allow any person or company which is a client or customer of Lessee, or which is providing service to Lessee or one of Lessee’s clients, or which is a guest of Lessee, to occupy certain portions of the Premises without such occupancy being deemed an assignment or subleasing as long as no new demising walls are constructed to accomplish such occupancy and as long as such relationship was not created as a subterfuge to avoid the obligations set forth in this Article 12.
ARTICLE 13 – Intentionally deleted
ARTICLE 14 – INDEMNIFICATION; INSURANCE
     Section 14.1 Indemnification. Effective as of the Effective Date, Lessee shall, at its expense, protect, defend, indemnify and hold Lessor and Lessor’s agents, contractors, licensees, employees, directors, officers, partners, trustees, invitees, affiliates, subsidiaries, successors, assigns, heirs, shareholders and members (collectively, “Lessor’s Employees”) and any and all of Lessor’s lessors and mortgagees (whose names shall have been furnished to Lessee) harmless from and against any and all claims, arising out of or in connection with Lessee’s use of the Premises, the Building or the Property, the conduct of Lessee’s business, any activity, work or things done, permitted or allowed by Lessee in or about the Premises or the Property, Lessee’s or Lessee’s Employees’ nonobservance or nonperformance of any term of this Lease, or any negligence or willful act or failure to act of Lessee or Lessee’s Employees as required by this Lease. Notwithstanding any provisions of Articles 14 and 15 to the contrary, Lessee shall not be required to indemnify and hold Lessor harmless from any loss, cost, liability, damage or expense, including, but not limited to, penalties, fines, attorneys’ fees or costs (collectively “Claims”), resulting from injuries to any person resulting from the negligent acts or omissions or willful misconduct of Lessor or its agents, contractors, servants, employees or licensees, in connection with Lessor’s activities in the Premises, and Lessor hereby so indemnifies and holds Lessee’s Employees harmless from any such Claims. Lessor shall at its expense defend, indemnify, and hold Lessee and Lessee’s Employees harmless from Claims arising from injuries to persons outside the Premises but otherwise within the Building or the Property. Lessor further agrees to indemnify and hold harmless Lessee’s Employees from Claims arising from any noncompliance of the Building and/or the Property with any laws relating to disabled access, or Claims arising from the presence in the Premises, the Building and/or the Property of hazardous substances, except to the extent such hazardous substances were placed in or on the Premises, the Building and/or the Property by Lessee or Lessee’s Employees. Lessee’s agreement to indemnify and hold Lessor harmless pursuant to Articles 14 and 15 and the exclusion from Lessee’s indemnity and Lessor’s agreement to indemnify and hold Lessee harmless pursuant to this Section 14.1 are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Lessor or Lessee, respectively, pursuant to the Lease to the extent that such policies cover the results of such acts, omissions or willful misconduct. If Lessor or Lessee has been or at any time hereafter is granted the right to self insure or if either party breaches this agreement by its failure to carry required insurance, such failure shall automatically be deemed to be a covenant and agreement by Lessor or Lessee, respectively, to self insure to the full extent of such required coverage, with full waiver of subrogation. All of the provisions set forth herein are subject to the provisions of Section 14.4. These indemnities shall survive the expiration or earlier termination of this Lease.
     Section 14.2 Insurance. Effective as of the Effective Date, Lessee shall have the following insurance obligations:
     (a) Liability Insurance. Lessee shall obtain and keep in full force a policy of commercial general liability and property damage insurance (including automobile, personal injury, broad form contractual liability and broad form property damage) under which Lessee is named as the insured and Lessor, Lessor’s Employees and all of Lessor’s lessors and mortgagees (whose names from time to time shall have been furnished to Lessee) are named as additional insureds. The minimum limits of liability shall be a combined single limit with respect to each occurrence of not less than Two Million Dollars ($2,000,000.00). The Lessee’s policy shall contain a separation of insureds clause identical in form and substance to the Separation of Insureds clause contained in the standard ISO form #CGOO 01 (11-88) and shall not otherwise eliminate cross-liability. The policy also shall be primary coverage for Lessee and Lessor for any liability arising out of Lessee’s and Lessee’s Employees’ use, occupancy, maintenance and repair of the Premises and all areas appurtenant thereto. Such insurance shall provide that it is primary insurance and not “excess over” or contributory with any other valid, existing and applicable insurance in force for or on behalf of Lessor.
     (b) Lessee’s Property Insurance. Lessee, at its cost, shall maintain on all of its Personal Property, Lessee Improvements and Alterations, in, on, or about the Premises, a policy of standard fire and extended coverage insurance, with theft, negligence, water damage, fire damage, vandalism and malicious mischief endorsements, to the extent of at least full replacement value or replacement cost without any deduction for depreciation. Such proceeds shall be used by Lessee exclusively for the repair, replacement and restoration of such Personal Property, Lessee Improvements and Alterations unless the Lease is terminated pursuant to the provisions of Article 15 and 16, in which case Lessee may retain such proceeds.
     (c) Worker’s Compensation. Lessee shall maintain Worker’s Compensation and Employer’s Liability insurance as required by law with Employer’s Liability limits as required by law.

Lessee’s initials:
Reviewed:
Lessor’s initials:

     (d) Business Income. Lessee shall maintain loss of income and business interruption insurance in such amounts as will reimburse Lessee for direct or indirect loss of earnings and incurred costs attributable to all perils commonly insured against by Lessee’s property insurance described above, but in no event in an amount less than the Rent and all additional rent payable hereunder for twelve (12) months.
     (e) Other Coverage. Lessee, at its cost, shall maintain such other insurance as Lessor may reasonably require from time to time.
     (f) Intentionally deleted.
     (g) Lessor’s Insurance. Lessor shall have the following obligations:
     Lessor shall maintain in effect at all times fire and hazard “all risk” insurance covering one hundred percent (100%) of the full replacement cost valuation of the Building, and Lessor’s personal property including its business papers, furniture, fixtures and equipment, subject to commercially reasonable deductibles, in the event of fire, lightning, windstorm, vandalism, malicious mischief and all other risks normally covered by “all risk” policies carried by landlords of comparable buildings in the vicinity of the Building. Lessor shall also obtain and keep in full force (a) a policy of commercial general liability and property damage insurance, (b) loss of rent insurance and (c) workers’ compensation insurance, all such insurance being in amounts and with deductibles comparable to the insurance being carried by landlords of Comparable Buildings.
     (h) Insurance Criteria. All the insurance required under this Lease shall:
     (i) Be issued by insurance companies admitted in the State of California, with a financial rating of at least an A:XIII status as rated in the most recent edition of Best’s Insurance Reports;
     (ii) Be issued as a primary policy.
     (iii) Contain an endorsement requiring thirty (30) days’ written notice from the insurance company to both parties and to Lessor’s lender before cancellation or change in the coverage, scope, or amount of any policy; and
     (iv) With respect to property loss or damage by fire or other casualty, a waiver of subrogation must be obtained, as required by Section 14.4.
     (i) Evidence of Coverage. As evidence of the insurance coverage required herein, except worker’s compensation, Lessee shall provide Lessor with a duplicate original policy or a certificate of the policy shall be deposited with Lessor at least ten (10) days prior to the date which Lessor estimates the Commencement Date will occur, and on renewal of the policy not less than thirty (30) days before expiration of the term of the policy.
     (j) No Limitation of Liability. The insurance obligations of Lessee and Lessor hereunder, and/or the limits on such insurance as described herein shall in no event waive, release or discharge Lessee or Lessor of any or all other obligations and liabilities of Lessee or Lessor contained in this Lease or otherwise.
     Section 14.3 Assumption of Risk. Lessee, as a material part of the consideration to Lessor, hereby assumes all risk of damage to Lessee’s Personal Property, Lessee Improvements and Alterations or injury to persons, in, upon or about the Premises and/or the Property from any cause (except for damage or injury caused by the gross negligence or willful misconduct of Lessor and/or Lessor Employees) and Lessee hereby waives all such claims against Lessor. Lessor and Lessor’s Employees shall not be liable for any damage to any of Lessee’s Personal Property entrusted to Lessor or Lessor’s Employees, nor for loss or damage to any of Lessee’s Personal Property by theft or otherwise (except for damage caused by the gross negligence or willful misconduct of Lessor and/or Lessor’s Employees). Lessee shall give prompt notice to Lessor in case of fire or accidents in the Premises or in the Building. Further, with the exception of Lessor’s and/or Lessor’s Employees’ gross negligence or willful misconduct, Lessor and Lessor’s Employees shall have no liability to Lessee or any of Lessee’s Employees for any damage, loss, cost or expense incurred or suffered by any of them (including, without limitation, damage to Lessee’s business), and Lessee hereby waives any claim with respect to Lessor’s and Lessor’s Employees’ acts or omissions hereunder, including, without limitation, any claims relating to the maintenance, repair, restoration and/or replacement of the Premises, and the exercise of any other right which Lessor is authorized hereunder to do.
     Section 14.4 Allocation of Insured Risks/Subrogation. Lessor and Lessee release each other from any claims and demands of whatever nature for damage, loss or injury to the Premises and/or the Building, or to the other’s property in, on or about the Premises and the Building, that are caused by or result from risks or perils insured against under any insurance policies required by this Lease to be carried by Lessor and/or Lessee and in force at the time of any such damage, loss or injury. Lessor and Lessee shall cause each insurance policy obtained by them or either of them to provide that the insurance company waives all right of recovery by way of subrogation against either Lessor or Lessee in connection with any damage covered by any policy. Neither Lessor nor Lessee shall be liable to the other for any damage caused by fire or any of the risks insured against under any insurance policy required by this Lease. If an insurance policy cannot be obtained with a waiver of subrogation, or is obtainable only by the payment of an additional premium charge above that charged by insurance companies issuing policies without waiver of subrogation, the party undertaking to obtain the insurance shall notify the other party of this fact. The other party shall have a period of ten (10) days after receiving the notice either to place the insurance with a company that is reasonably

Lessee’s initials:
Reviewed:
Lessor’s initials:

satisfactory to the other party and that will carry the insurance with a waiver of subrogation at no additional cost, or to agree to pay the additional premium if such a policy is obtainable at additional cost. If the insurance cannot be obtained or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium charged, the other party is relieved of the obligation to obtain a waiver of subrogation with respect to the particular insurance involved.
ARTICLE 15 – DAMAGE OR DESTRUCTION
     Section 15.1 Loss Covered by Insurance. If, at any time prior to the expiration or termination of this Lease, the Premises or the Building or the Property is wholly or partially damaged or destroyed by a casualty, the loss to Lessor from which is or should be fully covered (except for the normal deductible) by insurance maintained by Lessor or for Lessor’s benefit (or required to be maintained by Lessor pursuant to Section 14.2(g)), which casualty renders the Premises totally or partially inaccessible or unusable by Lessee in the ordinary conduct of Lessee’s business, then:
     (a) Repairs Which Can Be Completed Within One Year. Within sixty (60) days of notice to Lessor of such damage or destruction, Lessor shall provide Lessee with notice of its determination of whether the damage or destruction can be repaired within one (1) year of such damage or destruction without the payment of overtime or other premium. If all repairs to such Premises or Building or Property can, in Lessor’s judgment, be completed within one (1) year following the date of notice to Lessor of such damage or destruction without the payment of overtime or other premium, Lessor shall, at Lessor’s expense, subject to Section 15.4 below, repair the same to substantially their former condition and this Lease shall remain in full force and effect and a proportionate reduction of Base Rental shall be allowed Lessee for such portion of the Premises as shall be rendered inaccessible or unusable to Lessee, and which is not used by Lessee, during the period of time that such portion is unusable or inaccessible and not used by Lessee; provided, however, that if any such repair is not commenced by Lessor within ninety (90) days after the occurrence of such damage or destruction or is not or cannot practicably be substantially completed by Lessor within fifteen (15) months after the occurrence of such damage or destruction, then in either such event Lessee may, at its option, upon written notice to Lessor, elect to terminate this Lease as of the date of the occurrence of such damage or destruction.
     (b) Repairs Which Cannot Be Completed Within One Year. If all such repairs to the Premises or Building or Property cannot, in Lessor’s judgment, be completed within one (1) year following the date of notice to Lessor of such damage or destruction without the payment of overtime or other premium, Lessor shall notify Lessee of such determination within sixty (60) days after notice to Lessor of the occurrence of such damage or destruction, and either Lessor or Lessee, at its option, upon written notice to the other party given within ninety (90) days after the occurrence of such damage or destruction, elect to terminate this Lease as of the date of the occurrence of such damage or destruction. In the event that neither Lessor nor Lessee elect to terminate the Lease in accordance with the foregoing provisions, then Lessor shall, at Lessor’s expense, repair such damage or destruction to substantially their former condition, and in such event, this Lease shall continue in full force and effect but the Rent shall be reduced as provided in Section 15.1(a); provided, however, that if any such repair is not commenced by Lessor within ninety (90) days after the occurrence of such damage or destruction or is not substantially completed by Lessor within eighteen (18) months after the occurrence of such damage or destruction, then in either such event Lessee may, at its option, upon written notice to Lessor, elect to terminate this Lease as of the date of the occurrence of such damage or destruction.
     Section 15.2 Loss Not Covered By Insurance. If, at any time prior to the expiration or termination of this Lease, the Premises or the Building or the Property is totally or partially damaged or destroyed from a casualty, which loss to Lessor is not fully covered (except for any deductible) by insurance maintained by Lessor or for Lessor’s benefit (or required to be maintained by Lessor pursuant to Section 14.2(g)), and which damage renders the Premises inaccessible or unusable to Lessee in the ordinary course of its business, Lessor may, at its option, upon written notice to Lessee within sixty (60) days after notice to Lessor of the occurrence of such damage or destruction, and subject to Section 15.4 below, elect to repair or restore such damage or destruction to substantially their former condition, or Lessor may elect to terminate this Lease (provided Lessor shall not be required to use said insurance proceeds, if any, for the purposes described in this Section 15.2). If Lessor elects to repair or restore such damage or destruction, this Lease shall continue in full force and effect but the Base Rental shall be proportionately reduced as provided in Section 15.1(a). If Lessor does not elect by notice to Lessee to repair or restore such damage, this Lease shall terminate. Notwithstanding the foregoing, if all repairs to the Premises or the Building cannot, in Lessor’s reasonable judgment, be completed within twelve (12) months following the date of such damage or destruction without the payment of overtime or other expenses, then either Lessor or Lessee may at its option, upon written notice to the other party given within ninety (90) days after the occurrence of such damage or destruction, elect to terminate this lease as of the date of the occurrence of such damage or destruction.
     Section 15.3 Damage; Damage During Final Year Damage; Damage During Final Year Substantial. Section 15.4 Notwithstanding anything to the contrary contained in Sections 15.1 or 15.2, if the Premises or the Building or the Property are wholly or partially damaged or destroyed within the final twelve (12) months of the Term of this Lease, and no renewal rights have been exercised by Lessee prior to such damage or destruction, such that Lessee shall be prevented from using the Premises for thirty (30) consecutive days due to such damage or destruction, then either Lessor or Lessee may, at its option, by notice to the other party within sixty (60) days after the occurrence of such damage or destruction, elect to terminate the Lease.
     Section 15.4 Exclusive Remedy. This Article 15 shall be Lessee’s sole and exclusive remedy in the event of damage or destruction to the Premises and/or the Building, and Lessee, as a material inducement to Lessor’s entering into this Lease, irrevocably waives and releases Lessee’s rights under California Civil Code Sections 1932(2)

Lessee’s initials:
Reviewed:
Lessor’s initials:

and 1933(4) and any other applicable existing or future law permitting the termination of a lease agreement in the event of damage to, or destruction of, any part or all of the Premises and/or Building. No damages, compensation or claim shall be payable by Lessor for any inconvenience, any interruption or cessation of Lessee’s business, or any annoyance, arising from any damage to or destruction of all or any portion of the Premises or the Building. In no event shall Lessor have any obligation to repair or restore any of Lessee’s personal property, trade fixtures or Alterations.
ARTICLE 16 – EMINENT DOMAIN
     Section 16.1 Permanent Taking — When Lease Can Be Terminated. If the whole of the Premises, or so much of the Premises as to render the balance unusable by Lessee, shall be taken under the power of eminent domain, this Lease shall automatically terminate as of the date of final judgment in such condemnation, or as of the date possession is taken by the condemning authority, whichever is earlier. A sale by Lessor under threat of condemnation shall constitute a “taking” for the purpose of this Article 16. No award for any partial or entire taking shall be apportioned and Lessee assigns to Lessor all awards which may be made in such taking or condemnation, together with all rights of Lessee to such award, including, without limitation, any award of compensation for the value of all or any part of the leasehold estate created hereby; provided that nothing contained in this Article 16 shall be deemed to give Lessor any interest in or to require Lessee to assign to Lessor any award made to Lessee for (a) the taking of Lessee’s Personal Property, or (b) interruption of or damage to Lessee’s business, or (c) Lessee’s unamortized cost of the Lessee Improvements to the extent paid for by Lessee; provided further that Lessee’s award shall in no event diminish the award to Lessor.
     Section 16.2 Permanent Taking — When Lease Cannot Be Terminated. In the event of a partial taking which does not result in a termination of this Lease under Section 16.1, Base Rental shall be proportionately reduced based on the portion of the Premises rendered unusable, and Lessor shall restore the Premises or the Building to the extent of available condemnation proceeds.
     Section 16.3 Temporary Taking. No temporary taking of the Premises or any part of the Premises and/or of Lessee’s rights to the Premises or under this Lease shall terminate this Lease or give Lessee any right to any abatement of any payments owed to Lessor pursuant to this Lease, any award made to Lessee by reason of such temporary taking shall belong entirely to Lessee; provided, however, in no event shall an award to Lessee reduce any award to Lessor.
     Section 16.4 Exclusive Remedy. This Article 16 shall be Lessee’s sole and exclusive remedy in the event of a taking or condemnation. Lessee hereby waives the benefit of California Code of Civil Procedure Section 1265.130.
     Section 16.5 Release Upon Termination. Upon termination of this Lease pursuant to this Article 16, Lessee and Lessor hereby agree to release each other from any and all obligations and liabilities with respect to this Lease except such obligations and liabilities which arose or accrued prior to such termination.
ARTICLE 17 – DEFAULTS
     Section 17.1 Default by Lessee. Each of the following shall be an “Event of Default” by Lessee and a material breach of this Lease:
     (a) Lessee shall fail to make any payment owed by Lessee under this Lease, as and when due, and where such failure is not cured within ten (10) business days following receipt of written notice by Lessee from Lessor. Any such notice shall be in lieu of, and not in addition to, any notice required under Section 1161 of the California Code of Civil Procedure.
     (b) Lessee shall fail to observe, keep or perform any of the terms, covenants, agreements or conditions under this Lease that Lessee is obligated to observe or perform, other than that described in subsection (a) above, for a period of thirty (30) days after notice to Lessee of said failure; provided, however, that if the nature of Lessee’s default is such that more than thirty (30) days are reasonably required for its cure, then Lessee shall not be deemed to be in default under this Lease if Lessee shall commence the cure of such default so specified within said thirty (30) day period and diligently prosecute the same to completion. Such notice shall be in lieu of, and not in addition to, any notice required under Section 1161 of the California Code of Civil Procedure.
     (c) Lessee shall (i) make any general arrangement or assignment for the benefit of creditors; (ii) become a “debtor” as defined in 11 U.S.C. Section 101 or any successor statute thereto (unless, in case of a petition filed against Lessee, the same is dismissed within 60 days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where possession is not restored to Lessee within 30 days; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where such seizure is not discharged within 30 days. Provided, however, in the event that any provision of this subparagraph is contrary to any applicable law, such provision shall be of no force or effect.
     Section 17.2 Default by Lessor. Lessor shall not be in default in the performance of any obligation required to be performed under this Lease unless Lessor has failed to perform such obligation within thirty (30) days after the receipt of notice from Lessee specifying in detail Lessor’s failure to perform; provided, however, that if the nature of Lessor’s obligation is such that more than thirty (30) days are required for its performance, then Lessor shall not be deemed in default if it shall commence such performance within thirty (30) days and thereafter diligently pursue

Lessee’s initials:
Reviewed:
Lessor’s initials:

the same to completion. Lessee shall have no rights as a result of any default by Lessor until Lessee also gives thirty (30) days’ notice to any person who has a recorded interest pertaining to the Building or the Property, specifying the nature of the default. Such person shall then have the right to cure such default, and Lessor shall not be deemed in default if such person cures such default within thirty (30) days after receipt of notice of the default, or within such longer period of time as may reasonably be necessary to cure the default. If Lessor or such person does not cure the default, Lessee may exercise such rights or remedies as shall be provided or permitted by law to recover any damages proximately caused by such default. In any event, it is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Lessor hereunder (including any successor lessor) and any recourse by Lessee against Lessor shall be limited solely and exclusively to the interest of Lessor in and to the Property and Building, and neither Lessor, nor any of its constituent partners, shall have any personal liability therefor, and Lessee hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Lessee.
ARTICLE 18 – LESSOR’S REMEDIES AND RIGHTS
     Section 18.1 Termination of Lease. In case of an Event of Default by Lessee, Lessor shall have the right, in addition to all other rights available to Lessor under this Lease or now or later permitted by law or equity, to terminate this Lease by providing Lessee with a notice of termination. Upon termination, Lessor may recover any damages proximately caused by Lessee’s failure to perform under this Lease, or which are likely in the ordinary course of business to be incurred, including any amount expended or to be expended by Lessor in an effort to mitigate damages, as well as any other damages to which Lessor is entitled to recover under any statute now or later in effect. Lessor’s damages include the worth, at the time of any award, of the amount by which the unpaid Rent for the balance of the Term after the time of the award exceeds the amount of the Rent loss that the Lessee proves could be reasonably avoided. The worth at the time of award shall be determined by discounting to present value such amount at one percent (1%) more than the discount rate of the Federal Reserve Bank in San Francisco in effect at the time of the award. Other damages to which Lessor is entitled shall bear interest at the Interest Rate; provided, however, in no event shall Lessee be responsible to Lessor for consequential, special or direct damages (including, without limitation, loss of profits). Lessor agrees to use reasonable efforts to mitigate damages.
     Section 18.2 Continuation of Lease. In accordance with California Civil Code Section 1951.4 (or any successor statute), Lessee acknowledges that in the event Lessee has breached this Lease and abandoned the Premises, this Lease shall continue in effect for so long as Lessor does not terminate Lessee’s right to possession (subject to Lessee’s right to sublease and/or assign), and Lessor may enforce all its rights and remedies under this Lease, including the right to recover the Rent as it becomes due under this Lease. Acts of maintenance or preservation or efforts to re-let the Premises or the appointment of a receiver upon initiative of Lessor to protect Lessor’s interest under this Lease shall not constitute a termination of Lessee’s right to possession.
     Section 18.3 Right of Entry. In case of an Event of Default by Lessee, Lessor shall also have the right, with or without terminating this Lease, to enter the Premises and remove all persons and personal property from the Premises, such property being removed and stored in a public warehouse or elsewhere at Lessee’s sole cost and expense for at least thirty (30) days, and after such thirty (30) day period, Lessor shall have the right to discard or otherwise dispose of such property without liability therefor to Lessee or any other person. No removal by Lessor of any persons or property in the Premises shall constitute an election to terminate this Lease. Such an election to terminate may only be made by Lessor in writing, or decreed by a court of competent jurisdiction. Lessor’s right of entry shall include the right to remodel the Premises and re-let the Premises. All costs incurred in such entry and re-letting shall be paid by Lessee. Rents collected by Lessor from any other tenant which occupies the Premises shall be offset against the amounts owed to Lessor by Lessee. Lessee shall be responsible for any amounts not recovered by Lessor from any other tenant which occupies the Premises. Any payments made by Lessee shall be credited to the amounts owed by Lessee in the sole order and discretion of Lessor, irrespective of any designation or request by Lessee. No entry by Lessor shall prevent Lessor from later terminating this Lease by written notice.
     Section 18.4 Remedies. Lessee hereby waives, for itself and all persons claiming by and under Lessee, all rights and privileges which it might have under any present or future law to redeem the Premises or to continue this Lease after being dispossessed or ejected from the Premises. The rights and remedies of Lessor set forth in this Lease are not exclusive, and Lessor may exercise any other right or remedy available to it under this Lease, at law or in equity.
     Section 18.5 Lessor’s Right to Assign. Lessor shall have the right to sell, encumber, convey, transfer and/or assign any and all of its rights and obligations under this Lease.
ARTICLE 19 – ATTORNEYS’ FEES
     Section 19.1 Attorneys’ Fees. If either Lessor or Lessee commences or engages in, or threatens to commence or engage in, any action, litigation, arbitration or proceeding against the other party arising out of or in connection with this Lease, the Premises, the Building or the Property, including, but not limited to, any action or proceeding (a) for recovery of any payment owed by either party under this Lease, or (b) to recover possession of the Premises, or (c) for damages for breach of this Lease, or (d) relating to the enforcement or interpretation of either party’s rights or obligations under this Lease (whether in contract, tort, or both), or (e) relating to any proceeding where either party is requesting a determination of rights and responsibilities under the Lease, the prevailing party shall be entitled to have and recover from the losing party reasonable attorneys’ fees and other costs and expenses incurred in connection with the action, litigation, arbitration or proceeding, including any attorney’s fees, costs and

Lessee’s initials:
Reviewed:
Lessor’s initials:

expenses incurred in preparation of said action, litigation, arbitration or proceeding, and also incurred on collection and appeal.
ARTICLE 20 – SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT
     Section 20.1 Obligations of Lessee. This Lease and the rights granted to Lessee by this Lease are and shall be subject and subordinate at all times to (a) all ground or underlying leases affecting all or any part of the Property now or later existing and all amendments, renewals, modifications, supplements and extensions of this Lease, and (b) all deeds of trust or mortgages now or later affecting or encumbering all or any part of the Property and/or any ground or underlying leasehold estate; provided, however, that if Lessor elects at any time to have Lessee’s interest in this Lease be or become superior, senior or prior to any such instrument, then upon receipt by Lessee of written notice of such election, this Lease shall be superior, senior and/or prior to such instrument. Lessee shall immediately execute all instruments and other documents required or desired by any lender or Lessor confirming the subordination and/or superiority, as applicable, of this Lease to such mortgage, deed of trust, ground or underlying lease.
     Section 20.2 Lessor’s Right to Assign. Lessor’s interest in this Lease may be assigned to any mortgagee or trust deed beneficiary as additional security. Nothing in this Lease shall empower Lessee to do any act without Lessor’s prior written consent which can, shall or may encumber the title of the owner of all or any part of the Property.
     Section 20.3 Attornment by Lessee. In the event of the cancellation or termination of any or all ground or underlying leases affecting all or any part of the Building in accordance with its terms or by the surrender thereof, whether voluntary, involuntary or by operation of law, or by summary proceedings, or in the event of any foreclosure of any or all mortgages or deeds of trust encumbering all or any part of the Building by trustee’s sale, voluntary agreement, deed in lieu of foreclosure, or by the commencement of any judicial action seeking foreclosure, Lessee, at the request of the then landlord under this Lease, shall attorn to and recognize (a) the ground or underlying lessor, under the ground or underlying lease being terminated or canceled, and (b) the beneficiary or purchaser at the foreclosure sale, as Lessee’s landlord under this Lease, and Lessee agrees to execute and deliver at any time upon request of such ground or underlying lessor, beneficiary, purchaser or their successors, any and all instruments to further evidence such attornment. Lessee hereby waives its right, if any, to elect to terminate this Lease or to surrender possession of the Premises in the event of any such cancellation or termination of such ground or underlying lease or foreclosure of any mortgage or deed of trust.
     Section 20.4 Non-Disturbance. Notwithstanding any of the provisions of this Article 20 to the contrary, Lessee shall be allowed to occupy the Premises subject to the conditions of this Lease, and this Lease shall remain in effect until an Event of Default occurs or until Lessee’s rights hereunder are terminated because of an Eminent Domain proceeding pursuant to Article 16 or because of the occurrence of damage and destruction pursuant to Article 15.
     Section 20.5 Non-Disturbance, Attornment and Subordination Agreement. Lessor agrees that, within thirty (30) days after the date of full execution of the Lease, it will provide, without cost to or charge of, Lessee with non disturbance, subordination and attornment agreements (“non-disturbance agreement”) in favor of Lessee from any ground lessors, mortgage holders or lien holders (each, a “Superior Mortgagee”) then in existence. Said non-disturbance agreements shall be in recordable form and may be recorded at Lessee’s election and expense. In the event Lessor fails to provide such commercially reasonable non disturbance agreements within the time frame set forth in this            Section 20.5 , Lessee shall have the right, exercisable at any time thereafter, to give thirty (30) business days’ written notice to Lessor terminating the Lease. In the event Lessor does not provide Lessee with the applicable non-disturbance agreements within such thirty (30) day period, the Lease shall terminate.
     Lessor agrees to provide Lessee with non disturbance agreement(s) in favor of Lessee from any Superior Mortgagee(s) of Lessor who later come(s) into existence at any time prior to the expiration of the Term of the Lease, as it may be extended, in consideration of, and as a condition precedent to, Lessee’s agreement to be bound by Article 20. Said non disturbance agreements shall be in recordable form and may be recorded at Lessee’s election and expense.
     Lessor further agrees that, upon Lessee’s request and at Lessee’s cost, Lessor will provide Lessee with a preliminary title report within five (5) business days following such request by Lessee.
ARTICLE 21 – RULES AND REGULATIONS
     Section 21.1 Rules and Regulations. Effective as of the Effective Date, Lessee shall faithfully observe and comply with the rules and regulations pertaining to the Property (“Rules”), a copy of which is attached to this Lease as Exhibit “E”, and all reasonable modifications and additions to the Rules from time to time put into effect by Lessor; provided, however, that no modifications or additions to the Rules shall materially interfere with Lessee’s permitted use of the Premises as set forth in Section 6.1. Lessor shall use commercially reasonable efforts (which shall include unlawful detainer proceedings if so warranted) at least comparable to those that would be used by other landlords of Comparable Buildings, to secure compliance by other tenants of the Building with the Rules and Regulations. Lessor shall not enforce the Rules and Regulations in an unreasonable manner or in a manner which shall unreasonably interfere with or restrict the normal and customary use of the Premises by Lessee for normal and customary business office operations.

Lessee’s initials:
Reviewed:
Lessor’s initials:

ARTICLE 22 – HOLDING OVER
     Section 22.1 Surrender of Possession. Lessee shall surrender, subject to the provisions of Section 22.2 below, possession of the Premises immediately upon the expiration of the Term or termination of this Lease. If Lessee shall continue to occupy or possess the Premises after such expiration or termination without the consent of Lessor, then unless Lessor and Lessee have otherwise agreed in writing, Lessee shall be a tenant from month-to-month. All the terms, provisions and conditions of this Lease shall apply to this month-to-month tenancy except those terms, provisions and conditions pertaining to the Term, and except that (a) if Lessee should not be vacating the Premises, then the Base Rental shall be immediately adjusted upward to equal one hundred twenty-five percent (125%) of the Base Rental for the Premises in effect under this Lease during the month which includes the day immediately prior to the date of the expiration or termination of this Lease. This month-to-month tenancy may be terminated by Lessor or Lessee upon thirty (30) days’ prior notice to the other party. In the event that Lessee fails to surrender the Premises upon such termination or expiration, then Lessee shall, subject to the provisions of Section 22.2 below, indemnify, defend and hold Lessor harmless against all loss or liability resulting from or arising out of Lessee’s failure to surrender the Premises, including, but not limited to, any amounts required to be paid to any tenant or prospective tenant who was to have occupied the Premises after said termination or expiration and any related attorneys’ fees and brokerage commissions.
     Section 22.2 Lessee’s Right to Hold Over. Notwithstanding anything to the contrary set forth above, Lessee shall have the right, upon the expiration of the original Term of this Lease or any extension thereof, to hold over in the Premises for a period not to exceed six (6) months upon the same terms and conditions that were applicable to the Premises during the last month of the Term of the Lease (except that the Monthly Base Rental shall be adjusted upward upon the expiration or termination of the Lease to equal 110% of the monthly Base Rental for the Premises in effect during the month prior to the date of the expiration or termination of the Lease, by giving written notice of such election to Lessor not less than six (6) months prior to the scheduled Expiration Date, as it may be extended. In the event that Lessee holds over in the Premises pursuant to this provision, Lessee shall have the right to terminate its tenancy prior to the expiration of such six (6) month period on thirty (30) days’ prior written notice to Lessor.
     Section 22.3 Payment of Money After Termination. No payment of money by Lessee to Lessor after the termination of this Lease by Lessor, or after the giving of any notice of termination to Lessee by Lessor which Lessor is entitled to give Lessee under this Lease, shall reinstate, continue or extend the Term of this Lease or shall affect any such notice given to Lessee prior to the payment of such money, it being agreed that after the service of such notice or the commencement of any suit by Lessor to obtain possession of the Premises, Lessor may receive and collect, when due, any and all payments owed by Lessee under this Lease, and otherwise exercise any and all of its rights and remedies. The making of any such payments by Lessee or acceptance of same by Lessor shall not waive such notice of termination, or in any manner affect any pending suit or judgment obtained.
ARTICLE 23 – INSPECTIONS AND ACCESS
     Section 23.1 Entry by Lessor. Upon reasonable prior notice, except in case of emergency or to supply normal and regular janitorial or security services, in any of which events no such notice shall be required. Lessor may enter the Premises at all reasonable hours by means of a master key or otherwise for any reasonable purpose. If Lessee shall not be personally present to open and permit an entry into the Premises at any time when such entry by Lessor is necessary or permitted under this Lease, Lessor may enter by means of a master key without liability to Lessee except for any failure to exercise due care for Lessee’s Personal Property, and without affecting this Lease. In any event, any such entry shall be accomplished as expeditiously as reasonably possible and in a manner so as to cause as little interference to Lessee as reasonably possible.
     Section 23.2 Secured Areas. Notwithstanding anything to the contrary set forth above, Lessee may designate certain areas of the Premises as “Secured Areas” should Lessee require such areas for the purpose of securing certain valuable property or confidential information. Lessor may not enter such Secured Areas except in the case of emergency or in the event of a Lessor inspection, in which case Lessor shall provide Lessee with ten (10) days’ prior written notice of the specific date and time of such Lessor inspection.
     Section 23.3 Access. Lessee shall be granted access to the Building, the Premises and the Parking Facilities twenty-four (24) hours per day, seven (7) days per week.
ARTICLE 24 – NAME OF BUILDING AND CONTINENTAL PARK
     Section 24.1 Name of Building. Lessee shall not use any name, insignia or logotype of the Building or Continental Park for any purpose. Lessee shall not use any picture of the Building, the Property or Continental Park in its advertising, stationery or any other manner. Lessor expressly reserves the right in Lessor’s sole and absolute discretion, at any time to change the name, insignia, logotype or street address of the Building or the Property without in any manner being liable to Lessee.
     Notwithstanding the aforementioned, Lessee shall be permitted to use pictures of the Building on its corporate website, presentations, investor materials or other similar situations.
ARTICLE 25 – SURRENDER OF LEASE
     Section 25.1 Surrender of Lease. The voluntary or other surrender of this Lease by Lessee, shall not work a merger, and shall, at the option of Lessor (but subject to the provisions of Section 12.6), terminate all or any

Lessee’s initials:
Reviewed:
Lessor’s initials:

existing subleases or subtenancies, or may, at the option of Lessor, operate as an assignment to it of Lessee’s interest in any or all such subleases or subtenancies.
ARTICLE 26 – WAIVER
     Section 26.1 Waiver. No obligation, term, covenant, or agreement in this Lease shall be deemed waived unless such waiver is in writing and signed by the party so waiving the same. The waiver by Lessor or Lessee of any term, covenant, agreement or condition contained in this Lease shall not be deemed to be a waiver of any subsequent breach of the same or of any other term, covenant, agreement, condition or provision of this Lease, nor shall any failure to enforce compliance with any or all of the terms, covenants, agreements, conditions or provisions of this Lease (except as expressly provided in this Lease), or any custom or practice which may develop between the parties in the administration of this Lease, be construed to waive or lessen the right of Lessor or Lessee to insist upon the performance by the other in strict accordance with all of the terms, covenants, agreements, conditions and provisions of this Lease. The subsequent acceptance by Lessor of any payment owed by Lessee to Lessor under this Lease, or the payment of Rent by Lessee, shall not be deemed to be a waiver of any preceding breach by Lessee of any term, covenant, agreement, condition or provision of this Lease, other than the failure of Lessee to make the specific payment so accepted by Lessor, regardless of Lessor’s or Lessee’s knowledge of such preceding breach at the time of the making or acceptance of such payment. No payment by Lessee, nor receipt by Lessor, of a lesser amount than the Rent or Additional rent required to be paid under this Lease will be deemed to be anything other than a payment on account of the earliest Rent or Additional Rent due hereunder. No endorsement or statement on any check, or any letter accompanying any check or payment as Rent, will be deemed an accord and satisfaction. The delivery of Lessee’s keys to any employee or agent of Lessor will not constitute a termination of this Agreement unless Lessor has entered into a written agreement to that effect.
ARTICLE 27 – SALE BY LESSOR
     Section 27.1 Sale by Lessor. In the event Lessor shall sell, assign, convey or transfer all or a part of its interest in the Building or any part of the Property, Lessee agrees to attorn to such transferee, assignee or new owner, and upon consummation of such sale, conveyance or transfer, Lessor shall automatically be freed and relieved from all liability and obligations accruing or to be performed from and after the date of such sale, transfer or conveyance.
ARTICLE 28 – NO LIGHT AND AIR EASEMENT
     Section 28.1 No Light and Air Easement. Any diminution or shutting off of light or air by any structure which may be erected on the land or upon lands adjacent to or in the vicinity of the Property shall not affect this Lease, abate any payment owed by Lessee under this Lease or otherwise impose any liability on Lessor, except as otherwise set forth in this Lease.
ARTICLE 29 – FORCE MAJEURE
     Section 29.1 Force Majeure. Any prevention, delay or stoppage by fire; earthquake; explosion; flood; hurricane; the elements; Acts of God or the public enemy; actions, restrictions, limitations or interference of governmental authorities or agents; war; invasion; insurrection; rebellion; riots; strikes or lockouts; inability to obtain necessary materials, goods, equipment, services, utilities or labor; or any other cause whether similar or dissimilar to the foregoing which is beyond the reasonable control of the party from whom performance is required or any of their contractors shall excuse the performance of such party for a period equal to the duration of such preventions, delay or stoppage; provided, in no event shall financial incapability excuse the performance of either party.
ARTICLE 30 – ESTOPPEL CERTIFICATES
     Section 30.1 Estoppel Certificates. Lessee shall, at any time and from time to time upon request of Lessor, within twenty (20) days following notice of such request from Lessor, execute, acknowledge and deliver to Lessor in recordable form, a certificate (“Estoppel Certificate”) in writing in a form attached hereto as Exhibit “G.” Lessor shall reimburse Lessee for any legal costs incurred by Lessee related to the Estoppel Certificate (not to exceed two (2) hours of legal time at $250.00 per hour).
ARTICLE 31 – RIGHT TO PERFORMANCE
     Section 31.1 Right to Performance. All covenants, conditions and agreements to be performed by Lessor or Lessee under this Lease shall be performed by such party at such party’s sole cost and expense, except where such expenditure constitutes an Operating Expense or unless a specific provision of this Lease provides to the contrary.
ARTICLE 32 – PARKING FACILITIES
     Section 32.1 Parking Facilities. Lessor shall maintain and operate, or cause to be maintained and operated, automobile parking facilities (“Parking Facilities”) in, adjacent to, or within a reasonable distance from the Building. Lessee’s privileges during the term hereof with respect to the Parking Facilities shall be in accordance with the provisions of the attached Exhibit “F.”

Lessee’s initials:
Reviewed:
Lessor’s initials:

ARTICLE 33 – SECURITY SYSTEMS
     Section 33.1 Lessee’s Right to Install Security System. If Lessee wishes to establish or install any automated and/or non-automated security system in, on or about the Premises, Lessee shall first notify Lessor of Lessee’s plan for any such system, and Lessor shall have the right to review and approve said plan if such plan does not create a Design Problem. If Lessor approves any such plan and Lessee establishes or installs any automated and/or non-automated security system in, on or about the Premises (which shall then be considered a Lessee Improvement under this Lease) and should such system adversely affect the Premises or the Property or the desirability of the Premises or Building as office space, or as an office building, or have an adverse effect on other tenants, Lessor shall subsequently have the right to review Lessee’s security system from time to time and request Lessee to make changes in personnel and/or equipment. Lessee shall make said requested changes immediately upon Lessor’s request. Lessee shall have sole responsibility for the protection of itself, Lessee’s Employees and all property of Lessee and Lessee’s Employees located in, on or about the Premises or the Building or the Property, and the provisions of Section 14.3 shall, nevertheless, continue in full force and effect. Lessor hereby pre-approves the security system currently located in the Premises.
     Section 33.2 Lessor’s Obligation to Furnish Security Services. Lessor shall provide at the Building, twenty four (24) hours per day, seven (7) days per week, every day of the year, on site Building security equipment, personnel, procedures and systems.
ARTICLE 34 – NOTICES
     Section 34.1 Notices. All notices, requests, consents, approvals, payments in connection with this Lease, or communications that either party desires or is required or permitted to give or make to the other party under this Lease, shall only be deemed to have been given, made and delivered, when (a) made or given in writing and personally served; or (b) deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid to the respective addresses of Lessee or Lessor as set forth below; or (c) delivered by overnight delivery Federal Express/Airborne/United Parcel Service/DHL Worldwide Express/California Overnight with charges prepaid, notice to be effective on delivery if confirmed by the delivery service. Lessor or Lessee may from time to time designate other addresses for notice purposes by written notice to the other in accordance herewith.

Lessee’s Address for Notices:	Peerless Systems Corporation
2381 Rosecrans Avenue, Suite 400
El Segundo, California 90245
Attention: Mr. John Rigali

Lessee’s Address for Billing Purposes:	Peerless Systems Corporation
2381 Rosecrans Avenue, Suite 400
El Segundo, California 90245
Attention: Mr. John Rigali

Lessor’s Address for Notices:	Continental 2361/2381 LLC
2041 Rosecrans Avenue, Suite 200
El Segundo, California 90245
Attention: Richard C. Lundquist

Copy to:	Continental 2361/2381 LLC
2041 Rosecrans Avenue, Suite 200
El Segundo, California 90245
Attention: Leonard E. Blakesley, Jr.

Lessor’s Address For Payment of Rent:	Continental 2361/2381 LLC
Dept. LA 22507
Pasadena, California 91185-2507
ARTICLE 35 – EARLY TERMINATION RIGHT
     Section 35.1 Exercise of Termination Right. Lessee shall have an option (the “Termination Option”) to terminate this Lease for the entire Premises, or for any floor-by-floor portion of its Premises under the Lease, on December 31, 2012, subject to the following terms and conditions:
     (a) Notice: That, on or before December 31, 2011, Lessee gives Lessor written notice of Lessee’s election to exercise the Termination Option (“Termination Notice”); and
     (b) No Default: That Lessee is not in default under this Lease with any applicable cure period having expired, either on the date that Lessee exercises the Termination Option or on the Termination Date; and
     (c) Termination Fee: That Lessee pay to Lessor, on or before the Termination Date, a cash lease termination fee (the “Fee”) in an amount equal to (a) the sum of $200,000.00, plus (b) the sum of the unamortized amount, as of the Termination Date, of all brokerage commissions incurred by Lessor in connection with this Lease and all lessee improvement costs (stated in Section 1.1(q) of the Lease) paid by Lessor under the Lease, with interest calculated thereon at six percent (6%) per annum, amortized over the Term (said Termination Fee is calculated on the

Lessee’s initials:
Reviewed:
Lessor’s initials:

Lessee terminating the Lease for the entire Premises; however if Lessee should only terminate a floor-by-floor portion of the Premises, then the Termination Fee shall be based on the proportion of rentable square feet terminated against the entire Premises under the Lease).
     If Lessee timely and properly exercises the Termination Option, (i) all rent payable under this Lease shall be paid through and apportioned as of the Termination Date (in addition to payment by Lessee of the Fee); (ii) neither party shall have any rights, estates, liabilities, or obligations under this Lease for the period accruing after the Termination Date, except those which, by the provisions of this Lease, expressly survive the expiration or termination of the Term of this Lease; (iii) Lessee shall surrender and vacate the Premises and deliver possession thereof to Lessor on or before the Termination Date in the condition required under this Lease for surrender of the Premises; and (iv) Lessor and Lessee shall enter into a written agreement reflecting the termination of this Lease upon the terms provided for herein, which agreement shall be executed within thirty (30) days after Lessee exercises the Termination Option.
     Section 35.2 Termination. The Termination Option shall automatically terminate and become null and void upon the earlier to occur of (i) the termination of Lessee’s right to possession of the Premises; or (ii) the failure of Lessee to timely or properly exercise the Termination Option.
ARTICLE 36 – Intentionally deleted
ARTICLE 37 – MONUMENT SIGN
          Section 37.1 Monument Sign. So long as Lessee complies with the terms, provisions and conditions of this Lease and with this Article 37, Lessee shall continue to be entitled to display its name on the existing east entrance monument sign to the Building (the “Monument Sign”). Lessee’s right to maintain said name shall be subject to the following conditions:
     (a) Lessee will pay Lessor a fixed rate of One Hundred Dollars ($100.00) per month throughout the Term as the monthly rent for said Monument Sign;
     (b) That Lessee shall pay to Lessor, from time to time and within thirty (30) days after receipt of written demand, Lessee’s portion of all expenses incurred by Lessor that are attributable to the insurance, lighting (if applicable), maintenance, and repair of the Monument Sign. Lessee’s portion of such expenses shall be calculated by Lessor by dividing such expenses equally among all lessees and occupants that have signs on the Monument Sign;
     (c) That Lessor shall have the right to relocate, redesign, and/or reconstruct the Monument Sign from time to time as determined by Lessor in Lessor’s sole discretion, as long as Lessee retains its rights to display its name on such Monument Sign, and
     (b) That upon Lessee’s request to remove its name from the Monument Sign, or upon termination and/or expiration of the Lease Term, Lessor shall have the right to permanently remove the Lessee’s name from the Monument Sign, repair any damage to the Monument Sign that may result from the removal of Lessee’s name, and charge Lessee for all expenses and costs incurred in connection with said removal and repair.
ARTICLE 38 – TOP OF THE BUILDING SIGNS
     Section 38.1 Lessee’s Right to Top of the Building Signs. So long as Lessee complies with the terms, provisions and conditions of this Lease and with this Article 38, Lessee shall continue to be entitled to display its name on the two (2) top of the building signs (“TOB Signs”) that are presently affixed to the Building, subject to the following terms and conditions:
     (a) Lessee shall pay Lessor for the cost of any electrical consumption illuminating the TOB Signs;
     (b) That at Lease termination Lessee shall pay Lessor for all costs associated with the removal of the TOB Signs, and the costs to repair any damage caused by such removal and restoration of the site of Lessee’s TOB Signs on the Building to the condition in which those portions of the Building existed before the installation of the TOB Signs;
     (c) That Lessee shall pay Lessor, commencing July 1, 2006, the sum of One Thousand Dollars ($1,000.00) per month as representing the monthly lease rate for said signs; and
     (d) Lessee’s right to the TOB Signs shall be assignable and transferable by Lessee to any Affiliate.
ARTICLE 39 – Intentionally deleted
ARTICLE 40 – Intentionally deleted
ARTICLE 41 – MISCELLANEOUS
     Section 41.1 Authorization to Sign Lease. If Lessee or Lessor is a corporation, each individual executing this Lease on behalf of such party represents and warrants that he/she is duly authorized to execute and deliver this Lease on behalf of such party in accordance with a duly adopted resolution of such party’s Board of

Lessee’s initials:
Reviewed:
Lessor’s initials:

Directors, and such party warrants and represents that this Lease is binding upon such party in accordance with its terms. If Lessee or Lessor is a partnership or trust, each individual executing this Lease on behalf of such party represents and warrants that he/she is duly authorized to execute and deliver this Lease on behalf of such party in accordance with the terms of such entity’s partnership agreement or trust agreement, respectively, and such party warrants and represents that this Lease is binding upon such party in accordance with its terms.
     Section 41.2 Entire Agreement. This Lease contains the entire agreement between the parties respecting the Premises and all other matters covered or mentioned in this Lease. This Lease may not be altered, changed or amended except by an instrument in writing specifically designated as an amendment to this Lease and signed by both parties hereto. Lessee acknowledges and agrees that no prior information provided or statements made by Lessor or Lessor’s agents (“Prior Information”) have in any way induced Lessee to enter into this Lease, and that Lessee has satisfied itself of all its concerns prior to entering into this Lease by conducting an independent investigation of the validity of such Prior Information.
     Section 41.3 Separability. The illegality, invalidity or unenforceability of any term, condition or provision of this Lease shall in no way impair or invalidate any other term, provision or condition of this Lease, and all such other terms, provisions and conditions shall remain in full force and effect.
     Section 41.4 Covenants and Conditions. All provisions, whether covenants or conditions, on the part of Lessee shall be deemed to be both covenants and conditions.
     Section 41.5 Gender, Definitions and Headings. The words “Lessor” and “Lessee” as used herein shall include the plural as well as the singular and, when appropriate, shall refer to action taken by or on behalf of Lessor or Lessee by their respective employees, agents or authorized representatives. Words in masculine or neuter gender include the masculine, feminine and neuter. If there is more than one person constituting Lessee, the obligations hereunder imposed upon such persons constituting Lessee shall be joint and several. The paragraph headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof. Subject to the provisions of Articles 12 and 27, and except as otherwise provided to the contrary in this Lease, the terms, conditions and agreements of this Lease shall apply to and bind the heirs, successors, legal representatives and permitted assigns of the parties hereto. Any reference to the word persons shall be deemed to include a corporation, a government entity, an individual, a general partnership, a limited partnership, a joint venture, a trust and/or an association. This Lease shall be governed by and construed pursuant to the laws of the State of California.
     Section 41.6 Exhibits and Riders. The Exhibits and Riders are attached to this Lease, and are hereby incorporated by this reference and made a part of this Lease. In the event a discrepancy, ambiguity or variance should exist between terms and conditions in the Lease Agreement and in the exhibits and/or riders thereto, then the terms and conditions of the Lease Agreement shall prevail and control.
     Section 41.7 Modification for Lender. Upon Lessor’s request, Lessee agrees to modify this Lease to meet the requirements of any or all lenders or ground lessors selected by Lessor who request such modification as a condition precedent to providing any loan or financing or to entering into any ground lease affecting or encumbering the Property or any part thereof, provided that such modification does not (a) increase Base Rental, (b) alter the Term, or (c) materially adversely affect Lessee’s rights under this Lease.
     Section 41.8 Transportation System Management Program. Lessee hereby covenants and agrees, at its sole cost and expense, to participate in and cooperate with the requirements of any and all government promulgated or sponsored transportation system management programs adopted for the Building and Property.
     Section 41.9 Quiet Enjoyment. Lessor covenants and agrees that Lessee, upon making all of Lessee’s payments as and when due under this Lease, and upon performing, observing and keeping the covenants, agreements and conditions of this Lease on its part to be kept, shall peaceably and quietly hold, occupy and enjoy the Premises during the Term of this Lease without hindrance or molestation from Lessor subject to the terms and provisions of this Lease. Lessee covenants and agrees to comply with all rules and regulations of the Lease and with all Laws to enable other occupants of the Building to occupy and enjoy their premises without hindrance, molestation, intrusion and interference from Lessee.
     Section 41.10 No Recordations. Lessor and Lessee agree that in no event and under no circumstances shall this Lease be recorded by Lessee.
     Section 41.11 Time is of the Essence. Subject to the provisions of Article 29 of this Lease, time shall be of the essence of this Lease and of each of the provisions hereof.
     Section 41.12 Cumulative Remedies. No remedy or election provided, allowed or given by any provision of this Lease shall be deemed exclusive unless so indicated, but shall, whenever possible, be cumulative with all other remedies in law or equity.
     Section 41.13 Modifications to Building. Lessor may elect to make certain modifications and improvements to the Building that may cause the building load factor and the rentable area of the Premises to change. Should this occur and if permitted by the BOMA Standards, then Lessee understands that upon substantial completion of said modifications / improvements, the rentable square footage for the Premises may increase / decrease, and Base

Lessee’s initials:
Reviewed:
Lessor’s initials:

Rent will increase / decrease by the proportion the revised rentable square feet bear to the rentable square feet shown on Section 1.1(g) above.
     Section 41.14 Confidentiality. This Lease document and the terms of this Lease, and the covenants, obligations and conditions contained in this Lease shall remain strictly confidential. Lessee agrees to keep such terms, covenants, obligations and conditions strictly confidential and to not disclose such matters to any other landlord, tenant, prospective tenant or broker. Provided, however, Lessee may provide a copy of this Lease to a non-party solely in conjunction with Lessee’s reasonable and good faith effort to secure an assignee or sublessee for the Premises or in connection with Lessee’s business operations, including, without limitation, if required by law, court order or subpoena.
     Section 41.15 Lessee’s Responsibility Regarding Hazardous Materials.
     (a) Definition of Hazardous Materials. The term “Hazardous Materials” shall be defined as hazardous substances, hazardous wastes, pollutants, asbestos, polychlorinated biphenyls (PCBs), petroleum or other fuels (including crude oil or any fraction or derivative thereof). The term “hazardous substances” shall be as defined in the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.) (CERCLA), and any regulations promulgated pursuant thereto. The term “hazardous wastes” shall be as defined in the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (RCRA), and any regulations promulgated pursuant thereto. The term “pollutants” shall be as defined in the Clean Water Act (33 U.S.C. Section 1251 et seq.), and any regulations promulgated pursuant thereto. This provision shall survive termination of the Lease.
     (b) Prohibition Against Hazardous Materials.
     (i) Effective as of the Effective Date, Lessee shall not cause or permit any Hazardous Materials (except those Hazardous materials as are ordinarily used in the operation and maintenance of an office) to be generated, produced, brought upon, used, handled, stored, treated or disposed of (collectively, “Handle”) in, upon, under or about the Premises or other portions of the Building or any part thereof by Lessee, Lessee’s Employees, Lessee’s sublessees or their invitees without the prior written consent of Lessor, which consent may be granted or withheld in Lessor’s sole discretion. Lessor shall be entitled to take into account such factors or facts as Lessor may determine to be relevant in determining whether to grant or withhold consent to Lessee’s proposed activity with respect to Hazardous Materials.
     (ii) Without in any way diminishing or waiving the limitations on and obligations of Lessee as provided above in this Section 41.15(b), if Lessee handles Hazardous Materials in, upon, under or about the Premises or other portions of the Building, Lessee shall do so in full compliance with all Laws and Environmental Laws. In that connection, Lessor and Lessor’s Employees shall have the right, but not the obligation, to enter and inspect the Premises and conduct investigations, studies, tests, reports, monitoring and analysis of the Premises and any and all Hazardous Materials, after giving reasonable notice, except in the event of an emergency, to determine whether Lessee is complying with its obligations under this Lease.
     (iii) Lessor represents and warrants that there are no Hazardous Materials in, on or under the Premises, the Building or the Property.
     (c) Indemnity by Lessee. If Lessee breaches its obligation stated in Section 41.15(b), or if the presence of Hazardous Materials in, upon, under or about the Premises or other portions of the Building caused or permitted by Lessee, Lessee’s Employees or Lessee’s sublessees or their invitees results in the contamination of the Premises or other portions of the Building, then Lessee shall indemnify, defend and hold Lessor and Lessor’s Employees harmless from and against any and all liabilities, costs, expenses, claims, judgments, damages, penalties, fines or losses (including, without limitation, diminution in value of the Premises or other portions of the Building, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises or other portions of the Building damages arising from any adverse impact on marketing of space in the Premises or other portions of the Building, and sums paid in settlement of claims, attorneys’ fees, consultants’ fees and experts’ fees) which arise after the execution date of this Lease or during the Term of this Lease or after the Term of this Lease as a result of such contamination. This obligation of Lessee to indemnify, defend and hold Lessor harmless shall survive and extend beyond the expiration or earlier termination of this Lease. On each anniversary of the execution of this Lease, Lessee shall deliver to Lessor a list of all Hazardous Materials handled by Lessee, Lessee’s Employees and/or Lessee’s sublessees or their invitees in, upon, under or about the Premises or other portions of the Building, which list shall describe the type and quantity of each such Hazardous Materials, but which shall not include those Hazardous Materials ordinarily used in the operation and maintenance of an office.
     (d) Indemnity by Lessor. If there is a breach of the Lessor’s representations and warranties stated in Section 41.15(b), or if the presence of Hazardous Materials in, upon, under or about the Premises or other portions of the Building not caused or permitted by Lessee, Lessee’s Employees or Lessee’s sublessees or their invitees results in the contamination of the Premises or other portions of the Building, or if contamination of the Premises or other portions of the Property by Hazardous Materials not caused or permitted by Lessee, Lessee’s Employees or Lessee’s sublessees or their invitees otherwise occurs, then Lessor shall indemnify, defend and hold Lessee and Lessee’s Employees harmless from and against any and all liabilities, costs, expenses, claims, judgments, damages, penalties, fines or losses as a result of such contamination. This obligation of Lessor to indemnify, defend and hold Lessee harmless shall survive and extend beyond the expiration or earlier termination of this Lease.

Lessee’s initials:
Reviewed:
Lessor’s initials:

     Section 41.16 Nondiscrimination. The Lessee herein covenants by and for himself, his heirs, executors, administrators and assigns, and all persons claiming under or through him, and this Lease is made and accepted upon and subject to the following conditions. That there shall be no discrimination against or segregation of any person or group of persons on account of sex, marital status, race, color, religion, creed, national origin or ancestry, in the leasing, subleasing, transferring, use or enjoyment of the Premises, nor shall the Lessee himself, or any person claiming under or through him establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of tenants, lessees, sublessees, subtenants or vendees in the Premises.
     Section 41.17 No Offer. The preparation of this Lease and/or the submission of this Lease to Lessee shall not be deemed an offer to lease the Premises or any other premises to Lessee. This Lease shall only become binding upon Lessor and Lessee when it is fully executed and a fully executed original Lease is delivered by Lessor to Lessee.
     Section 41.18 Broker’s Commissions. Lessor and Lessee each hereby represent and warrant to the other that it has not engaged or dealt with any real estate brokers, salesperson, finders or other persons entitled to any compensation relating to this Lease, except for Studley, Inc. (the “Broker”). If Lessee’s or Lessor’s representation and warranty contained in this paragraph is inaccurate, then the party making the inaccurate representation hereby agrees to indemnify, defend, and hold the other harmless from and against any and all liabilities, costs and expenses (including, without limitation, attorneys’ fees) incurred in connection with the claims of any brokers, salespersons, finders or other persons. Lessee retains the right to select Broker or a different broker to assist Lessee with any lease renewals and amendments, and Broker shall not be entitled to any commission on any lease renewals and/or amendments unless such Broker shall be specifically designated as the broker on such transaction. Lessor agrees that it will pay the Broker a brokerage commission pursuant to the terms of a separate agreement between Lessor and the Broker.
     Section 41.19 Joint and Several Obligations of Lessee. If more than one individual or entity comprises Lessee, the obligations imposed on each individual or entity that comprises Lessee under this Lease shall be joint and several.
     Section 41.20 Jurisdiction and Enforcement. The parties hereto agree that this Lease Agreement is made and entered into in the County of Los Angeles, State of California, and that all legal actions relating to this Lease Agreement shall be filed and entertained in the Courts in and for the County of Los Angeles, State of California.
     Section 41.21 Compliance with Safety Regulations. Lessee shall comply, and Lessee shall cause Lessee’s Employees to comply, with all safety, fire protection, and evacuation procedures and regulations established by Lessor or by any government agency.
     Section 41.22 Intentionally deleted.
     Section 41.23 Electromagnetic Fields. Lessor and Lessee hereby recognize and understand that the National Institute of Environmental Health Sciences (“NIEHS”) and the Department of Energy (“DOE”) has conducted research to understand the potential for health risks from exposure to extremely low frequency electric and magnetic fields (“ELF-EMF”), and that said research has lead the NIEHS and DOE to conclude: “Any scientific evidence to suggests that ELF-EMF exposure may pose health risk is weak (emphasis added).” Because ongoing public concern over safety due to ELF-EMF exposure has prompted more research in this area, which research may subsequently conclude that adverse health effects may result from ELF-EMF exposure, Lessee hereby agrees that it shall not be entitled to claim any breach of warranty of quiet enjoyment, or any and all other damages, claims or losses based upon claims of injury or otherwise due to ELF-EMF exposure, it being deemed a material representation on the part of Lessee, upon which Lessor relies in entering into this Lease, that Lessee hereby assumes the risk of any damage or injury to Lessee and to Lessee’s Employees flowing from ELF-EMF exposure.
     Lessor hereby represents and warrants that, to the best of Lessor’s actual knowledge as of the date hereof, Lessor has received no notice of any ELF-EMF exposure in the Building.
     Section 41.24 Ban on Smoking. Lessee understands that Lessor’s ventilation system in the Building connects to more than one premises and/or to the Building’s common areas, and that the City of El Segundo (through Municipal Code Section 6.24.030) bans tenants from smoking within their own premises whenever a landlord’s ventilation system connects to more than one premises or to the Building’s commons areas. Therefore, to prevent second-hand smoke from traveling through the Building’s ventilation system and adversely affecting non-smoking tenants in other premises or common areas, Lessee agrees (1) that it will not permit any of Lessee’s Employees to smoke in the Premises or anywhere within the Building, and (2) that it will implement reasonable measures to direct Lessee’s Employees to smoke outside the Building.
     Section 41.25 Intentionally Deleted.
     Section 41.26 Interior Signage. Lessor will have the continued right to the following interior signage: (a) one (1) tenant suite sign and logo located at the entrance to Lessee’s Premises on the fourth (4th) floor; and (b) one (1) directory strip sign located in the Building lobby. Both signs will be provided for the display of the name and location of the Lessee of the Building shown in Section 1.1(b), and Lessor reserves the right to exclude any other names therefrom.

Lessee’s initials:
Reviewed:
Lessor’s initials:

     All of Lessee sign rights, including the sign rights set forth in Articles 36 and 37, may be transferred by Lessee in connection with an assignment of this Lease or subletting of the entire Premises pursuant to this Lease, provided such assignee or sublessee shall not violate an exclusivity arrangement which Lessor has with any other space or building in the Property.
     Section 41.27 Right of First Offer for Contiguous Space. During the Lease Term (as it may be extended), Lessor shall not lease any space that may become available contiguous to the Premises (“Contiguous Space”) except as provided in this Section 41.27. Subject to the current rights of other lessees in the Building and lessees already leasing such space not renewing or extending their lease(s) pursuant to an existing right to do so, if Lessor determines to lease all or any part of the Contiguous Space during the Lease Term, Lessor shall notify Lessee of the portion of the Contiguous Space that is available for lease (“Applicable Contiguous Space”), and such other terms and conditions for which Lessor is willing to lease the Applicable Contiguous Space (the “Availability Notice”). If Lessee, within fifteen (15) business days after receipt of the Availability Notice, indicates in writing its agreement to lease the Applicable Contiguous Space on the terms and conditions set forth in the Availability Notice, the Applicable Contiguous Space shall be included within the Premises and leased to Lessee pursuant to the terms and conditions of the Availability Notice and otherwise on the following terms and conditions:
     (a) The Applicable Contiguous Space shall be added to the Premises demised to Lessee under the Lease for a term commencing on the date said Applicable Contiguous Premises are delivered to Lessee and expiring upon the expiration or earlier termination of the Lease, and the term “Premises” used in the Lease shall be deemed to include the Applicable Contiguous Space.
     (b) The Base Rental to be paid by Lessee for the Applicable Contiguous Space shall be equal to the then current fair market rental rate for comparable space within the El Segundo/Manhattan Beach market as determined in accordance with Rider No. One .
     (c) Lessee’s Pro Rata Share of Operating Expenses shall be appropriately increased to reflect the addition of Applicable Contiguous Space to the Premises.
     (d) With respect to a construction allowance for the taking of the Applicable Contiguous Space, (a) if the Applicable Contiguous Space has already been built out as a mini-suite (i.e., a small office, generally under 2,000 rentable square feet, that generally has shared rights to a kitchen and conference room on the same floor as the premises), then Lessor shall not provide Lessee with any construction allowance for said space (but Lessor will agree to paint the walls and replace the carpeting, if necessary, to match Lessee’s then existing paint color and carpeting schemes); (b) if the Applicable Contiguous Space has been built out for a tenant other than Lessee, then Lessor will provide Lessee with one-half (1/2) of its pro-rata share of the Lessor’s Construction Allowance for said space, calculated on the number of months of the original Premises versus the number of months remaining on the Term; and (c) if the Applicable Contiguous Space has not been built out in any manner whatsoever (i.e., shell space), then Lessor shall provide Lessee with a pro-rata share of the Lessor’s Construction Allowance for said space, again calculated on the number of months of the original Premises versus the number of months remaining on the Term.
     (e) The Right of First Offer set forth herein is not personal to Lessee and any party under a Permitted Transfer, and may be exercised by any assignee or sublessee, nor assignable separate and apart from the Lease.
     (f) Lessee shall not have the right to exercise the Right of First Offer if, at the time of exercise thereof, or on the commencement date for the Applicable Contiguous Space, Lessee is in default beyond any applicable notice and cure period.
     (g) Lessee’s right to parking spaces shall increase by the ratio of up to four (4) non-reserved spaces for each 1,000 rentable square feet of Applicable Contiguous Space with the obligation by Lessee to take and pay for only 2.5 non-reserved spaces for each 1,000 rentable square feet of Applicable Contiguous Space.
     (h) Lessor and Lessee shall execute and deliver appropriate documentation to memorialize the addition of the Applicable Contiguous Space to the Premises hereunder and the terms and conditions of the Lease with respect to the Applicable Contiguous Space, but any failure by Lessor or Lessee to execute and deliver any such documentation shall not change any of the terms and conditions provided herein.
remainder of page intentionally left blank

Lessee’s initials:
Reviewed:
Lessor’s initials:

     IN WITNESS WHEREOF, the parties have executed this agreement on the date first set forth above, acknowledging that each has carefully read each and every provision of this agreement, that each has fully entered into this agreement of its own free will and volition.

“LESSOR”		“LESSEE”

Continental 2361/2381 LLC		Peerless Systems Corporation
a California limited liability company		a Delaware corporation

By:	Continental 2361/2381, Inc.
a Delaware corporation
its Managing Member

By:		By:
Richard C. Lundquist
	President	Print Name:

Title:

By:		By:
Leonard E. Blakesley, Jr.
	Secretary	Print Name:

Title:

Lessee’s initials:
Reviewed:
Lessee’s initials:

EXHIBITS

A	Premises
A-1	Building
A-2	Legal Description
A-3	Continental Park
B	Intentionally deleted
C	Construction Work Letter
C-1	Minimum Building Standard Lessee Improvement Finishes & Materials
C-2	Conduct of the Work & Rules of the Site
C-3	Continental Construction Project Close Out Package Acceptance Check List
D	Building Standard Services and Utilities
E	Rules and Regulations
F	Parking Facilities
G	Estoppel Certificate
H	Intentionally deleted

Lessee’s initials:
Reviewed:
Lessor’s initials:

PREMISES

Lessee’s initials:
Reviewed:	EXHIBIT A
Lessor’s initials:

BUILDING

PARKING
STRUCTURE
BUILDING 14
BUILDING 14
RAIL ROAD RIGHT OF WAY
DETAIL
ROSECRANS
AVENUE
SAME OWNERSHIP
SAME OWNERSHIP
COMMUNITY DRIVEWAY

Lessee’s initials:
Reviewed:	EXHIBIT A-1
Lessor’s initials:

Pagr 1 of 1

LEGAL DESCRIPTION OF LAND
PARCEL 1 IN THE CITY OF EL SEGUNDO, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS SHOWN ON PARCEL MAP NO. 17158, FILED IN BOOK 208, PAGES 60 AND 61 OF PARCEL MAPS IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, COMMONLY KNOWN AS 2361/2381 ROSECRANS AVENUE, EL SEGUNDO, CALIFORNIA 90245.

Lessee’s initials:
Reviewed:	EXHIBIT A-2
Lessor’s initials:

Pagr 1 of 1

CONTINENTAL PARK

2175 PARK PLACE
PARKING STRUCTURE 2145 PARK PLACE
2201 PARK PLACE
METRO GREEN LINE DOUGLAS ST.
2121 PARK PLACE
PARK PLACE
2221 PARK PLACE
800 APOLLO ST.
2120 PARK PLACE
2250 PARK PLACE
750 DOUGLAS ST.
810 DOUGLAS ST.
831 NASH ST.
830 NASH ST.
841 APOLLO ST.
840 APOLLO ST.
831 DOUGLAS ST.
PARKING STRUCT.
NASH STREET
APOLLO STREET
CONTINENTAL WAY
DOUGLAS STREET
PARKING STRUCTURE 870 NASH ST.
PARKING STRUCT. 860 APOLLO ST.
PARKING STRUCTURE
880 APOLLO ST.
THE PLAZA AT CONTINENTAL PARK
2101
2141
2121 ROSECRANS AVE.
2041 ROSECRANS
2171 ROSECRANS AVE.
2201 ROSECRANS AVE.
2221 ROSECRANS AVE.
2231 ROSECRANS AVE.
2301 ROSECRANS AVE.
THE ATRIUM CONTINENTAL PARK
2321 ROSECRANS AVE.
2361 ROSECRANS AVE.
2381 ROSECRANS AVE.
CONTINENTAL PARK TERRACE
ROSECRANS AVENUE
AVIATION BOULEVARD
1500 ROSECRANS
PARKWAY
MARKET PLACE
PARKVIEW
1700 ROSECRANS AVE.
3601 AVIATION BLVD.
14650 AVIATION BLVD.

CONTINENTAL PARK

A Continental Development Corporation Project
2041 Rosecrans Avenue, El Segundo, California 90245
310/640-1520 • Fax 310/414-9279
www.continentaldevelopment.com

Lessee’s initials:
Reviewed:	EXHIBIT A-3
Lessor’s initials:

Pagr 1 of 1

CONSTRUCTION WORK LETTER
     THIS CONSTRUCTION WORK LETTER (the “Agreement”) supplements the Lease to which this Agreement is attached. The terms used herein shall have the same meanings as set forth in the Lease, unless such meanings are expressly contradicted herein. In addition, all rights and remedies of Lessor and Lessee under the Lease shall apply in the event of a default in any of the provisions of this Agreement, and this Agreement is hereby made a part of the Lease.
     1. Construction of Base Building
     1.1 Base Building Improvements. Lessor has constructed and Lessee hereby accepts as constructed the Base Building Improvements consisting of a parking facility and building shell and core (collectively the “Base Building Improvements”). The building shell and core includes the following: (a) bare, trowel finished, concrete slab floors; (b) finished core area, including elevators and common area elevator lobbies, toilet rooms, electrical rooms, telephone rooms, janitorial closets, exit stairs and mechanical shafts; (c) primary heating, ventilation and air conditioning service stubbed out to the floor, including main supply air duct, base building digital control system (where applicable) for the HVAC and heating hot water supply mains (Lessee’s HVAC improvements to the Premises shall properly and without special requirements, interface and integrate with the Base Building HVAC and its Direct Digital Control System. Such interface and integration, as well as the design of the HVAC system for the Premises, including the distribution thereof shall be consistent and compatible with Lessor’s operating requirements and use only a proportionate share of the Building system’s capacity); (d) primary fire sprinkler system in open floor plan configuration (any modification to such sprinkler system for the Lessee shall be a part of the Lessee Improvements); (e) main electrical panels on each floor including breakers but no distribution; and (f) primary distribution for the fire safety system required by applicable code for unoccupied buildings (including the primary fire sprinkler system and alarms). Additionally, Lessor shall also furnish Lessee with the following items (Lessor shall warrant that the air conditioning systems furnished pursuant to item (i) and the safety alarm and communication system furnished pursuant to item (ii) shall be delivered to Lessee in good working order and condition, and in compliance with applicable governmental regulations, laws and codes in effect as of the date of such delivery):
i.	Landlord shall furnish and operate an air conditioning ventilation system meeting requirements based upon occupant density of no more than one person per 150 sf of usable premises. The maximum lighting load of 1.5 watts per sf of usable area within the Premises, and a maximum demand load of 2 watts per sf of usable area within the Premises for Tenant’s power requirements. Inside space conditions of no greater than 74 plus or minus 2 degrees Fahrenheit during the cooling mode and no less than 70 degrees plus or minus 2 degrees Fahrenheit during the heating mode. Landlord shall balance the existing system and adjust the existing system/replace equipment as required to maintain the above Temperature Standard in Tenant’s Premises. Tenant shall provide supplemental HVAC to alleviate any excess heat load caused by over-standard uses (if any) to be defined in the Lease.

ii.	Base Building Fire Protection and Fire/Life safety alarm and communication system shall be installed by Lessor according to building code at the commencement of the lease.

iii.	Landlord shall provide for the tenants use “Path of Travel” drawings for permitting purposes.

i.	Landlord shall provide “ADA toilet room” drawings for permitting purposes.
Modification and connection to the fire safety system for the Premises, as occupied, shall be a part of the Lessee Improvements. Any and all modifications to the Base Building Improvements mandated or otherwise required by application and/or interpretation of any federal, state, local or other applicable governmental statutes, ordinances, codes, rules, regulations, controls or guidelines (collectively “Applicable Laws”) as a result of Lessee’s use of the Premises for other than Permitted Use and/or the construction by Lessee of the Lessee Improvements which are not typical office type improvements shall be a part of the Lessee Improvements. Lessee shall furnish and install within the Premises those improvements and items of general construction (the “Lessee Improvements”) shown on the plans and specifications diligently prepared by Lessee and approved by Lessor and Lessee pursuant to Section 2 below, in compliance with all applicable codes and regulations. No portion or element of the Lessee Improvements in the sole judgment of Lessor, shall in any way be in conflict with or adversely impact the Building or any of its systems. All Lessee Improvements shall be constructed pursuant to this Work Letter.
Lessor warrants that the Building, the parking facilities and all exterior improvements, walkways, doors, doorways, lobbies, elevators, toilet rooms (including base building restrooms) and all common and public facilities are in compliance with all governmental regulations, ordinances and laws, including without limitation, laws pertaining to hazardous materials and the Americans With Disabilities Act existing at the date Lessor received a temporary certificate of occupancy for the Building, disregarding variances and grandfathered/grandmothered rights, and any state or local law of similar purpose, and shall indemnify Lessee against any claim, cost or expense arising out of such warranty not being true, including the cost of any remedial work undertaken by Lessee.
     1.2 Lessee Improvements. Lessee shall construct and install (collectively, “construct”) improvements to the Premises as set forth herein (the “Lessee Improvements”) pursuant to plans and specifications mutually approved by the Lessor and Lessee and prepared by an architect selected by Lessee and approved by Lessor (the

Lessee’s initials:
Reviewed:	EXHIBIT C
Lessor’s initials:

Pagr 1 of 4

“Architect”). Lessor shall not unreasonably withhold its consent to Lessee’s Architect, and such consent (or refusal to consent for reasonable reasons) shall be granted within three (3) business days after Lessee has submitted the name of the Architect to Lessor. The Lessee Improvements shall consist of, at a minimum, the “Building Standard Improvements” (which Building Standard Improvements are set forth in Exhibit “C-1” attached hereto and made a part hereof) in order to construct a standard office in the Premises, together with an HVAC control system (as specified by Lessor) which Lessee shall connect to the Base Building HVAC control system in accordance with Lessor’s specifications and such other improvements as specified in the “Final Plans” (as hereinafter defined) or required by Law. The cost of preparing the plans and specifications for the Lessee Improvements and the cost of constructing the Lessee Improvements shall, except as otherwise provided herein, be borne by Lessee.
     2. Plans and Specifications.
     2.1 Schematic Drawings. If the schematic drawings depicting the layout of the Premises and the location of the Lessee Improvements therein (the “Schematic Drawings”) have already been prepared and approved by Lessor and Lessee prior to the full execution of this Lease (which includes this Agreement), then same shall be attached hereto as Exhibit C-3”) and made a part hereof. If the Schematic Drawings are not attached as Exhibit “C-3” hereto at the time this Lease is fully executed, then the following procedure shall be used to prepare and approve of the Schematic Drawings. No later than five (5) days following the approval by Lessor of Lessee’s Architect, Lessee shall meet with the Architect and provide such information as is necessary or appropriate for the Architect to prepare the Schematic Drawings. Such Schematic Drawings, upon completion thereof, shall be submitted to Lessor and Lessee for approval. Within ten (10) days after Lessee’s receipt of such Schematic Drawings, Lessee shall notify Lessor and Architect of the changes, if any, which Lessee desires to make to such Schematic Drawings, which notice shall be in writing and shall identify with specificity the changes which Lessee desires to make and shall attach a copy of the Schematic Drawings initialed by Lessee and showing the desired changes (the “Lessee’s Schematic Notice”). Within a reasonable time following Lessor’s receipt of the Schematic Drawings and Lessee’s Schematic Notice (but Lessor shall not be obligated to respond earlier than five (5) days nor later than ten (10) days after Lessor’s receipt of the Schematic Drawings and Lessee’s Schematic Notice), Lessor shall either approve or disapprove thereof (which disapproval shall be limited to a Design Problem), by written notice which shall identify with specificity the Design Problems as noted by Lessor (“Lessor’s Schematic Notice”). The Schematic Drawings shall be revised by the Architect to reflect those changes described in Lessee’s Schematic Notice which are not disapproved by Lessor and those items set forth in Lessor’s Schematic Notice. In such event, the Architect shall revise the Schematic Drawings and return them to Lessee and Lessor, which Lessor and Lessee shall approve or disapprove within three (3) days after receipt of same. This procedure shall be repeated until the Schematic Drawings are finally approved by Lessor and Lessee. The Schematic Drawings may be submitted by Lessee in one or more stages and at one or more times and Lessor’s approval shall apply with respect to each such portion submitted. At Lessor’s request, upon completion of the revised Schematic Drawings, Lessor and Lessee shall initial same, thereby acknowledging their approval of the form of such Schematic Drawings.
     2.2 Final Plans. Upon completion of the Schematic Drawings as revised in accordance with Paragraph 2.1 above and Lessor’s approval of same, the Architect shall prepare final plans and specifications and working drawings (collectively the “Final Plans”) based upon and incorporating such Schematic Drawings as revised as provided hereinabove. Upon completion of the Final Plans, same shall be submitted to Lessor and Lessee for approval. If Lessor consents in writing thereto, such Final Plans may exclude certain finish specifications (such as, the color of paint or the color or design of wall or floor coverings) so long as such specifications are not needed in order to submit the Final Plans for Permits (as hereinafter defined) and so long as such specifications are delivered to Lessor for Lessor’s approval thereof within thirty (30) days after delivery to Lessor of the Final Plans. Such finish specifications shall not be incorporated into the Lessee Improvements until same are approved by Lessor in writing. Within ten (10) days after Lessee’s receipt of the Final Plans, Lessee shall notify Lessor and the Architect of the changes, if any, which Lessee desires to make to such Final Plans, which notice shall be in writing and shall identify with specificity the changes which Lessee desires to make and shall attach a copy of the Final Plans initialed by Lessee and showing the desired changes (the “Lessee’s Final Notice”). Without Lessor’s prior consent, which shall not be unreasonably withheld or delayed, Lessee shall not change any portion of the Final Plans which incorporate the improvements depicted in the Schematic Drawings, as revised in accordance with Paragraph 2.1 above, or which is a natural progression of such improvements. Within a reasonable time following Lessor’s receipt of the Final Plans and Lessee’s Final Notice (but Lessor shall not be obligated to respond earlier than five (5) days nor later than ten (10) days after Lessor’s receipt of such Final Plans and Lessee’s Final Notice), Lessor shall approve or disapprove thereof (which disapproval shall be limited to a Design Problem) by written notice which shall identify with specificity the Design Problems as noted by Lessor (“Lessor’s Final Notice”). The Final Plans shall be revised by the Architect to reflect those changes described in Lessee’s Final Notice which are not disapproved by Lessor and those items set forth in Lessor’s Final Notice. In such event, the Architect shall revise the Final Plans and then return them to Lessor and Lessee, which Lessor and Lessee shall approve within three (3) days after receipt of same. This procedure shall be repeated until the Final Plans are finally approved by Lessor and Lessee. The Final Plans may be submitted by Lessee in one or more stages and at one or more times and Lessor’s approval shall apply with respect to each such portion submitted. The improvements depicted on the Final Plans, as so revised, shall constitute the “Lessee Improvements.” At Lessor’s request, upon completion of the revised Final Plans, Lessor and Lessee shall initial same, thereby acknowledging their approval of the form of such Final Plans.
     2.3 Standard of Review by Lessee. Lessee agrees that any changes which it desires to make as set forth in Lessee’s Schematic Notice and Lessee’s Final Notice shall be reasonable and made in good faith. In the event Lessor and Lessee have any differences with respect to changes each desire to make to the Schematic Drawings or Final Plans, Lessor and Lessee shall promptly meet and use good faith efforts to resolve the differences.

Lessee’s initials:
Reviewed:	EXHIBIT C
Lessor’s initials:

Pagr 2 of 4

     2.4 Accuracy of Plans and Specifications. Notwithstanding the fact that Lessor shall review and denote revisions to the Schematic Drawings and Final Plans, and that Lessor shall have designated or approved of the Architect, Lessor shall not be liable in any way to Lessee or any other person or entity for any deficiencies in the Schematic Drawings or Final Plans, delays in the preparation and/or delivery thereof, or any errors or omissions by the Architect, nor shall same constitute a warranty or guaranty that the Final Plans are complete or accurate, or that the improvements depicted therein will comply with any Laws, or are sufficient for Lessee’s use or business.
     3. Permits. As soon as practicable following Lessor’s approval of the Final Plans, Lessee or the Architect shall submit the Final Plans to all appropriate governmental authorities, pay the appropriate filing fees, and attempt to obtain all permits and approvals (the “Permits”) necessary or appropriate to allow the construction of the Lessee Improvements. If, as part of the procedure of obtaining or attempting to obtain Permits, any governmental agencies or authorities request changes in the Final Plans, the Final Plans shall be modified to incorporate such changes unless Lessor or Lessee do not approve thereof, which approval shall not be unreasonably withheld. The Architect shall promptly revise the Final Plans as required by such governmental agencies or authorities unless such required revisions are reasonably disapproved of by Lessor or Lessee.
     4. Construction. A general contractor selected by Lessee and approved by Lessor (which approval shall not be unreasonably withheld and shall be granted (or refused for reasonable reasons) within three (3) business days after Lessee’s request for such approval (which request shall be accompanied by reasonably sufficient information necessary for Lessor to approve or disapprove the general contractor) (the “General Contractor”), Detection Logic (for fire/life/safety), Western Allied (for DDC controls) Innovative Engineering Group (for mechanical, electrical and plumbing engineering) Qualco Fire Protection (for the sprinklers) and ACCO Air Conditioning Company (for the HVAC) shall be used to construct the Lessee Improvements in accordance with the Final Plans for which Permits are issued as well as in accordance with all terms and conditions set forth in this Exhibit “C” and the attached Exhibit “C-1” (Minimum Building Standard Lessee Improvement Finishes & Materials) and Exhibit “C-2” (Conduct of The Work & Rules of the Site). Any and all subcontractors selected by the General Contractor in connection with the construction of the Lessee Improvements shall also be subject to Lessor’s approval, which approval shall not be unreasonably withheld and shall be granted (or refused for reasonable reasons) within three (3) business days after Lessee’s request for such approval, which request shall be accomplished by reasonably sufficient information necessary for Lessor to approve or disapprove such subcontractor. The General Contractor shall commence and thereafter complete the construction of the Lessee Improvements in a reasonably diligent and first-class manner. The General Contractor shall notify Lessee, Lessor and the Architect in writing of any changes in construction of the Premises due to field conditions or Building modifications that may occur and no such changes shall be made (whether or not they affect the cost of construction) without the consent of both Lessor and Lessee, which consents shall not be unreasonably withheld unless such changes are necessary to preserve the structural integrity of the Building or Leased Premises or any Building Systems. Before commencing any improvements or alterations work in the Premises, Lessee shall require the General Contractor and all subcontractors performing work in the Premises to carry and maintain, at no expense to Lessor, the following types and amounts of insurance:
(a)	The General Contractor and the subcontractors shall carry workers’ compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in force and with companies as are required to be carried by Lessee as set forth in Section 14.2 of the Lease.

(b)	The General Contractor and the subcontractors shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in force and with companies as are required to be carried by Lessee as set forth in Section 14.2 of the Lease.

(c)	Certificates for all insurance carried pursuant to this Construction Work Letter must comply with the requirements of Section 14.2 and shall be delivered to Lessor before the commencement of construction of the Lessee Improvements. All policies carried herein shall insure Lessor and Lessee, as their interests may appear, as well as the General Contractor. All insurance, except Workers’ Compensation, maintained by the General Contractor shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respect to Lessor and that any other insurance maintained by Lessor is excess and non-contributing with the insurance required hereunder.
     5. Costs of Construction — Lessee Improvements. Lessee shall pay all costs and expenses to construct the Lessee Improvements (“Construction Costs”) over and above the amount of the Lessor’s Construction Allowance, which shall be $763,300 (i.e., $20.00 per usable square foot of the Premises) (the “Lessor’s Construction Allowance”), with the understanding that Lessee shall be permitted, on or before June 30, 2010, to convert any and all unsued portion of the Allowance to a credit against Base Rental. Costs shall include, in addition to any other items or costs set forth elsewhere in this Construction Work Letter, without limitation the costs of: (a) the Architect, engineers and space planners (including design fees and costs); (b) materials including acquiring, fabricating or constructing such materials as may be required; (c) testing and inspection, trash removal, contractor’s fees and general conditions; (d) changes in the Base, Shell and Core work when such changes are required by the Final Plans, including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (e) any changes to the Final Plans or Lessee Improvements; (f) any repair of damage to the Building caused by Lessee or General Contractor in connection with the construction and installation of the Lessee Improvements; (g) sales and use taxes; (h) all other

Lessee’s initials:
Reviewed:	EXHIBIT C
Lessor’s initials:

Pagr 3 of 4

reasonable costs to be expended by Lessee in connection with the construction of the Lessee Improvements; and (i) built-in furniture and cabling. In no event shall Lessor receive a fee for supervision, profit, overhead or general conditions in connection with the Lessee Improvements. Lessor shall make progress payment disbursements to Lessee from Lessor’s Construction Allowance upon receipt of all appropriate invoices, supporting documentation and lien releases relating to the construction of the Lessee improvements, and in a percentage that shall be equal to the sum said Lessor’s Construction costs shall relate to the total Construction Costs.
     6. Change Orders. In the event Lessee requests any changes to the Final Plans, Lessor shall not unreasonably withhold its consent to any changes and shall grant its consent to such changes within two (2) business day after Lessor’s receipt of same, provided the changes do not create a Design Problem. Any changes or additions to the Final Plans requested by Lessee and consented to by Lessor (“Change Orders”) shall be at the sole cost and expense of Lessee. Lessee shall also be responsible for all costs and expenses resulting from or arising out of any delay in completing the Lessee Improvements as a result of such Change Orders. Furthermore, the Lease Commencement Date shall not be delayed by, nor shall Rent be abated as a result of any delays in substantial completion of the Lessee Improvements as a result of any Change Orders.
     7. Close Out Package. Lessee acknowledges, at completion of construction, that the definition of “Final Plans and Specifications” includes the preparation and the delivery of all applicable items to Lessor outlined in that certain attachment to this Exhibit and entitled “Continental Construction Property Close Out Package Acceptance Check List”, which is attached hereto as Exhibit C-4. Lessee further understands and acknowledges that the items provided in said check-list may be supplemented and/or amended by Lessor, from time to time, at Lessor’s sole discretion, to correspond to the particular construction project for Lessee.
     8. No Miscellaneous Charges. From the period commencing on the Delivery Date until June 1, 2004, neither Lessee nor the Architect, Contractor or any other people working on the Lessee Improvements shall be charged for parking or for the use of electricity, water, toilet facilities and elevators during the construction of the Lessee Improvements or Lessee’s move-in into the Premises.
     9. Presence of Hazardous Substances. In the event that at the time the Premises are delivered to Lessee the Premises are determined to contain hazardous substances (as defined by applicable laws), Lessee shall have the right, by notice to Lessor, to require Lessor to remove, at Lessor’s sole cost and expense, all hazardous substances within sixty (60) days following receipt of such notice. If Lessor does not remove such hazardous substances within such time period, Lessee shall have the right to remove, encapsulate, contain, or otherwise dispose of such hazardous substances, and the actual, reasonable and documented cost incurred by Lessee in connection therewith (without markup for profit, overhead or administrative costs) shall be reimbursed by Lessor to Lessee within twenty (20) days after receipt by Lessor from Lessee of an invoice documenting and evidencing such actual, reasonable and documented costs. In addition, any actual reasonable and documented costs incurred by Lessee because of the presence of Hazardous Materials in the Building that would not have been incurred had the Building not contained Hazardous Materials (“H.M. Costs”) shall be reimbursed by Lessor to Lessee within twenty (20) days after receipt by Lessor from Lessee of an invoice documenting and evidencing such H.M. Costs. Any delay incurred by Lessee in the design or construction of its Lessee Improvements because of the presence of hazardous substances shall constitute a Lessor Delay.
     10. Work Performed by Lessor or by Entities Designated by Lessor. In the event that Lessor performs at the request of Lessee any work for Lessee in connection with the Lessee Improvements, Lessor shall be paid an amount equal to the actual costs reasonably incurred by Lessor in performing such work. In the event that Lessor requires Lessee to use specified entities, Lessor shall utilize its best efforts to cause such entities to charge Lessee for such work an amount equal to the lower of the cost such entities charge Lessor for similar work performed for Lessor’s own account or the cost that comparable, first-class, reputable and reliable entities would have charged Lessor for similar work if selected pursuant to competitive bidding procedures.

Lessee’s initials:
Reviewed:	EXHIBIT C
Lessor’s initials:

Pagr 4 of 4

MINIMUM BUILDING STANDARD TENANT IMPROVEMENT
FINISHES AND MATERIALS
2361/2371/2381 Rosecrans
(Revised 10/06/05)
All square footage numbers contained herein are based upon usable square footage (u.s.f.) of the Premises or Building, as applicable.
The Premises shall be constructed in accordance with Lessor’s Standard Improvements, as follows:
1.	PARTITIONS:
A)	Standard Interior Partitions:

2-1/2” x 25 gauge metal studs at 24” on center, with one layer of 5/8” thick type “X” drywall on each side to underside of ceiling tile. Provide seismic bracing as required. All joints are to be taped, visible joints to be spackled and sanded ready for painting.

(Allowance — One (1) linear foot for each 10 usable square feet (u.s.f.) of floor area.)

B)	Demising Partitions

2-1/2” x 25 gauge metal studs at 24” on center, slab to slab with one layer of 5/8 thick type “X” Gypsum wall board from slab to slab and one layer of 5/8” thick type “X” Gypsum wall board from slab to 6” above grid. Provide 2-1/2” thick full batt sound insulation. All joints are to be taped, visible joints to be spackled and sanded ready for painting.

(Allowance — One-half (1/2) of demising partitions shall be included in the interior partition allowance between unrelated tenants as required.)

Alternate:

2-1/2” x 25 Gauge metal studs at 24” on center, with 5/8” thick type “X” Gypsum wall board to 6” above grid on both sides, with 2-1/2” thick full batt insulation. (Finished wall height 9’-6”). All joints are to be taped, visible joints to be spackled and sanded ready for painting.
2.	FINISHES:
A)	Paint walls with two coats of water-base flat paint (eggshell finish not allowed). Color to be selected from Owner’s standard samples.

A)	Color to be selected from Lessor’s standard samples.

(Allowance — At all building standard partitions including column wraps and perimeter.)
3.	WINDOW COVERING:
A)	Horizontal mini-blinds — (Levolor Riviera with Sheer View — alabaster color.)

(Allowance — One per each exterior window.)
4.	CARPETING:
A)	Carpet by Designweave Design Basics Artiste 30 oz. cut pile installed over 5/8” Nova pad and/or equivalent; or Designweave Centrepoint, a 26 oz. level loop, to be installed with glue down, or equivalent

(Allowance — for 90% of the floor area.)

B)	Color to be selected from Lessor’s standard samples.

C)	Base — All carpeted area to receive 2 1/2” top set straight rubber carpet base. Burke or equal.
5.	FLOORING:
A)	Vinyl Composition Tile (V.C.T.) by “Armstrong” standard Excelon tile. Provide minimum floor prep as required.

(Allowance for 10% of the floor area.)

Lessee’s initials:
Reviewed:	EXHIBIT C-1
Lessor’s initials:

B)	Color to be selected from Lessor’s standard samples.

C)	All tile areas to receive 4” top set cove rubber base. Burke or equal.
6.	DOORS, FRAMES AND HARDWARE:
A)	Interior Office Doors
1.	3’-0” x 8’-0” solid core, 1-3/4” thick, mahogany wood veneer, stained with satin lacquer finish, plain sliced veneer (pre-finished & pre-machined).

2.	3’-0” x 8’-0” aluminum frame (Western integrated or equal). Anodized bronze finish.

3.	Schlage D53PD Rhodes, lever latch set, 626 finish.

4.	Two (2) pair of full mortise hinges per door.

5.	Floor mounted door stop, Trimco W1213ES.
(Allowance — One (1) door assembly per 350 sq. ft. of floor area.)
Sidelights
1.	18” x 8’-0” height and color to match adjacent door Western Integrated or equal; 3/8’ clear tempered glass; sidelight to be integral part of door frame.
(Allowance — One (1) per interior door.)
B)	Lessee Entry Doors
1.	3’-0” x 8’-0” solid core, 1-3/4” thick mahogany wood veneer, stained with satin lacquer finish, plain sliced veneer (pre-finished & pre-machined). Twenty minutes fire rated assembly.

2.	3’-0” x 8’-0” aluminum frame (Western integrated or equal). Anodized bronze finish. Twenty minutes fire rated assembly.

3.	Schlage L9453 lockset with O6A lever. 626 finish.

4.	Two (2) pair of full mortise hinges per door.

5.	Norton 8502 closer with sprayed aluminum finish.

6.	Floor mounted door stop, Trimco satin chrome finish W-1213ES.

7.	Pemko threshold 173A.
(Allowance — Minimum required by code or one (1) door assembly for 3,000 sq. ft. or less of floor area or two (2) door assemblies for more than 3,000 sq. ft.)
7.	ELECTRICAL, TELEPHONE, LIGHTING:
A)	Electrical Receptacles
1.	One building standard wall mounted duplex outlet providing 110 Volt service. “Almond” color, as manufactured by Leviton Decora Series.
(Allowance — One (1) per 100 sq. ft. of floor area.)

B)	Telephone or Data Wall Outlet
1.	Single-gang outlet box in stud wall. 3/4” conduit stubbed to 6” above ceiling with pull cord.
(Allowance — One (1) per 200 sq. ft. of floor area.)

C)	Switches

Furnish and install two single pole, wall-mounted bilevel switching (A/B). Switches shall be white in color, rocker type, decora series by Leviton.

(Allowance — One (1) per 360 square feet.)

Lessee’s initials:
Reviewed:	EXHIBIT C-1
Lessor’s initials:

D)	Lighting

Furnish and install Lithonia “Param“x” 2PM3“ST-D-3-32-18LD-277-GEB LP735, 277 Volt, 2’ x 4’, fully recessed, 3” deep 18 cell parabolic fluorescent light fixture, complete with electronic ballasts, necessary lighting circuit conduit and wiring; and three factory installed, GE F32T8/SP35 Trimline or Sylvania FO32/735 Octron T8 3500Kº lamps, with a CRI factor of 70% (Phillips bulbs not allowed).

(Allowance — One (1) per 80 sq. ft. of floor area.)
8.	CEILINGS
A)	2’ x 2’ suspended ceiling system, Donn “Fine Line,” or equal, White with “Armstrong Cirrus” ceiling tile, or equal.
1.	Provide compression posts as required.

2.	Provide wall angle at ceiling penetrations and perimeters.
(Allowance — Contiguous within demised premises.)
9.	FIRE PROTECTION
A)	Ceiling mounted white semi-recessed type fire sprinklers, per local code.

(Allowance — One (1) per 144 sq. ft. of floor area laid out in open space configuration.)
10.	CABINET WORK/MILLWORK:
A)	Telephone backboard fire rated 4’- 0” x 8’- 0” x 3/4”

(Allowance — One (1) per tenant space.)
11..	HEATING, VENTILATING, AND AIR CONDITIONING (H.V.A.C.)
A)	Interior Zone

(Allowance — One (1) per 1,000 sq. ft. of floor area. 40% of zones.)

B)	Exterior Zone

(Allowance — One (1) per 1,000 sq. ft. of floor area. 60% of zones.)
12.	LIFE SAFETY:
A)	One (1) building standard horn.

(Allowance — One (1) per 1,000 sq. ft. of floor area.)
13.	ENERGY MANAGEMENT:
A)	One (1) thermo sensor per 1,000 square feet and one (1) DDC interface per suite (to be located at suite entrance).
14.	TELEPHONE SYSTEMS/DATA CABLING
A.	TELEPHONE / DATA WIRING

Lessee’s telephone / data wiring and cable shall be installed by Lessee’s separate contractor. Lessee shall be responsible to have all wiring and cable neatly bundled and secured by separate ceiling wires, as required by code; all wiring, cable, and cable ties shall be plenum fire rated, Teflon coated, or in conduit and shall be installed in such locations, in coordination with and with the advance approval of Lessor.

B..	TELEPHONE / DATA CONDUIT

Lessee shall provide conduit stub through any fire rated wall or ceiling in the common area, for routing of Lessee’s cable to the telephone closet designated by Lessor; all conduit(s) shall be installed in accordance with applicable code requirements and are subject to the advance approval by Lessor as to location and design. Lessee shall also be responsible for cutting in any penetrations in the ceiling tile(s) for any conduit stubbed into the plenum.

Lessee’s initials:
Reviewed:	EXHIBIT C-1
Lessor’s initials:

Note: It is the responsibility of the Lessee to install faceplates for telephone, television, data or other similar purposes, utilizing the Leviton Decora Series. If a faceplate is not available within this manufacturer’s line for a special purpose, then Lessee may install a custom plate. The custom plate may need to be a Leviton Decora Series antenna plate modified to suit the purpose, but in any event must match the Decora white finish. If other than a standard or modified Leviton Decora Series plate, a color sample of the plate must be submitted to Landlord for approval prior to ordering and installing.

Lessee’s initials:
Reviewed:	EXHIBIT C-1
Lessor’s initials:

CONDUCT OF THE WORK
& RULES OF THE SITE
The following requirements shall apply to the conduct of the work and the operations of the Contractor.
1.	Conditions Precedent to Start of Work

Before Contractor may move materials, equipment, personnel, or any other items on the site, Contractor must have delivered to Lessor:
a.	a fully executed Contract Agreement with Lessee to perform the work of constructing the Lessee Improvements, and

b.	a Certificate of Insurance conforming to the requirements of the Lease. At no time shall the Contractor perform work at the project site without the insurance in force as required by the Lease.
2.	Non-Exclusive Use Sites & Facilities

Other contractors may be at work at the site. Contractor shall schedule its work so it does not interfere with, or impede the progress of other work at the site, including work done by Lessor’s own forces. Any work that is in conflict shall be rescheduled by the Contractor without any Lessor liability for costs or expenses incurred in connection with such rescheduling.

3.	Building Keying Requirements

Contractor shall contact Lessor’s Property Manager at the start of construction for instructions on the permanent building keying. All permanent keying to be established by Lessor and the tenant during the hardware submittal approval process.

4.	Lessor Approval to Start Work

Contractor will not be allowed to move into an area of the Building other than the Premises until approval is given by Lessor.

5.	Contractor Storage Areas

Materials and tool storage will be limited to the areas for which access has been granted. Space available to Contractor for his job office, lock-ups, etc., will be in the areas for which access has been granted by Lessor.

6.	Contractor Clean-up

Contractor, at his expense, must clean up the work area recurrently on a daily basis and deposit all non-hazardous rubbish and waste material in containers located in the loading dock area, provided by the Lessor. The Lessor will pay all costs associated with the rental, and transportation of the containers, and the disposal costs. No open fires or rubbish burning is allowed. Do not pour any materials or liquids down the building sanitary waste or storm drain lines.

7.	Delivery & Distribution of Materials & Equipment
a.	All material deliveries and debris removal shall be made as expeditiously as possible through the loading dock and service elevators, where applicable. The Building has no dedicated freight elevators. All elevators are passenger/freight elevators, which the Contractor shall be responsible for protecting during use for construction purposes.

b.	Materials may need to be delivered from exterior of Building by crane or fork lift and brought over balconies through sliding glass doors. The Contractor and/or Lessee will be responsible for protecting existing improvements on the exterior, and responsible for repairing any damage caused by any Contractor or subcontractor activities on the exterior of the Buildings. The location and scheduling of such hoisting is to be approved in advance by Lessor’s Property Manager. The loading dock area may be utilized for material deliveries with Lessor’s approval.

c.	As conditions permit, the elevators will be available for use under the following conditions. Service elevators cannot be monopolized during Normal Hours. Contractor will be afforded these facilities at such times during Normal Hours as is convenient to the Lessor. If these facilities are not available to Contractor during Normal Hours, Contractor shall make arrangements with the Lessor for use outside of Normal Hours.

d.	Contractor will be afforded unloading areas as prearranged with the Lessor’s Property Manager. All materials unloaded at these areas will be moved to the area of use immediately, and shall not be stored or used in a way which adversely impacts use of the

Lessee’s initials:
Reviewed:	EXHIBIT C-2
Lessor’s initials:

Building. Contract shall relocate any stored materials or equipment which interfere with the operation of the Building or other contractors at the Building.
8.	Protection of Existing Improvements
a.	At the start of Construction, and throughout the course of Construction, Contractor shall provide damp walk-off mats at entrances to construction areas from freight elevator and stairwells and shall protect all existing and new walls and flooring where needed, as directed by Lessor’s Property Manager, including protecting carpeted areas by covering with Masonite, if Lessor deems it necessary.

b.	Lessee and/or Contractor shall also be responsible for damage caused by Contractor or his subcontractors to any other new or existing work. Any such damages will be promptly repaired at no cost and to the satisfaction of the Lessor.
9.	Designated Storage Areas
a.	Any activity that in Lessor’s judgment materially interfere with existing tenants’ use of the their space, because of the noise or offensive odors generated, other disruptive activities, or health hazards created such as x ray work, must be done outside of Normal Hours, or other late or week-end non-office activities in the Building.

b.	Contractor will be afforded on-site storage areas for materials and equipment, if available, in areas designated by Lessor’s project manager. Any stored material, shed, office, etc., which interferes with orderly progress of the work, or the operation of the building, shall promptly be relocated or removed from the site as directed by Lessor. An approved flammable liquid storage locker shall be provided by the Contractor to store all flammables left on site. Paints and thinners must be brought to site as needed and not stockpiled on the floor. No linseed oil products may be used without expressed prior written permission of the Lessor. Rags used with flammable materials shall not be stored on site. Contractor is solely responsible for the safe-keeping and protection of all his stored material and that of his subcontractors.
10.	Compliance With Codes, Laws & Regulations

Contractor shall comply with all applicable codes, laws and regulations pertaining to the Construction, including all safety and health regulations. Spray painting may not be done during the day, without specific written permission from Lessor. Permits, if required, must be secured from the Fire Department for any spray application and work must comply with all Fire Department regulations and those of other regulatory agencies having jurisdiction, including AQMD.

11.	Delay or Interference With Other Work at the Site
a.	Contractor will not engage in any labor practice that may delay or otherwise impact other work at the Building.

b.	The Contractor shall in no way interfere with or endanger the normal pedestrian and vehicular traffic adjacent to the project site, nor interrupt the flow of traffic in and out of the Building. The Contractor shall provide his own traffic control personnel as required, at its expense.
12.	Designated Parking Areas

There will be designated parking on site made available for Contractor and subcontractor personnel, in areas designated by the Lessor’s project manager.

13.	Contractor Access to the Site & Work Area

Contractor and all subcontractor personnel, materials, tools and equipment are to enter and exit the building only through the service entrance and elevator, and are to go to the work floor(s) on the service elevators or stairwells only. Use of the passenger elevators is expressly prohibited in all circumstances. Lessor may at any time initiate a check-in/check-out system, for all people and materials in the Building, and the Contractor agrees to cooperate with any such system. Contractor shall secure its own work space after working hours, at the earliest opportunity.

14.	Verifying Existing Conditions

Before ordering material or doing work which is dependent upon existing building conditions for proper size or installation, the Contractor shall verify all dimensions by taking measurements at the site and shall be responsible for correctness of same. If there are any conflicts, notify CDC’s project manager.

Lessee’s initials:
Reviewed:	EXHIBIT C-2
Lessor’s initials:

15.	Food Consumption on Site

The Lessor will control any vending machines, concessions, etc., permitted onsite at the Building. Food shall be consumed in designated areas only, which the Contractor must keep in a cleaned-up condition and shall provide waste receptacle for workers’ use.

16.	Identification Signs

Contractor shall not be permitted any identifying signage except for informational and directional signage as approved by the Lessor prior to installation

17.	Contractor’s On-Site Supervision

At all times during his construction activities, Contractor shall have supervisory personnel onsite. Such supervisory personnel shall be fully authorized to coordinate and authorize Contractor’s work, and respond for the Contractor, as necessary, so that all work proceeds in a timely and well-ordered fashion. Contractor may be requested to carry a Lessor two-way radio to facilitate communications.

18.	Cutting & Patching

No cutting or patching of Lessor’s premises or installations, or those of any building occupant, shall be permitted without Lessor’s prior written consent.

Requests for permission to do cutting shall included explicit details and description of work. Such cutting and patching shall not diminish the structural integrity of the building components or systems. Contractors should be aware that the Building floor slabs are post-tensioned concrete. Any x-ray work required, in connection with the cutting and patching, must be done outside of Normal Hours, and will require scheduling five days in advance to allow notification of other tenants.

19.	Work in Occupied Areas

If any work is to be done in occupied areas, such work is to be done only with Lessor’s explicit written permission, when and as directed by Lessor. Such work is to be done only under the direct supervision of a competent member of the Contractor’s staff. The area is to promptly be repaired and returned to a fully functioning, complete, and clean condition.

20.	Work on Base Building Systems

All Life/Safety systems of the Building are to be maintained, and all of the Contractor’s work is to be properly interfaced with and connected to the Base Building systems as required by the Lease and Laws, or by Building operation. All construction is to be done in such a way as to protect all Base Building operations and warranties.

21.	Final Cleanup

In addition to cleaning requirements described elsewhere, the Contractor shall, in preparation for substantial completion or occupancy of the project by each individual tenant, shall coordinate its final cleaning with Lessor’s final cleaning operations in the Contractor’s work area. Contractor may utilize Lessor’s cleaning contractor, the cost for which the Contractor would negotiate and pay for directly.

22.	Verifications of Conditions

Before the Contractor starts work in the Premises, Contractor shall ascertain that the area is in a safe and sanitary condition, and shall maintain the area as necessary, (at Contractor’s sole cost and expense), in a safe and sanitary condition, and to standards meeting all applicable Laws.

23.	Weekly Coordination/Job Progress Meetings

Lessor will require weekly coordination/job progress meetings. The Contractor shall attend with a representative empowered to speak and act on the Contractor’s behalf. The Contractor shall be responsible for preparing all meeting minutes, which designate the responsible party for follow-up, and for distribution of those minutes within 48 hours of meeting.

24.	As-Built Drawings

Contractor shall maintain a complete set of marked-up construction drawings prints, neatly drawn and legibly lettered, and used exclusively for the purpose. Such as-built drawings, which are subject to Lessor inspection without notice, shall be prepared contemporaneously with all changes and additions to the Property. The as-built drawings shall be submitted to the Lessor’s project manager, prior to final payment in the required CADD form with paper copies as required.

Lessee’s initials:
Reviewed:	EXHIBIT C-2
Lessor’s initials:

25.	Punch List Preparation

The Contractor shall notify Lessor’s Property Manager at least one week in advance of completion of construction. A walk through and punch list shall be made on each job for distribution by Contractor.

26.	Notification of Injuries

Lessor’s Property Manager shall be promptly notified in writing of any accident or injury to its personnel, representatives, assigns, visitors or any other persons on the premises, which result from the Contractor’s activities.

27.	Coordination of Non-Regular Work Activities

All construction or on-site activity during other than Normal Hours will be coordinated before-hand with the Lessor. Except in an emergency, a minimum of 24 hours notice will be required.

28.	Coordination of Work With Assigned Subcontractors

Contractor shall provide electrical power to the DDC controls as soon as possible to allow timely completion of that work. If necessary, provide separate circuits for the purpose. When lights are installed and circuits activated, the lights must be connected to the DDC Control System. The cost of lights left on after Normal Hours will be assessed against the Contractor and deducted from the contract sum.

29.	Site Prohibitions

No smoking is allowed in the building according to State Law.

No radios, or other amplified sound devices are allowed at the project site, and no pets or other animals are allowed on site, including parking areas.

No sunflower or other seeds, chewing tobacco, drugs or alcohol are allowed on site. No persons impaired by drugs or alcohol are allowed on site.

30.	Amendment to These Rules

These rules may be unilaterally amended or revised by Lessor from time to time and Lessor shall give Lessee notice thereof.

Lessee’s initials:
Reviewed:	EXHIBIT C
Lessor’s initials:

CONTINENTAL CONSTRUCTION PROJECT CLOSE OUT PACKAGE ACCEPTANCE CHECK LIST
Continental Construction Project Close Out Package Acceptance Check List

Job Name:

Job Number:

Project Manager:

Contractor:

Date of City Final:

No Closeout Package Required (Explanation)

	Date	Date		Initials	Initials	Date	Initials
Item	Received	Rejected	Reason	(Const)	(PMgmt)	Complete	(Const)
Reproducible As Builts *
Architectural
Mechanical
Electrical
Plumbing
Fire / Life / Safety
Fire Sprinkler
Architectural Finish Specifications / Samples
Other Specifications

Keys to Extinguisher Cabinets
Keys to Electrical Panels

Manufacturer Manuals & Equipment Cut Sheets
Warranties
Signed City Inspection Cards
Copies of Original Permit Set of Plans
Copies of Final/Unconditional Lien Releases
Follow Up Notes:

NOTES:
1.	List of all subcontractors must be provided with the closeout package. A sub list shall also be provided at the beginning of the job. The list shall include: Company Name, Address, Contact person, Phone #, Fax #, Email Address, Contractor’s License # City Business License #, Supervisor’s Name and Phone #.

2.	The Permit Application Card with building and fire inspection sign off.

3.	City Permit Inspection Card with signoff signatures for building and fire.

4.	Permit Set of Plans to be submitted in good & legible condition. (Not to be used as scrap paper or a doodle pad).

5.	As Built Plans legibly marked with any changes, stamped with the contractors identifying stamp and stamped as, AS BUILT or RECORD SET and signed by the job superintendent or the job project manager with their name clearly printed adjacent to the signature. Two sets of plans, one shall be reproducible.

6.	Fire Life Safety Permit Set stamped with the installing contractors identifying stamp and stamped as, AS BUILT and signed by the installing craft supervisor or Project Manager with their name clearly printed adjacent to the signature. Two sets, one (1) shall be reproducible.

7.	Fire Sprinkler Permit Set stamped with the installing contractors identifying stamp and stamped as, AS BUILT and signed by the installing craft supervisor or project manager with their name clearly printed adjacent to the signature. Two sets, one (1) shall be reproducible.

8.	Mechanical Permit Set stamped with the installing contractors identifying stamp and stamped as, AS BUILT and signed by the installing craft supervisor or project manager with their name clearly printed adjacent to the signature. Two sets, one (1) shall be reproducible.

9.	Air Balance Report stamped with the testing contractors identifying stamp signed by the test mechanic with their name clearly printed adjacent to the signature. Two sets. Note: Some buildings require “Certified Air Balance Reports.” The Air Balance Report shall have an accompanying drawing referencing each VAV and diffuser.

Lessee’s initials:
Reviewed:	EXHIBIT C-3
Lessor’s initials:

10.	Electrical Permit Set stamped with the installing contractors identifying stamp and stamped as, AS BUILT and signed by the installing craft supervisor or project manager with their name clearly printed adjacent to the signature. Two sets, one (1) shall be reproducible.

11.	Electrical Panel Schedules: A current “as connected” Typed copy to be installed at the electrical panel and one copy of the same, included with the close out packages.

12.	Plumbing Permit Set stamped with the installing contractors identifying stamp and stamped as, AS BUILT and signed by the installing craft supervisor or project manager with their name clearly printed adjacent to the signature. (Must show supply line shut offs & cleanouts locations, etc) Two sets, one (1) shall be reproducible.

13.	Operating Manuals and Equipment Warranties: Original Copies of all equipment operating manuals and equipment warranties showing the start up dates. All warranties shall be dated as the date the General Contractors Warranty begins.

14.	Conditional Waiver and Release Upon Final Payment original documents for every subcontractor who performed work on said job.

BUILDING STANDARD SERVICES AND UTILITIES
     The furnishing of building services and utilities to Lessee shall be accomplished in accordance with and subject to the terms and conditions set forth in this Exhibit “D” and elsewhere in this Lease. Lessor reserves the right to adopt from time to time such reasonable modifications and additions hereto as Lessor may deem appropriate.
     1. Lessor shall, during Normal Hours as set forth in Section 1.1 of this Lease (“Normal Hours”), provide the standard building services and utilities set forth in this Paragraph 1. Lessor shall:
          (a) Provide automatic elevator facilities during all hours.
          (b) Provide to the Premises, during Normal Hours, heating, ventilating and air conditioning (“HVAC”) when in the judgment of Lessor, it may be required for the comfortable occupancy of the Premises for general office purposes (subject, however, to any governmental act, proclamation or regulation). The normal hours for HVAC are 7:30 a.m. to 6:30 p.m. Monday through Friday, and 9:00 a.m. to 1:00 p.m. on Saturday (i.e., eleven (11) hours per weekday and four (4) hours on Saturdays, the “Allotted Hours”). Subject to scheduling in advance based on Lessor’s standard procedures, Lessee shall be permitted to utilize such Allotted Hours for the purposes of lighting and air-conditioning within the Premises during times other than Building Hours (adjusted from time to time and not transferable between days) as required by Lessee. Lessee shall pay the cost of changing the meters — currently $60.00 each (there are twelve (12) meters in Peerless). Lessor shall not be responsible for any room temperatures if Lessee’s lighting and receptacle loads exceed those listed in Paragraph 1(c) of this Exhibit, or if the Premises are used for other than general office purposes. Should Lessee require HVAC service outside Normal Hours, Lessor shall provide Lessee HVAC service at a charge of $20 per hour initially, and never more than $35.00 per hour during the original lease Term, which cost shall reflect Lessor’s Actual Cost thereof.
          (c) Provide to the Premises, during Normal Hours, electric current for routine lighting and the operation of general office machines such as typewriters, dictating equipment, desk model adding machines, photocopy machines and desk top computers incidental to the conduct of normal general office business, which use 110/220-volt electric power, not to exceed the reasonable capacity of Building Standard office lighting and receptacles, and not in excess of limits imposed by any governmental authority. Specifically, the requirement shall not exceed an average of three (3) watts per usable square foot of the Premises. Lessee agrees, should its electrical installation or electrical consumption be in excess of the aforesaid use or extend beyond Normal Hours, to reimburse Lessor for the excess utilities as provided in Article 11 of this Lease.
          (d) Provide at all times reasonably necessary water for restrooms and other facilities, if any, furnished by Lessor in amounts in proportion to the size of the Premises relative to the Building.
          (e) Provide janitorial services to the Premises each evening, Monday through Friday (except state and/or Federal holidays), provided the Premises are used exclusively in accordance with Section 1.1 and Article 6 of this Lease, and are kept reasonably in order by Lessee. Lessee shall pay to Lessor the cost of removal of any of Lessee’s refuse and rubbish, to the extent that the same exceeds the refuse and rubbish usually attendant upon the use of the Premises for general office purposes. Lessor shall not be responsible or liable for any act or omission or commission on the part of the persons employed to perform said janitorial services, and said janitorial services shall be performed at Lessor’s direction without interference by Lessee or Lessee’s Employees.
     2. Lessor shall only have the obligation to replace Building standard light bulbs, tubes and ballasts in the Premises throughout the Term. The Lessor may, at Lessor’s sole discretion, adopt a system of periodic relamping and reballasting the Building Standard fixtures on a group basis in accordance with good practice, but shall have no obligation to replace, repair, maintain, service or otherwise perform any work on any light fixtures in the Premises other than Lessor’s Building Standard fixtures. Lessee shall be solely responsible for the replacement, repair, maintenance and service, including all costs thereof relating to any lighting fixtures in the Premises which are not the Building Standard fluorescent fixtures; provided, however, and notwithstanding anything to the contrary set forth herein, Lessor shall, at no additional cost to Lessee and pursuant to the receipt by Lessor of request therefor and the applicable light bulb from Lessee, replace Lessee’s lighting fixtures in the Premises.
     3. No electrical equipment, air conditioning or heating units, or plumbing additions shall be installed, nor shall any changes to the Building’s HVAC, electrical or plumbing systems be made without the prior written consent of Lessor, which consent shall be subject to Lessor’s sole and absolute discretion. In the event any changes or additions are requested and provided, then Lessee understands and agrees to maintain and/or repair the equipment and/or additions installed. Lessor reserves the right to designate and/or approve the contractor to be used by Lessee. Any permitted installations shall be made under Lessor’s supervision. Lessee shall pay any additional cost on account of any increased support to the floor load or additional equipment required for such installation, and such installations shall otherwise be made in accordance with Section 7.2 of this Lease.
     4. Lessor shall not provide in the Premises, reception outlets or television or radio antennas for television or radio broadcast or reception, and Lessee shall not install any such equipment without the prior written consent of Lessor, which consent can be withheld in Lessor’s sole and absolute discretion.
     5. Lessee shall not, without the prior written consent of Lessor, use any apparatus, machine or device in the Premises, which will in any way increase the amount of electricity or water usually furnished or supplied for use of the Premises as general office space, nor connect with electric current, except through existing outlets in the Premises, any apparatus or device for the purpose of using electric current in excess of that usually furnished or supplied for use of the Premises as general office space.

Lessee’s initials:
Reviewed:	EXHIBIT D
Lessor’s initials:

     6. Lessee shall separately arrange with the applicable local public authorities, utility companies and telephone companies, as the case may be, for the furnishing of, and payment of, all telephone services as may be required by Lessee in the use of the Premises; provided, however, that Lessee shall neither bear the cost of nor be responsible for installation of the telephone wiring stubbed to the telephone room. Lessee shall directly pay for such telephone services, including the establishment and connection thereof, at the rates charged for such services by said authority, telephone company or utility, and the failure of Lessee to obtain or to continue to receive such services for any reason whatsoever shall not relieve Lessee of any of its obligations under this Lease nor constitute a breach of this Lease by Lessor.
     7. Lessee agrees to cooperate fully at all times with Lessor to assure, and to abide by all regulations and requirements which Lessor may prescribe for the proper functioning and protection of the Building’s HVAC, electrical, security (if any) and plumbing systems. Lessee shall comply with all Laws now in force or which may later be enacted or promulgated in connection with building services furnished to the Premises, including, without limitation, any governmental rule or regulation relating to the heating and cooling of the Building.
     8. Lessor shall provide to the Lessee at the time of Lessee’s move-in a minimum of two (2) sets of keys to the Lessee’s suite regardless of the size of the suite. A set of keys shall consist of one key for the entrance door to the suite and one key for the entrance door to the Building. In addition to the initial two (2) sets of keys the Lessor shall provide, as a standard allowance, one (1) set of keys per 1,000 usable square feet of the Premises. All keys and locksmith charges for any other work (extra keys, interior suite door keys, or rekeying any lock in the suite after the move-in) shall be charged to the Lessee as an additional service.

RULES AND REGULATIONS
     1. The sidewalks, entrances, exits, passages, parking areas, courts, elevators, vestibules, stairways corridors, terraces, lobbies or halls shall not be obstructed or used for any purpose other than ingress and egress. The halls, passages, entrances, exits, elevators and stairways are not for the use of the general public, and Lessor shall retain the right to control and prevent access thereto of all persons whose presence, in the judgment of Lessor, is deemed to be prejudicial to the safety, character, reputation and interests of the Building and its tenants. No tenant shall go up on the roof of the Building.
     2. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window of the Premises other than Lessor’s standard window covering; without Lessor’s prior written consent. No electric ceiling fixtures, other than those installed by Lessor are permitted. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Lessor.
     3. No sign, picture, placard, advertisement notice, lettering, direction or handbill shall be exhibited, distributed, painted, installed, displayed, inscribed, placed or affixed by any tenant on any part of the exterior of the Premises, the Building, the Property, or Continental Park, or the interior of the Premises which is visible from the exterior of the Premises, without the prior written consent of Lessor. In the event of the violation of the foregoing by any tenant, Lessor may remove same without any liability, and may charge the expense incurred in such removal to the tenant violating this rule. Interior signs on doors shall be inscribed, painted or affixed for each tenant by the Lessor at such tenant’s expense, and shall be of a size, color and style acceptable to the Lessor. Nothing may be placed on the exterior of corridor walls or corridor doors other than Lessor’s building standard sign on the corridor door, applied and installed by Lessor.
     4. Lessee shall not, and Lessee shall not permit Lessee’s Employees to, drill into, or in any way deface any part of the Premises, Building, or Property. No boring, cutting or stringing of wires or any floor coverings shall be permitted, except with the prior written consent of the Lessor.
     5. No bicycles, vehicles, birds or animals (except guide dogs) of any kind shall be brought into or kept in or about the Premises or the Building, and no birds or animals (except guide dogs) shall be brought into or kept in or about the Building. No cooking shall be done or permitted by Lessee on the Premises, except that the preparation of coffee, tea, hot chocolate and similar items for Lessee shall be permitted, and Lessee shall also be permitted to heat foods in a microwave oven for use by Lessee or its employees; provided, however, that the power required shall not exceed that amount which can be provided by a 30-amp circuit. No Lessee shall cause or permit any food, unusual or objectionable odors or smells to be produced or to permeate the Premises or common areas of the Building.
     6. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises for general office purposes. No Lessee shall occupy or permit any portion of the Premises to be occupied as an office for any persons other than those persons employed by Lessee and conducting the business of Lessee for which this Premises was originally rented without the prior written consent of Lessor. No Lessee shall sell or permit retail sales of any goods or merchandise in or on its Premises. No Lessee shall engage or pay any employees on its Premises except those actually working for such Lessee on its Premises, nor shall any Lessee, without Lessor’s prior written consent, use the Premises address in any advertisements for laborers working at a location other than the Premises. No Premises shall be used for lodging or sleeping or for any immoral or illegal purposes.
     7. No Lessee shall make, or permit to be made, any noises which disturb other occupants of the Building, or Continental Park, whether by the use of any musical instrument, radio, television, phonograph, screening room, loud, unusual or disruptive noise, or in any other way. No Lessee shall use, keep or permit to be used any foul or noxious gas or substance in, on or about the Premises.
     8. Lessee shall not at any time bring or keep, and Lessee shall not permit Lessee’s Employees to at any time bring or keep, within the Premises or the Building, any flammable, combustible or explosive fluid, chemical substance or material. Electric spaceheaters shall not be used at any time by Lessee or Lessee’s Employees.
     9. No new or additional locks or bolts of any kind shall be placed upon any of the doors by Lessee, nor shall any changes be made in existing locks or the mechanism thereof without the prior written consent of Lessor. If Lessor consents in writing to such a lock change, Lessee must furnish Lessor with a key. Lessee must, upon the termination of its tenancy, give, return and restore to Lessor all keys of stores, offices, vaults and toilet rooms, either furnished to, or otherwise procured by Lessee, and in the event at any time of any loss of keys so furnished, Lessee shall pay to Lessor the cost of replacing the same or of changing the lock or locks opened by such lost key if Lessor shall deem it necessary to make such changes.
     10. Furniture, freight, packages, equipment, safes, bulky matter or supplies of any description shall be moved in or out of the Building, only after Lessor has been furnished with prior notice and approved thereof in writing and only during such hours and in such manner as may be prescribed by the Lessor from time to time. The scheduling and manner of all Lessee move-ins and move-outs shall be subject to the discretion and approval of Lessor, and said move-ins and move-outs shall only take place after 7:00 p.m. on weekdays, on weekends, or at such other times as Lessor may designate. Lessor shall have the right to approve or disapprove the movers or moving company employed by Lessee, and Lessee shall cause said movers to use only the loading facilities and elevators designated by Lessor. In the event Lessee’s movers damage the elevator or any other part of the Property, Lessee shall immediately pay to Lessor the amount required to repair said damage. The moving of safes or other fixtures or bulky or heavy matter of any kind must be done under the Lessor’s supervision, and the person employed by any Lessee for such work must be

Lessee’s initials:
Reviewed:	EXHIBIT E
Lessor’s initials:

acceptable to Lessor, but such persons shall not be deemed to be agents or servants of the Lessor, and Lessee shall be responsible for all acts of such persons. The Lessor reserves the right to inspect all safes, freight or other bulky or heavy articles to be brought into the Building and to exclude from the Building all safes, freight or other bulky or heavy articles which violate any of these Rules or this Lease of which these Rules are a part. The Lessor reserves the right to determine the location and position of all safes, freight, furniture or bulky or heavy matter brought onto the Premises, and Lessor shall have the right to require that same be placed upon supports approved in writing by Lessor to distribute the weight.
     11. Furniture shall be placed in front of the Building, or in any lobby or corridor or balcony, without the prior written consent of Lessor. Lessor shall have the right to remove all non-permitted furniture, without notice to Lessee, and at the expense of Lessee.
     12. Lessor reserves the right to disapprove any vendor, including but not limited to, those which provide the following services or products: water, ice, towel, janitorial, maintenance, delivery, courier, private postal, or other like services. No Lessee shall obtain or purchase food or beverages on the Property from any vendor or supplier except at hours and under regulations established by Lessor.
     13. Lessor shall have the right to prohibit any advertising by any Lessee which, in Lessor’s opinion, tends to impair the reputation of the Building or its desirability as an office building and, upon written notice from Lessor, Lessee shall immediately refrain from or discontinue such advertising.
     14. Lessor reserves the right to exclude from the Building between the hours of 6:30 p.m. and 7:30 a.m., Monday through Friday, and at all hours on Saturday, Sunday and state and/or Federal holidays, all persons who are not authorized by Lessee. Such authorization shall be in accordance with procedures established by Lessor in its sole and absolute discretion. Each Lessee shall be responsible for all persons whom it causes to be present in the Building and shall be liable to Lessor for all acts of such persons. In the case of invasion, riot, public excitement, Act of God, or other circumstance rendering such action advisable in Lessor’s opinion, Lessor reserves the right to prevent access of all persons, including Lessee, to the Building during the continuance of the same by such actions as Lessor may deem appropriate, including the closing and locking of doors.
     15. All of Lessee’s Employees, while in the Building and outside of the Premises, shall be subject to and under the control and direction of Lessor (but shall not be deemed to be an agent or servant of Lessor), and Lessee shall be responsible for all acts of such Lessee’s Employees.
     16. All doors opening onto public corridors shall be kept closed, except when in use for ingress and egress. All doors leading to equipment and utility rooms shall be kept closed.
     17. Canvassing, soliciting and peddling in the Building are prohibited and each Lessee shall cooperate to prevent the same.
     18. All office equipment of any electrical nature (other than that office equipment which is typically used in normal office uses and which does not cause excessive vibration noise or annoyance) shall be placed by Lessee in the Premises in settings and locations approved in writing by Lessor, to absorb or prevent any vibration, noise or annoyance.
     19. No air conditioning unit or other similar apparatus shall be installed or used by Lessee without the prior written consent of Lessor.
     20. Lessee shall faithfully observe and comply with the terms of any and all covenants, conditions and restrictions recorded against the Property.
     21. Restrooms and other water fixtures shall not be used for any purpose other than that which the same are intended, and any damage resulting to the same from misuse on the part of Lessee shall be paid for by Lessee. Each Lessee shall be responsible for causing all water faucets, water apparatus and utilities to be shut off before such Lessee leaves the Premises each day, and Lessee shall be liable for any waste or damage sustained by other tenants or occupants of the Building or Lessor as a result of Lessee’s failure to perform said duty.
     22. The Building is equipped with an electronic access control device. Lessee shall give Lessor the sum of ten dollars ($10.00) for each identification key or card issued to Lessee as a deposit against the return of the identification key or card to Lessor.
     23. The terms used in this Exhibit “E” shall have the same meanings as defined in the respective Lease for each Lessee, unless a contrary meaning is expressly set forth herein. For all purposes of this Exhibit “E,” (i) the term “Lessee” shall be defined as the respective tenant under each Lease to which this Exhibit “E” is attached and to all other tenants of the Property and shall include and encompass each of those tenants’ employees, agents, contractors, licensees and invitees, and (ii) the term “Premises” shall be defined as the respective Premises leased under each Lease to which this Exhibit “E” is attached and to the Premises of all other tenants of the Building.
     24. No distress sale, fire sale, bankruptcy sale, liquidation, relocation sale, closing sale, going-out-of business sale, auction, sheriff’s sale, receiver’s sale, or any other sale that, in Lessor’s opinion, adversely affects the reputation of the Building or suggests that the business operations are to be discontinued in the Premises shall be advertised or conducted in or about the Premises.

PARKING FACILITIES
     So long as the Lease pertaining to the Premises remains in effect, Lessee is not in default thereunder and except as otherwise set forth in the Lease (including without limitation, Section 1(p) of the Lease), Lessee shall, during the term of the Lease, (a) grant Lessee monthly parking privileges for Lessee, for Lessee’s employees, and for any additional persons agreed to by Lessor, for that number of automobiles in the aggregate set forth in Section 1.1 [Monthly Parking Permit Charges] at the monthly rates or charges from time to time established by Lessor in its sole discretion, and (b) park said automobiles in the Parking Facilities. Lessor may, in its sole discretion, modify said rates or charges from time to time during the term of the Lease. In each case, Lessee shall enter into parking licenses or lease agreements or other arrangements then in use by Lessor (or Lessor’s operator) with respect to such monthly parking. Lessor may, from time to time during the term of the Lease, relocate any or all of Lessee’s reserved parking spaces from one location to another within the Parking Facilities as Lessor may elect in its sole discretion. Lessee understands that as a condition to its obtaining the parking privileges provided by the Lease, Lessee shall not charge any other person or company for parking.
     A condition of any parking shall be compliance by all parkers with parking rules and regulations and all modifications and additions thereto from time to time established by Lessor (or Lessor’s operator) in their sole discretion, including any sticker or other identification system established by Lessor (or Lessor’s operator). Lessor (and Lessor’s operator) shall not be responsible to Lessee for the non-performance of any of said rules and regulations by any other parker. The rules and regulations for the Parking Facilities are as follows:
RULES AND REGULATIONS
     1. Parking hours are currently established from 7:30 a.m. to 6:30 p.m., Monday through Friday. Lessee shall have parking privileges during any other times or on Saturdays, Sundays, or state and/or Federal holidays, but Lessor shall not have the obligation to enforce reserved permits or the number of permits allocated to Lessee hereunder. Lessor retains the right to change these hours or the manner of operation of the Parking Facility in the exercise of its reasonable discretion. Overnight parking is at the vehicle owner’s risk. Lessee must provide Lessor with written notification of any of its vehicles parked in the space for more than twenty-four (24) continuous hours. Lessee shall provide Lessor with the make, model, color, license plate number, parking permit number, and shall indicate the date the vehicle will be parked overnight in the parking facilities. Long-term vehicle storage is prohibited. No vehicle may be parked in any stall for more than forty-eight (48) continuous hours.
     2. Automobiles must be parked entirely within the stall lines on the pavement.
     3. All directional signs and arrows must be observed.
     4. The speed limit shall be 5 miles per hour.
     5. Parking in areas not striped for parking is prohibited.
     6. Parking stickers or any other device or form of identification supplied by Lessor (or its operator) shall remain the property of Lessor (or its operator). Such parking identification device must be displayed as required and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Parking identification devices are not transferable or assignable and any parking identification device in the possession of any unauthorized holder will be void. There will be a deposit of $10.00 required for each parking card and a replacement charge to Lessee or person designated by Lessee of $10.00 for loss of any parking card, which amounts can be adjusted from time to time by Lessor at its discretion.
     7. The monthly rate for parking is payable one (1) month in advance and must be paid on or before the first day of each calendar month during the entire term of the Lease. Failure to do so will automatically cancel all parking privileges and a charge at the prevailing daily rate will be due. No deductions or allowances from the monthly rate will be made for the days a parker does not use the Parking Facilities.
     8. Lessor (and its operator) may refuse to permit any person who violates the within rules to park in the parking area, and any violation of the rules shall subject the automobile to removal from the parking area at the parker’s expense. In either of said events, Lessor (or its operator) shall refund a pro rata portion of the current monthly parking rate, and Lessee shall immediately return to Lessor the parking card, sticker and any other form of identification supplied by Lessor (or its operator).
     9. Parking area managers or attendants are not authorized to make or allow any exceptions to these rules and regulations.
     10. Every parker is required to park and lock his/her own automobile. All responsibility for any loss or damage to automobiles or any personal property therein is assumed by the parker.
     11. Loss or theft of parking identification devices from automobiles must be reported to the parking area manager immediately, and a lost or stolen report must be filed by the parker at that time.
     12. The Parking Facilities are for the sole purpose of parking one (1) automobile per permit, unless otherwise permitted or changed by Lessor. Washing, waxing, cleaning or servicing of any vehicle by the parker of his/her agents is prohibited, except by persons expressly authorized in writing to do so, in advance, by Lessor.

Lessee’s initials:
Reviewed:	EXHIBIT F
Lessor’s initials:

     13. Lessor (and its operator) reserves the right to refuse the issuance of monthly stickers or other parking identification devices to any Lessee and/or its employees who refuse to comply with the above Rules and Regulations and all posted and unposted city, state or federal ordinances, laws or agreements.
     14. Any vehicle parked improperly may be towed away. Lessor may place a “boot” on any vehicle improperly parked, and may levy a charge to remove the “boot.” Lessee shall indemnify, hold and save harmless Lessor of any liability arising from the towing or booting of any vehicles belonging to Lessee or to Lessee’s Employees.
     15. No vehicle shall be parked as a “billboard” vehicle in the Parking Facilities.
     16. Lessee agrees to acquaint all employees with these Rules and Regulations.

ESTOPPEL CERTIFICATE

Loan No.

Date:

Lender’s name and address:

RE:	Lease Agreement dated (the “Lease”) for (the “Property”)
Ladies and Gentlemen:
     The undersigned is Lessee under the Lease. Lessee certifies to                                          and its successors, transferees and assigns (collectively, “Lender”) and acknowledges and agrees that:
1.	The following information concerning the Lease is true and correct:

Lessor: (“Lessor”)

Lessee: (“Lessee”)

Premises: Suite (“Premises”) containing rentable square feet

Amendments, Modifications, Assignments or Assumptions:

Commencement Date:

Expiration Date of Term:

Present Base Rent under the Lease: $ per month

Renewal Option:

Amount of Security Deposit: None

2.	The Lease contains the entire agreement between Lessor and Lessee with respect to the subject matter thereof, has not been modified or amended except as indicated above, no options to purchase or rights of first refusal are contained therein, except as otherwise indicated in the lease, and there are no other agreements between them, oral or written, regarding the Premises or the Property.

3.	The Lease (modified as indicated above) is presently in full force and effect in accordance with its terms and Lessee has accepted the Premises.

4.	All rent and additional rent payable under the Lease as of the date of this letter has been paid in full and no rent or additional rent to become payable under the Lease has been paid more than 30 days in advance.

5.	To the best of Lessee’s knowledge as of the date hereof, no party to the Lease is in default thereunder, and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default thereunder.

6.	To the best of Lessee’s knowledge as of the date hereof, Lessee has no counterclaims, defenses or offsets to its obligations under the Lease or to the enforcement of any of the landlord’s rights thereunder.

7.	Lessor has completed all alterations, additions, painting and refurbishing to the Premises and the Property required to be performed by Lessor, and there are no rent concessions, rebates, free rents or similar inducements except as set forth in the Lease.

Lessee acknowledges that Lender has requested this letter in connection with a proposed financing of the Premises, and that Lender may rely on the information set forth in this letter.

LESSEE:

By:

Name:

Title:

Dated:

Lessee’s initials:
Reviewed:	EXHIBIT G
Lessor’s initials:

RIDER NO. ONE
OPTION TO EXTEND TERM
     THIS RIDER FOR OPTION TO EXTEND TERM (“Rider”) is attached and made a part of that certain Lease between Continental 2361/2381 LLC, a California limited liability company (“Lessor”), and Peerless Systems Corporation, a Delaware corporation (“Lessee”), which Lease is dated August 14, 2006 (“Lease”). Lessor and Lessee hereby agree that the following shall be included as part of said Lease:
     1. Grant of Option. Lessee is hereby granted two (2) options (each option sometimes called a “Renewal Option”) to extend the Term of the Lease upon all of the provisions contained in the Lease, except for Base Rental and for this Extended Term Rider, for a period of five (5) years (collectively the “First Option Term” and the “Second Option Term”). Such options shall be exercised, if at all, by Lessee delivering written notice to Lessor of such exercise of such options (“Option Notices”) at least six (6) months before the expiration of the initial term, for the First Option Term, and at least six (6) months before the expiration of the First Option Term, for the Second Option Term. Reference to the “Term” of the Lease as used in the Lease shall include the Option Term(s) in the event a/both Renewal Option(s) is/are exercised in accordance herewith. Lessee shall have no other right to extend the term except as set forth in this section.
     2. Base Rental During Option Term. In the event Lessee exercises its option(s) to extend the Term of the Lease, as permitted herein, then the Base Rental for the Option Term(s) shall be at the then Fair Market Rental Rate (as hereinafter defined) as of the commencement of the applicable First Option Term or Second Option Term.
     3. Fair Market Rental Rate. For the purposes of this Rider No. One, the term “Fair Market Rental Rate” shall mean the annual amount per rentable square foot that Lessor has accepted in current transactions between non-affiliated parties from new, non-expansion (unless the expansion is pursuant to a comparable definition of Fair Market Rental Rate), non renewal (unless the renewal is pursuant to a comparable definition of Fair Market Rental Rate) and non equity Lessees of comparable credit-worthiness, for comparable space (size and height), for a comparable use for a comparable period of time (“Comparable Transactions”) in the Building and/or the Property, or to the extent there are not a sufficient number of Comparable Transactions in the Building and/or the Property, then Comparable Transactions will also include what a comparable Lessor of a Comparable Building with comparable vacancy factors would accept in Comparable Transactions. “Comparable Buildings” shall be buildings of comparable size and vintage and construction located in the vicinity of the Building. In any determination of Comparable Transactions appropriate consideration shall be given to the annual rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, the type of escalation clause (e.g., whether increases in additional rent are determined on a net or gross basis, and if gross, whether such increases are determined according to a base year or a base dollar amount expense stop), the extent of Lessee’s liability under the Lease, parking rights and obligations, signage rights, abatement provisions reflecting free rent and/or no rent during the period of construction or subsequent to the commencement date as to the space in question, brokerage commissions, if any, which would be payable by Lessor in similar transactions, length of the lease term, size and location of premises being leased, building standard work letter and/or Lessee improvement allowances, if any, the condition of the base building and the Lessor’s responsibility with respect thereto, the value, if any, of the existing Lessee improvements (with such value being judged with respect to the utility of such existing Lessee improvements to the general business office user and not this particular Lessee) and other generally applicable conditions of tenancy for such Comparable Transactions. The intent is that Lessee will obtain the same rent and other economic benefits that Lessor would otherwise give in Comparable Transactions and that Lessor will make, and receive the same economic payments and concessions that Lessor would otherwise make, and receive in Comparable Transactions.
     Lessor shall determine the Fair Market Rental Rate by using its good faith judgment. Lessor shall provide written notice of such amount within fifteen (15) days (but in no event later than twenty (20) days) after Lessee provides the notice to Lessor exercising Lessee’s option rights which require a calculation of the Fair Market Rental Rate. Lessee shall have thirty (30) days (“Lessee’s Review Period”) after receipt of Lessor’s notice of the new rental within which to accept such rental in writing. In the event Lessee fails to accept the new rental proposed by Lessor, Lessor and Lessee shall attempt to agree upon such Fair Market Rental Rate, using their best good faith efforts. If Lessor and Lessee fail to reach agreement within fifteen (15) days following Lessee’s Review Period (“Outside Agreement Date”), then each party shall place in a separate sealed envelope their final proposal as to Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with subsections (a) through (e) below. Failure of Lessee to so elect in writing within Lessee’s Review Period shall conclusively be deemed its disapproval of the Fair Market Rental Rate determined by Lessor.
     In the event that Lessor fails to timely generate the initial written notice of Lessor’s opinion of the Fair Market Rental Rate which triggers the negotiation period of this Section, then Lessee may commence such negotiations by providing the initial notice, in which event Lessor shall have fifteen (15) days (“Lessor’s Review Period”) after receipt of Lessee’s notice of the new rental within which to accept such rental. In the event Lessor fails to accept in writing such rental proposed by Lessee, then such proposal shall be deemed rejected, and Lessor and Lessee shall attempt in good faith to agree upon such Fair Market Rental Rate, using their best good faith efforts. If Lessor and Lessee fail to reach agreement within fifteen (15) days following Lessor’s Review Period (which shall be, in such event, the “Outside Agreement Date” in lieu of the above definition of such date), then each party shall place in a separate sealed envelope their final proposal as to Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with subsections (a) through (e) below.

Lessee’s initials:
Reviewed:	OPEN TO EXTEND TERM
Lessor’s initials:

     (a) Lessor and Lessee shall meet with each other within five (5) business days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other’s presence. If Lessor and Lessee do not mutually agree upon the Fair Market Rental Rate within one (1) business day of the exchange and opening of envelopes, then, within ten (10) business days of the exchange and opening of envelopes Lessor and Lessee shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate lawyer or broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of comparable commercial properties in the vicinity of the Building. Neither Lessor nor Lessee shall consult with such broker or lawyer directly or indirectly as to his or her opinion as to Fair Market Rental Rate prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Lessor’s or Lessee’s submitted Fair Market Rental Rate for the Premises is the closer to the actual Fair Market Rental Rate for the Premises as determined by the arbitrator, taking into account the requirements of this Section. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary. In addition, Lessor or Lessee may submit to the arbitrator with a copy to the other party within five (5) business days after the appointment of the arbitrator any market data and additional information that such party deems relevant to the determination of Fair Market Rental Rate (“FMRR Data”) and the other party may submit a reply in writing within five (5) business days after receipt of such FMRR Data.
     (b) The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Lessor’s or Lessee’s submitted Fair Market Rental Rate, and shall notify Lessor and Lessee of such determination.
     (c) The decision of the arbitrator shall be binding upon Lessor and Lessee, except as provided below.
     (d) If Lessor and Lessee fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of the Superior Court, or, if he or she refuses to act, by any judge having jurisdiction over the parties.
     (e) The cost of arbitration shall be paid by Lessor and Lessee equally.
     4. Payment of Base Rental. During the period of time the parties are determining the Fair Market Rental Rate of the Premises, if such period extends beyond the scheduled expiration of the Initial Term, Lessee shall pay Lessor, as Base Rental, the amount which would be payable under Section 22.1 of the Lease if Lessee had held over possession of the Premises with Lessor’s consent, but had not exercised the Renewal Option(s). If the monthly Base Rental for the first year of the Option Term(s), as determined herein, is different than the amount paid by Lessee as Base Rental during the period of time following the end of the Initial Term of the Lease, for the First Option term, or the end of the First Option Term, for the Second Option Term, then an adjustment shall be made effective as of the commencement of the Option Term(s), and one party shall pay the other party, within twenty (20) days following the determination of the Base Rental for the first year of the Option Term(s), an amount sufficient to reconcile the amount so paid by Lessee as Base Rental as compared with the actual amount of Base Rental due.
     5. Option Personal. The options granted to Lessee herein are not personal to Lessee and may be exercised by any assignee of the Lease permitted under the terms of the Lease or by any subtenant to which this right is specifically granted.
     6. Effect Of Default On Option. Lessee shall have no right to exercise the Renewal Option(s) during the times an Event of Default shall have occurred.
     7. Option Revoked Through Lease Amendment. In the event the parties should execute an amendment to the lease that would extend or reduce, in any manner whatsoever, the lease term, then the grant to Lessee of this “Option to Extend” shall automatically be revoked and null and void, with no further notice to Lessee, unless agreed by the parties to the contrary in an amendment to be executed by the parties (which documents must set forth, in detail, the terms and conditions upon which Lessor grants Lessee rights to extend the lease).
     8. Miscellaneous. In addition to any other provision of the Lease and this Rider, Lessor and Lessee shall execute and deliver appropriate documentation to evidence any renewal of the Lease and the terms and conditions of the Lease during the Option Term(s). All terms used in this rider shall have the same meanings as used in the Lease. In the event of a conflict between the provisions of the Lease and those of this Rider, the terms of this Rider shall control. Except as hereinabove provided, said Lease shall remain in full force and effect.